As filed with the Securities and Exchange Commission on November 24, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________

FLUOROPHARMA MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	2835	20-8325616
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

8 Hillside Avenue, Suite 108
Montclair, NJ 07042
(973) 744-1565
(Address and telephone number of principal executive offices)

Thomas H. Tulip, Ph.D.
President
8 Hillside Avenue, Suite 108
Montclair, NJ 07042
(973) 744-1565
(Name, address and telephone number of agent for service)

Copies to:
David J. Levine, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4923
(212) 898-1184 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐	Large accelerated filer	☐	Accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)	☒	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount To be Registered (1)	Proposed Maximum Aggregate Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	12,321,167	$0.25	$3,080,292	$310.19

(1)  Represents outstanding shares of common stock of FluoroPharma Medical, Inc. offered by the selling stockholders, including shares of common stock underlying convertible notes and warrants.  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of shares as may become necessary to adjust the number of shares issued by the Registrant to the selling stockholders resulting from stock splits, stock dividends or similar transactions involving our common stock

(2)  Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices of the Registrant’s common stock reported by the Over the Counter Bulletin Board on November 20, 2015.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities publicly until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, NOVEMBER 24, 2015

FLUOROPHARMA MEDICAL, INC.

12,321,167 shares of Common Stock
______________________

This prospectus relates to the resale, from time to time, of up to 12,321,167 shares of our common stock, par value $.001 per share, being offered by the selling stockholders identified in this prospectus.  The shares of common stock offered under this prospectus include:

•	7,942,872 shares issuable upon conversion of outstanding convertible promissory notes (the “Convertible Notes”); and

•	4,378,295 shares issuable upon exercise of outstanding warrants (the “Warrants”).

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.  To the extent Warrants are exercised for cash, if at all, we will receive the exercise price for the Warrants.  The selling stockholders may sell the shares as set forth herein under “Plan of Distribution.”

Our common stock is traded on the OTC.QB under the ticker symbol “FPMI”.   The last reported sales price was $0.21 on November 23, 2015.

We will pay the expenses of registering the shares offered by this prospectus.

_____________________

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 2 of this prospectus before purchasing any of the shares offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

____________________

The date of this prospectus is            , 2015

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled “Risk Factors” before deciding to invest in our common stock. References in this prospectus to “FluoroPharma,” “we,” “us” or “our” refer to FluoroPharma Medical, Inc. and our wholly-owned subsidiary, FluoroPharma, Inc., unless the context otherwise requires.

Overview

FluoroPharma Medical, Inc. ("we", the "Company" or the "Registrant") is a biopharmaceutical company specializing in discovering, developing and commercializing molecular imaging pharmaceuticals with initial applications in the area of cardiology. Molecular imaging pharmaceuticals are radiopharmaceuticals that enable early detection of disease through the visualization of subtle changes in biochemical and biological processes.  Our initial focus has been on the development of novel cardiovascular imaging agents that can more efficiently and effectively detect and assess acute and chronic forms of coronary artery disease, or CAD.  We currently have two clinical-stage molecular imaging pharmaceutical product candidates: 18-F TPP (BFPET) and 18-F FCPHA (CardioPET).

Corporate History

FluoroPharma Medical, Inc. (f/k/a Commercial E-Waste Management Inc.) was organized in January 2007 under the laws of the State of Nevada to serve as an electronics waste management solution provider, specializing in the collection, retirement, storage and remarketing of excess, damaged or obsolete electronic assets. FluoroPharma Inc. was organized in June 2003 under the laws of the State of Delaware to engage in the discovery, development and commercialization of proprietary products for the positron emission tomography (PET) market.  Pursuant to an Agreement and Plan of Merger by and among FluoroPharma Medical, Inc., FluoroPharma, Inc., and FPI Merger Corporation., a wholly owned Delaware subsidiary of FluoroPharma Medical, Inc. (“MergerCo”), on May 16, 2011, MergerCo merged with and into FluoroPharma Inc., and FluoroPharma Inc., as the surviving corporation, became a wholly owned subsidiary of FluoroPharma Medical, Inc. (the “Merger”)  Since the Merger, we have conducted our business through our wholly-owned subsidiary.

2015 Private Placement of Convertible Notes and Warrants (the “2015 Placement”)

On May 28, 2015, we entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with certain accredited investors identified therein for the issuance and sale in a private placement of an aggregate principal amount of up to $3,000,000 of Convertible Notes, convertible into shares of common stock at a conversion price per share of $0.35 (the “Conversion Price”).  In addition, pursuant to the Purchase Agreement, we issued Warrants at an initial exercise price per share of $0.50 to purchase a number of shares of common stock (the “Warrant Shares”) equal to fifty percent of the number of shares of common stock such investor would receive upon full conversion of the Convertible Notes (the “Conversion Shares”).

The Convertible Notes mature one year from the date of issuance and bear interest at the rate of 8% per annum payable upon the earlier of (i) exchange or conversion of the Convertible Notes in accordance with the terms thereof and (ii) the maturity date. Interest is payable in cash or in additional shares of common stock (the “Interest Shares”) at the sole option of the investor. In the event that interest under the Convertible Notes is paid with Interest Shares, the number of Interest Shares to be issued shall be based on the average of the three lowest volume weighted average prices of the common stock for the ten trading days immediately preceding the date such interest payment is due.

All principal and accrued interest under the Convertible Notes (the “Outstanding Balance”) will, at the sole option of the investor (i) convert into our next equity or equity-linked financing in which we raise gross proceeds of at least $3,600,000 (the “Subsequent Financing”), into such securities, including warrants, as are issued in the Subsequent Financing, the amount of which shall be determined in accordance with the following formula: (the Outstanding Balance as of the closing of the Subsequent Financing) x (1.25) / (the per security price of the securities sold in the Subsequent Financing), or (ii) convert into a new financing in which we shall issue to the investor one share of common stock and one-half of one warrant at a purchase price no greater than $0.35 per share. For the purpose of calculating the formula in subclause (i) of the preceding sentence, the per security price of the securities sold in the Subsequent Financing shall not exceed $0.35.

The investor shall have the right, at its option at any time, to convert the principal amount of the Convertible Notes plus any accrued interest into shares of common stock as is obtained by multiplying (i) Outstanding Balance to be converted by (ii) the Conversion Price; provided, however, if an event of default has occurred and is continuing, the Conversion Price shall be adjusted to $0.15 per share. The Convertible Notes are subject to customary adjustments for issuances of shares of common stock as a dividend or distribution on shares of the common stock, or mergers or reorganizations, as well as “full-ratchet” anti-dilution adjustments for future issuances of other company securities (subject to certain standard carve-outs).

The Convertible Notes contain the following event of default provisions:

•	the failure to pay principal within ten days after such amounts are due;

•
we breach any material covenant or other term or condition of the Convertible Notes, the Purchase Agreement or other transaction document, except for a breach of payment, in any material respect and such breach, if subject to cure, continues for a period of twenty days after written notice to us from the investor;

•
we are advised by written notice from the investor that a material representation or warranty made in the Convertible Notes or Purchase Agreement was false or misleading in any material respect; any dissolution, liquidation or winding up by us or a subsidiary of a substantial portion of their business;

•
any cessation of operations by us or a subsidiary; the failure by us or any subsidiary to maintain any material intellectual property rights, personal, real property, equipment, leases or other assets which are necessary to conduct our business (whether now or in the future) and such breach is not cured with thirty days after written notice to such effect;

•
any money judgment shall be entered or made in a non-appealable adjudication against us or any subsidiary or any of our properties or other assets for more than $250,000 in excess of our insurance coverage, unless stayed vacated or satisfied within 60 days; or

•
we file any petition or action for relief under any bankruptcy or make any assignment for the benefit of creditors or an involuntary petition is filed against us under any bankruptcy statute now or hereafter in effect, and such petition is not dismissed or discharged within 60 days.

So long as at least fifty percent of the principal amount of the Convertible Notes issued pursuant to the Purchase Agreement remain outstanding, we shall not, without the consent of the investors of at least a majority of the principal amount of the Convertible Notes outstanding at the time, in which the holders of the Convertible Notes vote separately as a class: (i) make any new loans or advances in excess of $100,000 to any person or entity; (ii) guarantee any indebtedness of any person or entity other than us or our wholly-owned subsidiaries; (iii) make any investment in securities other than wholly-owned subsidiaries; (iv) incur any aggregate incremental indebtedness in excess of $250,000 that is not already included in a budget approved by our Board; (v) change our principal business, enter into new lines of business, or exit our current line of business; (vi) sell, assign, license, pledge or encumber material technology or intellectual property, except in the ordinary course of business and consistent with past practice; (vii) enter into any corporate strategic relationships involving the payment, contribution or assignment by us or to us of assets greater than $250,000; (viii) decide to liquidate, dissolve, wind up, merge or consolidate; or (ix) sell, lease, transfer, license or dispose of all or substantially all of our assets.

The Warrants expire five years following the date of the final closing under the Purchase Agreement and may be exercised on a cashless basis commencing six months from the issuance thereof if there is not an effective registration statement under the the Securities Act of 1933, as amended (the “Securities Act”), providing for the resale of the Warrant Shares. The exercise price of the Warrants is subject to customary adjustments for issuances of shares of common stock as a dividend or distribution on shares of the common stock, or mergers or reorganizations, as well as “full-ratchet” anti-dilution adjustments for future issuances of other company securities (subject to certain standard carve-outs).

We entered into a registration rights agreement with the investors, in which we agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission to register for resale the Conversion Shares and the Warrant Shares within 90 calendar days of the final closing date of the 2015 Placement (the “Filing Date”), and to have the Registration Statement declared effective within 120 calendar days after the Filing Date.

The Offering

Common stock offered by the selling stockholders................................................................	12,321,167 shares

Common stock outstanding........................................................................................................	32,041,360 shares (1)

Common stock outstanding after the offering (assuming conversion in full of the Convertible Notes and exercise in full of the Warrants).............................................	44,362,527 shares

Use of proceeds……....................................................................................................................
We will not receive any proceeds from the sale of the shares by the selling stockholders.  However, to the extent that the Warrants are exercised for cash, we will receive proceeds from any exercise of the Warrants up to an aggregate of approximately $2.2 million. We intend to use any proceeds received from the exercise of the Warrants for working capital and other general corporate purposes.

Risk factors....................................................................................................................................
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 2 of this prospectus.

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(1) Based upon the total number of issued and outstanding shares as of November 16, 2015.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before making an investment decision. If any of the possible adverse events described below actually occurs, our business, results of operations or financial condition would likely suffer. In such an event, the market price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Finances, Capital Requirements and Other Financial Matters

We are an early stage company with a history of operating losses that are expected to continue and we are unable to predict the extent of future losses, whether we will generate significant revenues or whether we will achieve or sustain profitability.

We are a company in the early stage and our prospects must be considered in light of the uncertainties, risks, expenses and difficulties frequently encountered by companies in their early stages of operations. We have incurred net losses every year since our inception in 2003 and have generated no revenue from product sales or licenses to date. Our operations have been limited to organizing and staffing our company, acquiring, developing and securing the proprietary rights for, and undertaking pre-clinical development and clinical trials of our product candidates. As of September 30, 2015, we had an accumulated deficit of approximately $31.2 million. We expect to make substantial expenditures and incur increasing operating costs in the future and our accumulated deficit will increase significantly as we expand development and clinical trial activities for our product candidates. Our losses have had, and are expected to continue to have, an adverse impact on our working capital, total assets and stockholders’ equity. Because of the risks and uncertainties associated with product development, we are unable to predict the extent of any future losses, whether we will ever generate significant revenues or if we will ever achieve or sustain profitability.

We will need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, curtail or eliminate one or more of our research and development programs.

Our operations have consumed substantial amounts of cash since inception. At September 30, 2015, we had cash, cash equivalents and investments in trading securities of approximately $1,301,000, which we expect will be sufficient, together with the proceeds from our recent private placements, to fund our operations through February 2016. We will need to seek substantial additional financing to continue our activities beyond such date. We have no bank lines of credit or other arrangements or commitments for such financing and we may not be successful in our efforts to raise needed capital on acceptable terms, if at all. If we are unable to obtain sufficient funding, through a corporate collaboration, debt or equity financing or otherwise, we will be required to curtail or discontinue one or more of our product development programs.

We received a report from our independent registered public accounting firm with an explanatory paragraph for the year ended December 31, 2014 with respect to our ability to continue as a going concern, the existence of which may adversely affect our stock price and our ability to raise capital.  There is no assurance that we will not receive a similar report for our year ending December 31, 2015.

In their report dated March 31, 2015, our independent registered public accounting firm expressed substantial doubt about our ability to continue as a going concern.  We have incurred losses and negative cash flows from operations since inception, have an accumulated deficit as of December 31, 2014 and require additional financing to fund future operations. Our ability to continue as a going concern is subject to our ability to obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities.

Raising additional funds by issuing securities or through licensing or lending arrangements may cause dilution to our existing stockholders, restrict our operations or require us to relinquish proprietary rights.

To the extent that we raise additional capital by issuing equity securities, the share ownership of existing stockholders will be diluted. Any future debt financing may involve covenants that restrict our operations, including limitations on our ability to incur liens or additional debt, pay dividends, redeem our stock, make certain investments and engage in certain merger, consolidation or asset sale transactions, among other restrictions. In addition, if we raise additional funds through licensing arrangements, it may be necessary to relinquish potentially valuable rights to our product candidates, or grant licenses on terms that are not favorable to us.

If we fail to maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud.  Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our Common Stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud.  If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.  As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital.  We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

Risks Related to Our Business and Industry

Our product candidates are at an early stage of development and may not be successfully developed or commercialized.

Our product candidates are in the early stage of development and will require substantial further capital expenditures, development, testing, and regulatory clearances prior to commercialization. Of the large number of drugs in development, only a small percentage successfully complete the United States Food and Drug Administration, or FDA, regulatory approval process and are commercialized. Accordingly, even if we are able to obtain the requisite financing to fund our development programs, we cannot assure you that our product candidates will be successfully developed or commercialized. We are subject to the risk that some or all of our proposed products:

●	will be found to be ineffective or unsafe;

●	will not receive necessary regulatory clearances;

●	will be unable to get to market in a timely manner;

●	will not be capable of being produced in commercial quantities at reasonable costs;

●	will not be successfully marketed; or

●	will not be widely accepted by the medical community.

We may experience unanticipated problems relating to product development, testing, regulatory compliance, manufacturing, marketing and competition, and our costs and expenses could exceed current estimates.  We cannot predict whether we will successfully develop and commercialize any products.

If we fail to obtain U.S. regulatory approval of our current or future product candidates, we will be unable to commercialize these potential products in the United States.

The clinical development, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing and distribution of our product candidates are subject to extensive regulation by the FDA in the United States and by comparable health authorities in foreign markets. In the United States, we are not permitted to market our product candidates unless and until we receive FDA approval. The process of obtaining FDA approval is expensive, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. In addition to the significant clinical testing requirements, our ability to obtain marketing approval for these products depends on obtaining the final results of required non-clinical testing, including characterization of the manufactured components of our product candidates and validation of our manufacturing processes. With respect to foreign markets, approval procedures vary among countries and, in addition to the aforementioned risks, can involve additional product testing, administrative review periods and agreements with pricing authorities.  Approval of a product candidate in the U.S. or foreign markets may be delayed, limited or denied for many reasons, including, but not limited to:

●	disagreement with the design or implementation of our clinical trials;

●	disagreement with our interpretation of data from preclinical studies or clinical trials;

●	our failure to demonstrate to the satisfaction of the FDA or other regulatory agency that a product candidate is safe and effective for any indication;

●	the results of clinical trials may not meet the level of statistical significance required for approval;

●	our inability to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks; or

●	the manufacturing processes or facilities of third party manufacturers with which we or our collaborators contract for clinical and commercial supplies may not be acceptable.

Any delay in obtaining, or inability to obtain, applicable regulatory approvals would prevent us from commercializing our product candidates.

Any regulatory approvals that we or our partners receive for our product candidates may also be subject to limitations on the indicated uses for which the product candidate may be marketed or contain requirements for potentially costly post-marketing follow-up studies. The subsequent discovery of previously unknown problems with the product candidate, including adverse events of unanticipated severity or frequency, may result in restrictions on the marketing of the product candidate and withdrawal of the product candidate from the market.

U.S. manufacturing, labeling, storage and distribution activities also are subject to strict regulating and licensing by the FDA. Our failure, or the failure of any manufacturing facilities that supply our product candidates, to continue to meet regulatory standards or to remedy any deficiencies could result in corrective action by the FDA or these other authorities, including the interruption or prevention of marketing, closure of such facilities, and fines or penalties.

Regulatory authorities also will require post-marketing surveillance to monitor and report to the FDA potential adverse effects of our product candidates. If approved, any of our product candidates’ subsequent failure to comply with applicable regulatory requirements could, among other things, result in warning letters, fines, suspension or revocation of regulatory approvals, product recalls or seizures, operating restrictions, injunctions and criminal prosecutions.

Delays in the commencement of our clinical trials could result in increased costs and delay our ability to pursue regulatory approval.

The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

●	obtaining regulatory clearance to commence a clinical trial;

●	identifying, recruiting and training suitable clinical investigators;

●
reaching agreement on acceptable terms with prospective clinical research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation, may be subject to modification from time to time and may vary significantly among different CROs and trial sites;

●	obtaining sufficient quantities of a product candidate for use in clinical trials;

●	obtaining Investigator Review Board, or IRB, or ethics committee approval to conduct a clinical trial at a prospective site;

●	identifying, recruiting and enrolling patients to participate in a clinical trial; and

●	retaining patients who have initiated a clinical trial but may withdraw due to adverse events from the compounds, insufficient efficacy, fatigue with the clinical trial process or personal issues.

Any delays in the commencement of our clinical trials will delay our ability to pursue regulatory approval for our product candidates. In addition, many of the factors that cause, or lead to, a delay in the commencement of clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate.

Delays in clinical testing could result in increased costs to us and delay our ability to generate revenue.

Once a clinical trial has begun, patient recruitment and enrollment may be slower than we anticipate. Clinical trials may also be delayed as a result of ambiguous or negative interim results or difficulties in obtaining sufficient quantities of product manufactured in accordance with regulatory requirements. Further, a clinical trial may be modified, suspended or terminated by us, an IRB, an ethics committee or a data safety monitoring committee overseeing the clinical trial, any clinical trial site with respect to that site, or the FDA or other regulatory authorities due to a number of factors, including:

●	failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

●	inspection of the clinical trial operations or clinical trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

●	unforeseen safety issues or any determination that the clinical trial presents unacceptable health risks; and

●	lack of adequate funding to continue the clinical trial.

Changes in regulatory requirements and guidance also may occur and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for re-examination, which may impact the costs, timing and the likelihood of a successful completion of a clinical trial. If we experience delays in the completion of, or if we must terminate, any clinical trial of any product candidate, our ability to obtain regulatory approval for that product candidate will be delayed and the commercial prospects, if any, for the product candidate may suffer as a result. In addition, many of these factors may also ultimately lead to the denial of regulatory approval of a product candidate.

We rely on third parties to conduct our clinical trials. If these third parties do not meet our deadlines or otherwise conduct the trials as required, our clinical development programs could be delayed or unsuccessful and we may not be able to obtain regulatory approval for or commercialize our product candidates when expected or at all.

We do not have the ability to conduct all aspects of our preclinical testing or clinical trials ourselves and intend to continue to rely upon such CROs, as well as medical institutions, clinical investigators and consultants, to conduct our clinical trials in accordance with our clinical protocols. Our CROs, investigators and other third parties play a significant role in the conduct of these trials and the subsequent collection and analysis of data from the clinical trials. There is no guarantee that any CROs, investigators and other third parties upon which we rely for administration and conduct of our clinical trials will devote adequate time and resources to such trials or perform as contractually required. If any of these third parties fail to meet expected deadlines, fail to adhere to our clinical protocols or otherwise perform in a substandard manner, our clinical trials may be extended, delayed or terminated and may result in additional costs. If any of our clinical trial sites terminate for any reason, we may experience the loss of follow-up information on patients enrolled in our ongoing clinical trials unless we are able to transfer the care of those patients to another qualified clinical trial site. In addition, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, the integrity of the data generated at the applicable clinical trial site may be jeopardized.

If we are unable to establish sales and marketing capabilities or fail to enter into agreements with third parties to market, distribute and sell any products we may successfully develop, we may not be able to effectively market and sell any such products and generate product revenue.

We do not currently have the infrastructure for the sales, marketing and distribution of any of our product candidates, and must build this infrastructure or make arrangements with third parties to perform these functions in order to commercialize any products that we may successfully develop. The establishment and development of a sales force, either by us or jointly with a partner, or the establishment of a contract sales force to market any products we may develop, will be expensive and time-consuming and could delay any product launch. If we, or our partners, are unable to establish sales and marketing capability or any other non-technical capabilities necessary to commercialize any products we may successfully develop, we will need to contract with third parties to market and sell such products. We may not be able to establish arrangements with third-parties on acceptable terms, if at all.

We license patent rights from third party owners. If such owners do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects will be harmed.

We are party to a number of licenses that give us rights to third party intellectual property that is necessary or useful for our business. In particular, we have obtained the rights from Massachusetts General Hospital, for our composition of matter patents and some method of use patents. We may enter into additional licenses to third party intellectual property in the future. Our success will depend in part on the ability of our licensors to obtain, maintain and enforce patent protection for their intellectual property, in particular, those patents to which we have secured exclusive rights. Our licensors may not successfully prosecute the patent applications to which we are licensed. Even if patents issue with respect to these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would. In addition, our licensors may terminate their agreements with us in the event we breach the applicable license agreement and fail to cure the breach within a specified period of time. Without protection for the intellectual property we license, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive business position and harm our business prospects. Our proprietary rights may not adequately protect our intellectual property and product candidates and if we cannot obtain adequate protection of our intellectual property and product candidates, we may not be able to successfully market our product candidates.

Our commercial success will depend in part on obtaining and maintaining intellectual property protection for our technologies and product candidates. We will only be able to protect our technologies and product candidates from unauthorized use by third parties to the extent that valid and enforceable patents cover them, or that other market exclusionary rights apply.

The patent positions of life sciences companies, like ours, can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. Our issued patents may be subject to challenge and possibly invalidated by third parties. Changes in either the patent laws or in the interpretations of patent laws in the United States or other countries may diminish the market exclusionary ability of our intellectual property.

In addition, others may independently develop similar or alternative compounds and technologies that may be outside the scope of our intellectual property. Should third parties obtain patent rights to similar compounds or radiolabeling technology, this may have an adverse effect on our business.

To the extent that consultants or key employees apply technological information independently developed by them or by others to our product candidates, disputes may arise as to the proprietary rights of the information, which may not be resolved in our favor. Consultants and key employees that work with our confidential and proprietary technologies are required to assign all intellectual property rights in their discoveries to us. However, these consultants or key employees may terminate their relationship with us, and we cannot preclude them indefinitely from dealing with our competitors. If our trade secrets become known to competitors with greater experience and financial resources, the competitors may copy or use our trade secrets and other proprietary information in the advancement of their products, methods or technologies. If we were to prosecute a claim that a third party had illegally obtained and was using our trade secrets, it would be expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets than courts in the United States. Moreover, if our competitors independently develop equivalent knowledge, we would lack any contractual claim to this information, and our business could be harmed.

Our ability to commercialize our product candidates will depend on our ability to sell such products without infringing the patent or proprietary rights of third parties. If we are sued for infringing intellectual property rights of third parties, such litigation will be costly and time consuming and an unfavorable outcome would have a significant adverse effect on our business.

Our ability to commercialize any of our product candidates that we may successfully develop will depend on our ability to sell such products without infringing the patents or other proprietary rights of third parties. Third party intellectual property in the fields of cardiology, oncology, neurology, and radiopharmaceutical technologies are complicated, and third party intellectual property rights in these fields are continuously evolving. We have not performed searches for third party intellectual property rights that may raise freedom-to-operate issues, and we have not obtained legal opinions regarding commercialization of our product candidates. As such, there may be existing patents that may affect our ability to commercialize our product candidates.

In addition, because patent applications are published 18 months after their filing, and because applications can take several years to issue, there may be currently pending third party patent applications that are unknown to us, which may later result in issued patents. If a third party claims that we infringe on its patents or other proprietary rights, we could face a number of issues that could seriously harm our competitive position, including:

●
infringement claims that, with or without merit, can be costly and time consuming to litigate, can delay the regulatory approval process and can divert management’s attention from our core business strategy;

●	substantial damages for past infringement which we may have to pay if a court determines that our products or technologies infringe upon a competitor’s patent or other proprietary rights;

●	if a license is available from a holder, we may have to pay substantial royalties or grant cross licenses to our patents or other proprietary rights; and

●
redesigning our process so that it does not infringe the third party intellectual property, which may not be possible, or which may require substantial time and expense including delays in bringing our own products to market.

Such actions could harm our competitive position and our ability to generate revenue and could result in increased costs.

We may incur substantial product liability or indemnification claims relating to the clinical testing of our product candidates.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials, and claims could be brought against us if use or misuse of one of our product candidates causes, or merely appears to have caused, personal injury or death. While we have and intend to maintain product liability insurance relating to our clinical trials, our coverage may not be sufficient to cover claims that may be made against us and we may be unable to maintain such insurance. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources or destroy the prospects for commercialization of the product which is the subject of any such claim. We are unable to predict if we will be able to obtain or maintain product liability insurance for any products that that may be approved for marketing. Additionally, we have entered into various agreements where we indemnify third parties for certain claims relating to the testing and use of our product candidates. These indemnification obligations may require us to pay significant sums of money for claims that are covered by these indemnifications.

If any product candidates that we may successfully develop do not gain market acceptance among physicians, patients and the medical community, we will be unable to generate significant revenue, if any.

Even if our product candidates receive regulatory approval, they may not gain market acceptance among physicians, patients, healthcare payers and the medical community. Coverage and reimbursement of our product candidates by third party payers, including government payers, generally is also necessary for commercial success. The degree of market acceptance of any approved products will depend on a number of factors, including:

●	limited indications of regulatory approvals;

●	the establishment and demonstration in the medical community of the clinical efficacy and safety of our product candidates and their potential advantages over existing diagnostic compounds;

●	the prevalence and severity of any side effects;

●	our ability to offer our product candidates at an acceptable price;

●	the relative convenience and ease of administration of our products;

●	the strength of marketing and distribution support; and

●	sufficient third party coverage or reimbursement.

The failure of any of our product candidates to gain market acceptance could impair our ability to generate revenue, which could have a material adverse effect on our future business,

We have no manufacturing capabilities and rely on third parties to manufacture our preclinical and clinical supplies and expect to continue to rely on third parties to produce commercial supplies of any approved product candidate, which reliance could adversely impact our business.

We have no commercial manufacturing facility for our product candidates and no experience in manufacturing commercial quantities of our product candidates. As such, we are dependent on third parties to supply our product candidates according to our specifications, in sufficient quantities, on time, in compliance with appropriate regulatory standards and at competitive prices. We cannot be sure that we will be able to obtain an adequate supply of our product candidates on acceptable terms, or at all. If any third party becomes unable or unwilling to deliver sufficient quantities of our product candidates to us on a timely basis and in accordance with applicable specifications and other regulatory requirements, it would materially adversely affect clinical development and potential commercialization of the product.

Third party manufacturers are required to maintain compliance with cGMPs and will be subject to inspections by the FDA or comparable agencies in other jurisdictions to confirm such compliance. In the event that the FDA or such other agencies determine that our third party suppliers have not complied with cGMP, our clinical trials could be terminated or subjected to a clinical hold until such time as we are able to obtain appropriate replacement material.  Any delay, interruption or other issues that arise in the manufacture, packaging, or storage of our products as a result of a failure of the facilities or operations of our third party suppliers to pass any regulatory agency inspection could significantly impair our ability to develop and commercialize our products.

We do not expect to have the resources or capacity to commercially manufacture any of our proposed products, if approved, and will likely continue to be dependent upon third party manufacturers. Our dependence on third parties to manufacture and supply us with clinical trial materials and any approved products may adversely affect our ability to develop and commercialize our products on a timely basis or at all.

Our competitors may develop products that are less expensive, safer or more effective, which may diminish or eliminate the commercial success of any potential products that we may successfully develop and seek to commercialize.

If our competitors market products that are less expensive, safer or more effective than our future products developed from our product candidates, or that reach the market before our product candidates, we may not achieve commercial success. For example, if approved, 18-F TPP’s primary competition in the non-acute setting will be perfusion imaging agents such as sestamibi produced by Lanthaeus Medical, tetrophosmine produced by GE Healthcare, and generic thallium, the majority U.S. suppliers being Mallinckrodt and Lanthaeus Medical. The market may choose to continue utilizing the existing products for any number of reasons, including familiarity with or pricing of these existing products. The failure of BF-PET or any of our product candidates to compete with products marketed by our competitors would impair our ability to generate revenue, which would have a material adverse effect on our future business, financial condition and results of operations.

Our competitors may:

●	develop and market products that are less expensive or more effective than our future products;

●	commercialize competing products before we or our partners can launch any products developed from our product candidates;

●	operate larger research and development programs or have substantially greater financial resources than we do;

●	initiate or withstand substantial price competition more successfully than we can;

●	have greater success in recruiting skilled technical and scientific workers from the limited pool of available talent;

●	more effectively negotiate third party licenses and strategic relationships;

●	secure reimbursement faster; and

●	take advantage of acquisition or other opportunities more readily than we can.

We expect to compete for market share against large pharmaceutical and biotechnology companies, smaller companies that are collaborating with larger pharmaceutical companies, new companies, academic institutions, government agencies and other public and private research organizations.

In addition, the life sciences industry is characterized by rapid technological change. Because our research approach integrates many technologies, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Our competitors may render our technologies obsolete by advances in existing technological approaches or the development of new or different approaches, potentially eliminating the advantages in our product discovery process that we believe we derive from our research approach and proprietary technologies.

The use of hazardous materials in our operations may subject us to environmental claims or liabilities.

Our research and development activities involve the use of hazardous materials, including chemicals and biological and radioactive materials. Injury or contamination from these materials may occur and we could be held liable for any damages, which could exceed our available financial resources. This liability could materially adversely affect our business, financial condition and results of operations.

We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. We may be required to incur significant costs to comply with environmental laws and regulations in the future that could materially adversely affect our business, financial condition and results of operations.

If we fail to attract and retain senior management, consultants, advisors and scientific and technical personnel, our product development and commercialization efforts could be impaired.

Our performance is substantially dependent on the performance of our senior management and key scientific and technical personnel, particularly Dr. Thomas H. Tulip, our president and member of our board of directors, and Thijs Spoor, our chairman and chief executive officer. Although we have entered into an employment agreement with Mr. Tulip, there is no assurance that he will remain in our employ for the entire term of such employment agreement. We are currently in discussions regarding future compensation for Mr. Spoor. The loss of the services of any member of our senior management or our scientific or technical staff may significantly delay or prevent the development of our product candidates and other business objectives by diverting management’s attention to transition matters and identification of suitable replacements, if any, and could have a material adverse effect on our business, operating results and financial condition.

We also rely on consultants and advisors to assist us in formulating our research and development strategy. All of our consultants and advisors are either self-employed or employed by other organizations, and they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, that may affect their ability to contribute to us.

In addition, we believe that we will need to recruit additional executive management and scientific and technical personnel. There is currently intense competition for skilled executives and employees with relevant scientific and technical expertise, and this competition is likely to continue. The inability to attract and retain sufficient scientific, technical and managerial personnel could limit or delay our product development efforts, which would adversely affect the development of our product candidates and commercialization of our potential products and growth of our business.

Healthcare reform and restrictions on reimbursement may limit our financial returns.

Our ability or the ability of our collaborators to commercialize any of our product candidates that we successfully develop may depend, in part, on the extent to which government health administration authorities, private health insurers and other organizations will reimburse consumers for the cost of these products. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Each of our product candidates is intended to replace or alter existing therapies or procedures. These third party payers may conclude that our product candidates are less safe, effective or cost-effective than these existing therapies or procedures. If third party payers do not approve our product candidates for reimbursement or fail to reimburse for them adequately, sales will suffer as some physicians or their patients will opt for a competing product that is approved for reimbursement or is adequately reimbursed. Even if third party payers make reimbursement available, these payers’ reimbursement policies may adversely affect our ability and the ability of our potential collaborators to sell our potential products on a profitable basis.

If we or any of our independent contractors, consultants, collaborators, manufacturers, vendors or service providers fail to comply with healthcare laws and regulations, we or they could be subject to enforcement actions, which could result in penalties and affect our ability to develop, market and sell our product candidates and may harm our reputation.

We are subject to federal, state, and foreign healthcare laws and regulations pertaining to fraud and abuse and patients’ rights. These laws and regulations include:

•
the U.S. federal healthcare program anti-kickback law, which prohibits, among other things, persons and entities from soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual for a healthcare item or service, or the purchasing or ordering of an item or service, for which payment may be made under a federal healthcare program such as Medicare or Medicaid;

•
the U.S. federal false claims and civil monetary penalties laws, which prohibit, among other things, individuals or entities from knowingly presenting or causing to be presented, claims for payment by government funded programs such as Medicare or Medicaid that are false or fraudulent, and which may apply to us by virtue of statements and representations made to customers or third parties;

•	the U.S. federal Health Insurance Portability and Accountability Act, or HIPAA, which prohibits, among other things, executing a scheme to defraud healthcare programs;

•
HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, imposes requirements relating to the privacy, security, and transmission of individually identifiable health information, and requires notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information;

•
the federal Physician Payment Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies to report annually to the Centers for Medicare & Medicaid Services, or CMS, information related to payments and other transfers of value to physicians, other healthcare providers and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members, which is published in a searchable form on an annual basis; and

•
state laws comparable to each of the above federal laws, such as, for example, anti-kickback and false claims laws that may be broader in scope and also apply to commercial insurers and other non-federal payors, requirements for mandatory corporate regulatory compliance programs, and laws relating to patient data privacy and security.

If our operations are found to be in violation of any such health care laws and regulations, we may be subject to penalties, including administrative, civil and criminal penalties, monetary damages, disgorgement, imprisonment, the curtailment or restructuring of our operations, loss of eligibility to obtain approvals from the FDA, or exclusion from participation in government contracting, healthcare reimbursement or other government programs, including Medicare and Medicaid, any of which could adversely our financial results.  Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated.  Any action against us for an alleged or suspected violation could cause us to incur significant legal expenses and could divert our management’s attention from the operation of our business, even if our defense is successful.  In addition, achieving and sustaining compliance with applicable laws and regulations may be costly to us in terms of money, time and resources.

Risks Related to our Common Stock

Our stock price may be volatile.

The stock market, particularly in recent years, has experienced significant volatility particularly with respect to pharmaceutical, biotechnology and other life sciences company stocks. The volatility of pharmaceutical, biotechnology and other life sciences company stocks often does not relate to the operating performance of the companies represented by the stock. Factors that could cause this volatility in the market price of our Common Stock include:

●	results from and any delays in our clinical trials;

●	failure or delays in entering additional product candidates into clinical trials;

●	failure or discontinuation of any of our research programs;

●	delays in establishing new strategic relationships;

●	delays in the development or commercialization of our potential products;

●	market conditions in the pharmaceutical and biotechnology sectors and issuance of new or changed securities analysts’ reports or recommendations;

●	actual and anticipated fluctuations in our financial and operating results;

●	developments or disputes concerning our intellectual property or other proprietary rights;

●	introduction of technological innovations or new commercial products by us or our competitors;

●	issues in manufacturing our potential products;

●	market acceptance of our potential products;

●	third party healthcare reimbursement policies;

●	FDA or other domestic or foreign regulatory actions affecting us or our industry;

●	litigation or public concern about the safety of our product candidates; and

●	additions or departures of key personnel.

These and other external factors may cause the market price and demand for our Common Stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of Common Stock and may otherwise negatively affect the liquidity of our Common Stock. In the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

We have not and do not anticipate paying any dividends on our Common Stock.

We have paid no dividends on our common stock to date and it is not anticipated that any dividends will be paid to holders of our common stock in the foreseeable future. While our future dividend policy will be based on the operating results and capital needs of the business, it is currently anticipated that any earnings will be retained to finance our future expansion and for the implementation of our business plan. As an investor, you should take note of the fact that a lack of a dividend can further affect the market value of our stock, and could significantly affect the value of any investment in our Company.

Because we became public with a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a “reverse merger.”  Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock.  No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on behalf of our post-merger company.

The limited trading market for our common stock results in limited liquidity for shares of our common stock and significant volatility in our stock price.

Although prices for our shares of common stock are quoted on the OTC.QB, there is little current trading and no assurance can be given that an active public trading market will develop or, if developed, that it will be sustained.  The OTC.QB is generally regarded as a less efficient and less prestigious trading market than other national markets.  There is no assurance if or when our common stock will be quoted on another more prestigious exchange or market.  Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders.  The absence of an active trading market reduces the liquidity of our common stock.

The market price of our stock is likely to be highly volatile because for some time there will likely be a thin trading market for the stock, which causes trades of small blocks of stock to have a significant impact on our stock price.  As a result of the lack of trading activity, the quoted price for our common stock on the OTC.QB is not necessarily a reliable indicator of its fair market value.  Further, if we cease to be quoted, holders of our common stock would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock would likely decline.

Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

Our common stock is subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The penny stock rules generally apply to companies whose common stock is not listed on The NASDAQ Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years).  These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities.  If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the expiration of any statutory holding period, under Rule 144, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall.  The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our articles of incorporation allows for our board of directors to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors, or our Board, has the authority to fix and determine the relative rights and preferences of preferred stock and has designated 3,500,000 preferred shares as Series A Preferred Stock and 12,000,000 preferred shares as Series B Preferred Stock. Our Board also has the authority to issue additional shares of our preferred stock without further stockholder approval. As a result, our Board could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders

FORWARD-LOOKING STATEMENTS

Statements in this prospectus that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. These statements reflect management’s current beliefs and are based on information available to management as at the date of this prospectus.

Forward-looking statements involve significant risk, uncertainties and assumptions. Although the forward-looking statements contained in this prospectus are based upon what management believes to be reasonable assumptions, we cannot assure readers that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this prospectus and we assume no obligation to update or revise them to reflect new events or circumstances, except as required by law. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including:

●	the results of research and development activities;

●	uncertainties relating to preclinical and clinical testing, financing and strategic agreements and relationships;

●	the early stage of products under development;

●	our need for substantial additional funds;

●	government regulation;

●	patent and intellectual property matters; and

●	competition.

We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholders.  However, we will receive proceeds from the exercise of Warrants to purchase up to 4,378,295 shares of our common stock offered under this prospectus to the extent any of the Warrants are exercised for cash. We intend to use any such proceeds for working capital and other general corporate purposes. There can be no assurance that any Warrants will be exercised.

DIVIDEND POLICY

We have never paid any cash dividends on our capital stock.  We anticipate that we will retain earnings, if any, to support operations and to finance the growth and development of our business.  In addition, the terms of existing and future debt agreements may preclude us from paying dividends. Therefore, we do not expect to pay cash dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a biopharmaceutical company specializing in discovering, developing and commercializing molecular imaging pharmaceuticals with initial applications in the area of cardiology. Molecular imaging pharmaceuticals are radiopharmaceuticals that enable early detection of disease through the visualization of subtle changes in biochemical and biological processes.  We currently have two clinical-stage molecular imaging pharmaceutical product candidates: CardioPET and BFPET. Additionally we have identified potential candidates that may be useful in the detection and/or treatment of vulnerable plaque.

Recent Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2015-03, 'Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs”. ASU 2015-03 is intended to simplify the presentation of debt issuance costs. These amendments require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. This new guidance is effective for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years. Early adoption is permitted. The Company is currently in the process of evaluating the impact of the adoption of this ASU on the financial statements.

In January 2015, FASB issued ASU 2015-01 “Income Statement - Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items”. This ASU removes the concept of an extraordinary item.  Subtopic 225-20, Income Statement - Extraordinary and Unusual Items, required that an entity separately classify, present, and disclose extraordinary events and transactions. Presently, an event or transaction is presumed to be an ordinary and usual activity of the reporting entity unless evidence clearly supports its classification as an extraordinary item.  If an event or transaction meets the criteria for extraordinary classification, an entity is required to segregate the extraordinary item from the results of ordinary operations and show the item separately in the income statement, net of tax, after income from continuing operations. The entity also is required to disclose applicable income taxes and either present or disclose earnings-per-share data applicable to the extraordinary item.  The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015.  Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption.  The Company is currently in the process of evaluating the impact of the adoption of this ASU on the financial statements.

Management does not expect any recently issued, but not yet effective, accounting standards to have a material effect on its results of operations or financial condition

Critical Accounting Policies

This summary of significant accounting policies is presented to assist in understanding our consolidated financial statements. The consolidated financial statements and notes are representations of our management, which is responsible for their integrity and objectivity. These accounting policies conform to U.S. GAAP and have been consistently applied in the preparation of the financial statements.

Accounting for Share-Based Payments

We follow the provisions of ASC Topic 718, which establishes the accounting for transactions in which an entity exchanges equity securities for services and requires companies to expense the estimated fair value of these awards over the requisite service period. We use the Black-Scholes option pricing model in determining fair value. Accordingly, compensation is recognized using the fair value method and expected term accrual requirements as prescribed.

We account for share-based payments granted to non-employees in accordance with ASC Topic 505, “Equity Based Payments to Non-Employees.” We determine the fair value of the stock-based payment as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.  If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete.

The fair value of each share based payment is estimated on the measurement date using the Black-Scholes model with the following assumptions, which are determined at the beginning of each year and utilized in all calculations for that year:

Risk-Free Interest Rate. We utilized the U.S. Treasury yield curve in effect at the time of grant with a term consistent with the expected term of our awards.

Expected Volatility. We calculate the expected volatility based on a volatility index of peer companies as we did not have sufficient historical market information to estimate the volatility of our own stock.

Dividend Yield. We have not declared a dividend on our common stock since its inception and have no intentions of declaring a dividend in the foreseeable future and therefore used a dividend yield of zero.

Expected Term. The expected term of options granted represents the period of time that options are expected to be outstanding.  We estimate the expected term of stock options by using the simplified method.  For warrants, the expected term represents the actual term of the warrant.

Forfeitures. Estimates of option forfeitures are based on our experience. We will adjust our estimate of forfeitures over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.

Derivative Financial Instrument

We evaluate all financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, we use a binomial pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period.  Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

At September 30, 2015, we had derivative liabilities relating to certain warrants issued in 2013, 2014 and 2015 that contain anti-dilution provisions.

Investments

Investments that are purchased and held principally for the purpose of selling them in the near term are classified as “trading securities” and reflected on the balance sheet at fair value, with unrealized gains and losses included in earnings.  Investments as of December 31, 2014 are comprised of a single investment in a publicly traded stock and is considered “trading securities”. Gains and losses on the sale of these securities are recorded on the trade date and are determined using the specific identification method.

Impairments

We assess the impairment of long-lived assets, including other intangible assets, whenever events or changes in circumstances indicate that their carrying value may not be recoverable in accordance with ASC Topic 360-10-35, “Impairment or Disposal of Long-Lived Assets.” The determination of related estimated useful lives and whether or not these assets are impaired involves significant judgments, related primarily to the future profitability and/or future value of the assets. We hold investments in companies having operations or technologies in areas that are within or adjacent to our strategic focus when acquired, all of which are privately held and whose values are difficult to determine. We record an investment impairment charge if it believes an investment has experienced a decline in value that is other than temporary.

Management has determined that no impairments had occurred as of September 30, 2015.

Intangible Assets

Our intangible assets consist of technology licenses and are carried at the legal cost to obtain them. Intangible assets are amortized using the straight-line method over the estimated useful life. Useful lives are as follows: technology licenses 5 to 15 years.

Research and Development Costs

Research and development costs are expensed as incurred. The cost of intellectual property purchased from others that is immediately marketable or that has an alternative future use is capitalized and amortized as intangible assets. Capitalized costs are amortized using the straight-line method over the estimated economic life of the related asset.

Use of Estimates

The accompanying consolidated financial statements are prepared in conformity with GAAP in the United States of America, and include certain estimates and assumptions which affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results may differ from those estimates.

Results of Operations

General

To date, we have not generated any revenues from operations and at September 30, 2015, we had an accumulated deficit of approximately $31.2 million, primarily as a result of research and development, or R&D, expenses and general and administrative, or G&A, expenses. While we may in the future generate revenue from a variety of sources, including license fees, research and development payments in connection with strategic partnerships and/or government grants, our product candidates are at an early stage of development and may never be successfully developed or commercialized. Accordingly, we expect to continue to incur substantial losses from operations for the foreseeable future and there can be no assurance that we will ever generate significant revenues.

R&D Expenses

Conducting research and development is central to our business. R&D expenses consist primarily of:

●	employee-related expenses, which include salaries and benefits, and rent expense;

●	license fees and annual payments related to in-licensed products and intellectual property;

●
expenses incurred under agreements with CROs, investigative sites and consultants that conduct or provide other services relating to our clinical trials and a substantial portion of our preclinical activities;

●	the cost of acquiring clinical trial materials from third party manufacturers; and

●	costs associated with non-clinical activities, patent filings and regulatory filings.

We expect to continue to incur substantial expenses related to our R&D activities for the foreseeable future as we continue product development. Since product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later stage clinical trials, we expect that our R&D expenses will increase in the future. In addition, if our product development efforts are successful, we expect to incur substantial costs to prepare for potential commercialization of any late-stage product candidates and, in the event one or more of these product candidates receive regulatory approval, to fund the launch of the product.

G&A Expenses

G&A expenses consist principally of personnel-related costs, professional fees for legal, consulting and audit services, rent and other general operating expenses not otherwise included in R&D. We anticipate G&A expenses will increase in future periods, reflecting continued and increasing costs associated with:

●	support of our expanded R&D activities;

●
an expanding infrastructure and increased professional fees and other costs associated with the compliance with the Exchange Act, the Sarbanes-Oxley Act and stock exchange regulatory requirements and compliance; and

●	business development and financing activities.

Comparison of Three and Nine Months Ended September 30, 2015 and 2014

G&A expenses were $492,974 and $824,874 for the three months ended September 30, 2015 and 2014, respectively. The 40.2% decrease was due primarily to a decrease in legal costs related to litigation and financings, reduced investor relations activities, as well as a general decrease in operating expenses. G&A expenses were $1,773,996 and $2,667,109 for the nine months ended September 30, 2015 and 2014, respectively. The 33.5% decrease was due primarily to a decrease in legal costs related to litigation and financings, reduced investor relations activities, as well as a general decrease in operating expenses. We expect G&A expenses to increase going forward as we proceed to advance our product candidates through the development and regulatory process.

R&D expenses were $291,618 and $641,445 for the three months ended September 30, 2015 and 2014, respectively. The 54.5% decrease was due primarily to the delay of initiation of the BFPET trial. R&D expenses were $576,824 and $1,232,939 for the nine months ended September 30, 2015 and 2014, respectively. The 53.2% decrease was due primarily to the delay of initiation of the BFPET trial. We expect R&D expenses to increase in future periods as our product candidates continue through clinical trials and we seek strategic collaborations.

Other (expense) income, net was $889,500 and $449,494 for the three months ended September 30, 2015 and 2014, respectively. Other (expense) income, net was $453,592 and $(340,645) for the nine months ended September 30, 2015 and 2014, respectively. For the nine months ended September 30, 2015, other income, net consisted primarily of realized and unrealized losses on trading securities of approximately $4,000 and a gain on revaluation and modification of the Company’s derivative warrant liability of approximately $856,000 and interest and other expense of $399,000, which primarily related to the issuance of notes payable. For the three months ended September 30, 2015, other income, net consisted primarily of gain on revaluation and modification of the Company’s derivative liability of approximately $1,130,000 and interest and other expense of $241,000 which primarily related to issuance of notes payable. For the nine months ended September 30, 2014, other expenses consisted primarily of realized and unrealized losses on trading securities of approximately $66,000 and a loss on revaluation and modification of the Company’s derivative warrant liability of approximately $205,000. For the three months ended September 30, 2014, other income consisted primarily of gain on revaluation and modification of the Company’s derivative liability of approximately $502,000 offset by $40,000 of interest and other expense which primarily related to the notes payable.

Comparison of Year Ended December 31, 2014 and 2013

G&A expenses were $3,415,340 and $3,049,591 for the years ended December 31, 2014 and 2013, respectively. The 12.0% increase was due primarily to an increase in legal costs related to litigation and financing, investor relations activities, personnel costs, as well as a general increase in operating expenses. We expect G&A expenses to increase going forward as we proceed to advance our product candidates through the development and regulatory process.

R&D expenses were $1,753,500 and $1,312,507 for the years ended December 31, 2014 and 2013, respectively. The 33.6% increase was due primarily to an increase in expenses related to the initiation of the BFPET trial and increased expenses related to the scientific advisory board. In addition, during the year ended December 31, 2014, we incurred approximately $120,000 in R&D grant expenses related to our clinical trials.  We expect R&D expenses to increase in future periods as our product candidates continue through clinical trials and we seek strategic collaborations.

Other income (expense), net was $1,038,318 and $(1,245,230) for the years ended December 31, 2014 and 2013, respectively.  For the year ended December 31, 2014, other income consisted primarily of realized and unrealized losses on trading securities of approximately $74,000, gain on revaluation and modification of our derivative warrant liability of approximately $1,230,000 and interest expense of $104,000 which primarily related to the issuance of notes payable. In addition, for the year ended December 31, 2014, we recorded a gain on settlements of accounts payable of approximately $11,130. For the year ended December 31, 2013, other expenses consisted primarily of realized and unrealized losses on trading securities of approximately $1,055,000, loss on revaluation and modification of our warrant liability of approximately $216,000 and interest expense of $51,000, which primarily related to the exchange of the notes payable for Series B Preferred Stock.  In addition, during the year ended December 31, 2013, we recognized other income of approximately $70,000 from the sale of an insurance company of which we were a policyholder.

Liquidity and Capital Resources

We have experienced net losses and negative cash flows from operations since our inception.  We have sustained cumulative losses attributable to common stockholders of approximately $31.2 million as of September 30, 2015.  We have historically financed our operations through issuances of equity and the proceeds of debt instruments. In the past, we have also provided for our cash needs by issuing common stock, options and warrants for certain operating costs, including consulting and professional fees. During the nine months ended September 30, 2015, we issued convertible promissory notes to certain accredited investors and received gross proceeds of $2,980,005 In addition, during the nine months ended September 30, 2015, we received gross proceeds of $35,970 from the sale of freely tradable securities received pursuant to the issuance and sale in a private placement of promissory notes.

At September 30, 2015, we had cash, cash equivalents and trading securities of approximately $1,300,000. We continue to actively pursue various funding options, including equity offerings, to obtain additional funds to continue our product development activities beyond such date. We will seek funds through equity or debt financings, collaborative or other arrangements with corporate sources, or through other sources. Adequate additional funding may not be available to us on acceptable terms or at all. If adequate funds are not available to us, we will be required to delay, curtail or eliminate one or more of our research and development programs.

During the year ended December 31, 2014, the Company raised net cash of $2,243,102 through the issuance of notes payable, the sale of common stock and the exercise of warrants. Additionally, the Company received cash proceeds of $568,852 from the sale of freely tradable securities received as consideration in the Company’s 2013 private placement of its Series B Preferred Stock.

Cash Flows for the Nine Months Ended September 30, 2015 and 2014

Net cash used in operating activities for the nine months ended September 30, 2015 was $1,709,450, which primarily reflected our net loss of $1,897,228, including a non-cash gain on revaluation of the derivative liability of $856,327, offset by other non-cash expenses of $429,517 and changes in the components of working capital of $614,588. Net cash used in operating activities for the nine months ended September 30, 2014 was $2,861,969, which primarily reflected our net loss of $4,240,693 offset by non-cash expenses of $858,348 and an increase in components of working capital of $520,376.

Net cash provided by investing activities was $35,970 for the nine months ended September 30, 2015, which reflected the proceeds from the sale of trading securities. Net cash provided by investing activities was $212,288 for the nine months ended September 30, 2014, which primarily reflected the proceeds from the sale of trading securities offset by the costs related to the Company’s new license agreements and the purchase of office equipment.

For the nine months ended September 30, 2015, net cash provided by financing activities was $2,722,457, which reflects net proceeds related to the issuance of notes payable. For the nine months ended September 30, 2014, net cash provided by financing activities was $1,566,275 which reflects net proceeds related to the issuance of notes payable, net cash received from the sale of our common stock and proceeds from cash exercise of common stock purchase warrants.

Cash Flows for the Year Ended December 31, 2014 and 2013

Net cash used in operating activities for the year ended December 31, 2014 was $3,321,419, which primarily reflected our net loss of $4,130,522 including a non-cash gain on revaluation of the derivative liability of $1,227,998, offset by other non-cash expenses of $775,017 and changes in the components of working capital of $1,262,084.  Net cash used in operating activities for the year ended December 31, 2013 was $3,331,797 which primarily reflected our net loss of $5,607,328 offset by non-cash expenses of $2,122,802, and changes in the components of working capital of $152,729.

Net cash provided by investing activities was $212,288 for the year ended December 31, 2014, which primarily reflected the proceeds from the sale of trading securities offset by the costs related to our new license agreement and the purchase of office equipment.  For the year ended December 31, 2013, net cash used by investing activities was $1,800,694, which primarily reflected the proceeds from the sale of trading securities offset by the purchase of office equipment.

For the year ended December 31, 2014, net cash provided by financing activities was $2,218,101, which reflects net proceeds related to the issuance of notes payable, net cash received from the sale of our common stock and proceeds from cash exercise of common stock purchase warrants. For the year ended December 31, 2013, net cash provided by financing activities was $1,370,190, which reflects net cash received from the sale of Series B Preferred Stock, the issuance of promissory notes in the aggregate principal amount of $330,000 and the sale of common stock.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

BUSINESS

Overview

We are a biopharmaceutical company specializing in discovering, developing and commercializing molecular imaging pharmaceuticals with initial applications in the area of cardiology. Molecular imaging pharmaceuticals are radiopharmaceuticals that enable early detection of disease through the visualization of subtle changes in biochemical and biological processes. Our initial focus has been on the development of novel cardiovascular imaging agents that can more efficiently and effectively detect and assess acute and chronic forms of coronary artery disease, or CAD. We currently have two clinical-stage molecular imaging pharmaceutical product candidates: 18-F TPP (BFPET) and 18-F FCPHA (CardioPET). Additionally we have identified potential candidates that may be useful in the detection and/or treatment of vulnerable plaque.

Our Product Candidates

BFPET (18-F TPP)

Our BFPET program has ([18F]-labeled cationic lipophilic tetraphosphonium, 18-F TPP) as an imaging agent designed for use in stress-testing for patients with presumptive or proven CAD. 18-F TPP measures the cardiovascular blood flow through the detection of ischemic (i.e. reversibly damaged) and infarcted (i.e., irreversibly damaged) myocardium (i.e., heart) tissue. Its mechanism of action is to enter the myocardial cells of the heart muscle in direct proportion to blood flow and membrane potential--the most important indicators of adequate cardiac blood supply. Since ischemic and infarcted myocardial cells take up significantly less 18-F TPP than normal healthy myocardial cells do, 18-F TPP can distinguish ischemic and infarcted cells from those that are healthy. If approved, 18-F TPP will represent one of the first molecular imaging blood flow agents commercialized for use in the cardiovascular segment of the PET imaging market.

Currently, cardiac perfusion imaging is performed with SPECT tracers such as sestamibi, thallium-201 or the PET tracer rubidium-82. However, SPECT imaging only has approximately 75% diagnostic accuracy with research showing that 10% of patients cleared as “normal” were subsequently found to be “abnormal” using PET imaging. The current PET tracer rubidium-82 has experienced FDA recall and high cost issues.

18-F TPP successfully completed a Phase Ia clinical trial in 12 healthy volunteers with no adverse events and no clinically significant changes noted in follow-up clinical and laboratory testing. The results of the trial demonstrated the required dosimetry, safety profile and high resolution myocardial imaging pharmacokinetics to justify a controlled Phase II clinical trial. . In January 2013, we announced that we will begin Phase II trials at Massachusetts General Hospital to assess its efficacy in CAD subjects; however, the process for enrollment in this clinical trial has been progressing slowly. We have announced that we will begin Phase II trials at Massachusetts General Hospital to assess its efficacy in CAD subjects; and currently expect actual enrollment to commence in the near future.

CardioPET (18-F FCPHA)

Our CardioPET program has (Trans-9-[18F]-Fluoro-3, 4-Methyleneheptadecanoic Acid, 18-F FCPHA) as a molecular imaging agent designed to assess myocardial metabolism for patients with CAD, especially for patients who are unable to perform exercise cardiac stress-testing. 18-F FCPHA allows for the potential detection of ischemic (i.e. reversibly damaged) and infarcted (i.e. irreversibly damaged) myocardium (i.e. heart) tissue in patients with presumptive or proven acute and chronic CAD.

In addition, 18-F FCPHA could be used for Cardiac Viability Assessment (“CVA”) for the prediction of improvement prior to and/or following revascularization in patients with acute CAD, including myocardial infarction, or heart attack). 18-F FCPHA allows for the identification of damaged but viable heart tissue, which is important since revascularization in those patients with substantial viable myocardium results in improved left ventricular function and survival. Importantly, 18-F FCPHA, if approved, may have several significant advantages for assessing cardiac viability using PET, and would likely represent the first imaging agent available in the U.S. for use in patients with acute and chronic CAD that cannot undergo stress-testing. 18-F FCPHA is designed to provide the metabolic component for CVA.

The safety and tolerability of 18-F FCPHA have been demonstrated in a Phase I trial conducted at the Massachusetts General Hospital.  Enrollment in Phase II trials has been completed at four sites in Belgium to assess its safety and efficacy in CAD patients.  The Phase II clinical trial plan for 18-F FCPHA is an open label trial designed to assess the safety and diagnostic performance of 18-F FCPHA as compared to myocardial perfusion imaging and angiography as a gold standard of background disease. Specifically, the Phase II trial consists of between 30-100 individuals with known stable chronic CAD who cannot undergo stress-testing for the evaluation of suspected or proven CAD. Interim results of imaging data received from the Phase II clinical trial and interim results were presented in February 2014. The enrollment for the Phase II clinical trial of CardioPET was closed in mid-December 2014.

Strategic Alliances and Commercial Agreements

License Agreement with Massachusetts General Hospital

We have two exclusive technology licenses with Massachusetts General Hospital (“MGH”) which we entered into on June 26, 2014 (collectively, the “Agreements”). Those agreements replace the single license agreement with MGH dated April 27, 2009, as amended by letter dated June 21, 2011 and agreement dated October 31, 2011 (the “Original Agreement”). The Agreements provide exclusive licenses for our two lead product candidates, BFPET and CardioPET, two of the three cardiac imaging technologies covered by the Original Agreement. We are in discussions regarding the exclusive license to VasoPET, the third product candidate covered by the Original Agreement, our rights to which ceased upon the termination of the Original Agreement contemporaneously with the execution of the new Agreements. The Agreements were entered into primarily for the purpose of separating our rights and obligations with respect to our different product development programs. Each of the Agreements requires us to pay MGH an initial license fee of $175,000 and annual license maintenance fees of $125,000 each. The Agreements require us to meet certain obligations, including, but not limited to, meeting certain development milestones relating to clinical trials and filings with the United States Food and Drug Administration. MGH has the right to cancel or make non-exclusive certain licenses on certain patents should we fail to meet stipulated obligations and milestones. Additionally, upon commercialization, we are required to make specified milestone payments and royalties on commercial sales.  We are amortizing the cost of these intangible assets over the remaining useful life of the Agreements of 10 years.

We are current with all stipulated obligations and milestones under the Agreements and the Agreements remain in full force and effect. We believe that we maintain a good relationship with MGH and will be able to obtain waivers or extension of our obligations under the Agreements, should the need arise. If MGH were to refuse to provide us with a waiver or extension of any of our obligations or were to cancel or make the license non-exclusive, this would have a material adverse impact on our business as we may be unable to commercialize products without exclusivity and would lose our competitive edge for portions of the patent portfolio.

Clinical Research Agreements

On September 7, 2012, we entered into a Clinical Research Services Agreement (“CRS Agreement”) with SGS Life Science Services (“SGS”), a company with its registered offices in Belgium, for clinical research services relating to our CardioPET Phase II study to assess myocardial perfusion and fatty acid uptake in coronary artery disease (“CAD”) patients. The Phase II trial will be an open label trial designed to assess the safety and diagnostic performance of 18-F FCPHA as compared to stress echocardiography and/or myocardial perfusion imaging, and angiography as a gold standard of background disease.

In addition, we engaged FGK Representative Service GmbH to serve as our sponsor in compliance with the laws governing clinical trials conducted in the European Union.  On February 28, 2013, we announced that the Phase II trial had begun. On February 6, 2014, we presented interim data from the trial at the SNMMI mid-winter meeting.  On October 20, 2014, we presented additional interim data at the EANM meeting in Gothenburg, Sweden. In December 2014, we announced that the enrollment for a Phase II clinical trial of CardioPET was closed. We believe that this trial has acquired sufficient patient data allowing for the assessment of the pharmaceutical's safety and quality of 18-F FCPHA generated cardiac images in humans.

On May 23, 2014, we entered into a Master Services Agreement with PPD Development, LP, a clinical research organization engaged in the business of managing clinical research programs and providing clinical development and other related services, for the clinical research services relating to the BFPET Phase II study.  The Phase II trial will be an open label trial designed to assess the safety and diagnostic performance of BFPET.  Multiple trial sites are planned in various locations in the United States.  The trial is expected to commence in the near future.

Product Development and Commercialization

We intend to develop our products through the completion of Phase II studies and/or Phase III studies at which point we will seek to partner with organizations with the resources necessary to undertake the further development, regulatory approval and commercialization of our products.

We believe that while the overall regulatory process for molecular imaging products is currently similar to those governing therapeutic agents, the development timelines may be significantly shorter. Whereas typical clinical trials involving therapeutic agents include efficacy endpoints such as survival, time to disease progression, and progression free survival, all of which must be monitored over long periods (often years), diagnostic imaging agents often take significantly less time to evaluate. This shortened clinical development period relative to therapeutics is a function of the speed with which a molecular imaging study takes place—on the order of several hours, as compared to months. Also, because the results of the scan are instantaneous, the clinical trials do not initially require long term follow-up for primary endpoints that may take significant periods of time to evaluate. Many PET centers in the U.S. routinely perform 20 to 50 PET scans per day. Based on the foregoing, we believe our first product may be able to be commercialized within five years.

Market Opportunity

Each year, millions of patients undergo molecular imaging studies in the United States. The main reason for these studies is to detect and evaluate ischemic heart disease and myocardial infarction in patients with acute and chronic forms of CAD. These studies provide clinical benefit in the initial evaluation of patients with suspected but unproven CAD, and in those patients in whom a diagnosis of CAD has been established and information on prognosis or risk is required. Molecular imaging studies are used for diagnosing the presence or absence of critical coronary artery stenosis, providing prognostic information on long-term outcomes, and stratifying patient risk for adverse cardiac events.

We believe that our market opportunity is a direct function of the number of molecular imaging studies anticipated to be performed per year using PET imaging technologies, and is reflected in the more than 12 million scans in the U.S. alone in patients with suspected acute or chronic forms of CAD.  We expect the market for 18-F TPP, if approved, will be driven by its use (i) as a blood flow imaging agent in combination with stress-testing for the identification of ischemic and infarcted tissue in patients with chronic CAD; and (ii) in combination with a metabolic imaging agent in patients with acute CAD that are undergoing CVA. We expect that the market for 18-F FCPHA, if approved, will derive from the approximately 2.25 million patients in the U.S. annually with chronic forms of CAD that undergo pharmacologic stress-testing due to an inability to perform exercise stress-testing.  Because we believe there is no product currently on the market that may allow for at-rest assessment of this population, we believe 18-F FCPHA may be readily adopted by the cardiology community for the assessment of this patient pool. Within the CVA segment of the CAD market, we believe 18-F FCPHA possesses many significant advantages and may represent an ideal agent for the detection of discordances, and the identification of jeopardized but viable myocardium in the 350,000 patients with presumptive hibernating or stunned myocardium.

Competition

We operate in a highly competitive segment of the pharmaceutical market. If any of our products are ultimately approved for commercialization, we will face competition for market share from large pharmaceutical and biotechnology companies such as Lanthaeus, Bracco, GE Healthcare and Mallinckrodt, academic institutions, government agencies, and private and public research institutions engaged in the development and commercialization of existing standard of care products, as well as novel cardiac perfusion agents. Many of our competitors have significantly greater financial, product development, manufacturing and marketing resources than us. Large pharmaceutical companies have extensive experience in clinical testing and obtaining regulatory approval for products. We also may compete with these organizations to recruit scientists and clinical development personnel. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

Intellectual Property

We believe that clear and extensive patent coverage for our technologies, both domestic and international, is central to our long-term success and intend to continue to allocate resources to protection of our intellectual property accordingly. We have obtained the licenses to our patents and patent applications from MGH, the patent assignee in each case. The issued patents covering our 18-F FCPHA and 18-F TPP technologies include both composition and method of use patents within the field of diagnostic cardiology that expire at various dates between December 2016 and February 2025.

We also depend upon the skills, knowledge, experience and know-how of our management and research and development personnel, as well as that of our advisors, consultants and other contractors. To help protect our proprietary know-how, which is not patentable, and for inventions for which patents may be difficult to enforce, we currently rely and will in the future rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require all of our employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

Governmental Regulations

Government authorities in the United States and foreign countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, promotion, advertising, distribution, sampling, marketing and import and export of pharmaceutical products. Our molecular imaging pharmaceuticals in the United States will be subject to FDA regulation as drugs under the Federal Food, Drug and Cosmetic Act , or FDCA, and require FDA approval prior to commercial distribution. The process of obtaining governmental approvals and complying with ongoing regulatory requirements requires the expenditure of substantial time and financial resources. In addition, statutes, rules, regulations and policies may change and new legislation or regulations may be issued that could delay such approvals. If we fail to comply with applicable regulatory requirements at any time during the product development process, approval process, or after approval, we may become subject to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawals of approvals, clinical holds, warning letters, product recalls, product seizures, total or partial suspension of our operations, injunctions, fines, civil penalties or criminal prosecution. Any agency enforcement action could have a material adverse effect on us.

The U.S. regulatory scheme for the development and commercialization of new pharmaceutical products can be divided into three distinct stages as described below.

Preclinical Stage

The preclinical stage involves the characterization, product formulation and animal testing necessary to prepare an Investigational New Drug application, or IND, for submission to the FDA. The IND must be reviewed and authorized by the FDA before the drug can be tested in humans. Once a new pharmaceutical agent has been identified and selected for further development, preclinical testing is conducted to confirm pharmacological activity, to generate safety data, to evaluate prototype dosage forms for appropriate release and activity characteristics, and to confirm the integrity and quality of the material to be used in clinical trials. A bulk supply of the active ingredient to support the necessary dosing in initial clinical trials must be secured. Data from the preclinical investigations and detailed information on proposed clinical investigations are compiled in an IND submission and submitted for FDA approval before human clinical trials may begin. If the FDA does not formally communicate an objection to the IND within 30 days, the specific clinical trials outlined in the IND may go forward.

Clinical Stage

The clinical stage of drug development follows a successful IND submission and involves the activities necessary to demonstrate the safety, tolerability, efficacy, and dosage of the substance in humans, as well as the ability to produce the substance in accordance with the FDA’s cGMP requirements. Data from these activities are compiled in a New Drug Application, or NDA, requesting approval to market the drug for a given use, or indication. Clinical trials must be conducted under the supervision of qualified investigators in accordance with good clinical practice, and according to IND-approved protocols detailing, among other things, the study objectives and the parameters, or endpoints, to be used in assessing safety and efficacy. Each trial must be reviewed, approved and conducted under the auspices of an independent Institutional Review Board, or IRB, and each trial, with limited exceptions, must include all subjects’ informed consent. The clinical evaluation stage typically involves the following sequential process:

Phase I clinical trials are conducted in a limited number of healthy subjects to determine the drug’s safety, tolerability, and biological performance. The total number of subjects in Phase I clinical trials varies, but is generally in the range of 20 to 80 people (or less in some cases, such as drugs with significant human experience).

Phase II clinical trials involve administering the drug to subjects suffering from the target disease or condition to evaluate the drug’s potential efficacy and appropriate dose. The number of subjects in Phase II trials is typically several hundred subjects or less.

Phase III clinical trials are performed after preliminary evidence suggesting effectiveness has been obtained and safety, tolerability, and appropriate dosing have been established. Phase III clinical trials are intended to gather additional data needed to evaluate the drug’s overall benefit-risk relationship of the drug and to provide adequate instructions for its use. Phase III trials usually include from several hundred to several thousand subjects.

Throughout the clinical testing stage, samples of the product made in different batches are tested for stability to establish shelf life constraints. In addition, increasingly large-scale production protocols and written standard operating procedures must be developed for each aspect of commercial manufacture and testing.

The clinical trial stage is both costly and time-consuming, and may not be completed successfully within any specified time period, if at all. The FDA closely monitors the progress of each of the three phases of clinical trials that are conducted under an IND and may, at its discretion, reevaluate, alter, suspend, or terminate the testing at any time for various reasons, including a finding that the subjects or patients are being exposed to an unacceptable health risk. The FDA can also request additional clinical testing as a condition to product approval. Additionally, new government requirements may be established that could delay or prevent regulatory approval of our products under development. Furthermore, institutional review boards, which are independent entities constituted to protect human subjects in the institutions in which clinical trials are being conducted, have the authority to suspend clinical trials in their respective institutions at any time for a variety of reasons, including safety issues.

New Drug Application and Review

After the successful completion of Phase III clinical trials, the sponsor of the new drug submits an NDA to the FDA requesting approval to market the product for one or more indications. An NDA is a comprehensive, multi-volume application that includes, among other things, the results of all preclinical and clinical studies, information about the drug’s composition, and the sponsor’s plans for producing, packaging, and labeling the drug. In most cases, the NDA must be accompanied by a substantial user fee. FDA has 60 days after submission to review the completeness and organization of the application, and may refuse to accept it for continued review, or refuse to file, if the application is found deficient. After filing, the FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use. Drugs that successfully complete NDA review may be marketed in the United States, subject to all conditions imposed by the FDA.

Prior to granting approval, the FDA generally conducts an inspection of the facilities, including outsourced facilities that will be involved in the manufacture, production, packaging, testing and control of the drug product for cGMP compliance. The FDA will not approve the application unless cGMP compliance is satisfactory. If the FDA determines that the marketing application, manufacturing process, or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and will often request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the marketing application does not satisfy the regulatory criteria for approval and refuse to approve the application by issuing a “not approvable” letter.

The length of the FDA’s review can range from a few months to several years or more. Once an NDA is in effect, significant changes such as the addition of one or more new indications for use generally require prior approval of an NDA including additional clinical trials or other data required to demonstrate that the product as modified remains safe and effective.

Fast Track Review

The Food and Drug Administration Modernization Act of 1997, or the Modernization Act, establishes a statutory program for relatively streamlined approval of “Fast Track” products, which are defined under the Modernization Act as new drugs or biologics intended for the treatment of a serious or life-threatening condition that demonstrates the potential to address unmet medical needs for this condition. Fast Track status requires an official designation by the FDA.

Abbreviated New Drug Application and Review

An Abbreviated New Drug Application, or ANDA, is a type of NDA that is used for the review and approval of a generic drug product. A generic drug product is one that is the same as a previously approved innovator drug product, which means it has the same active ingredient, dosage form, and strength, route of administration, quality, performance characteristics, and intended use. An ANDA is generally not required to include preclinical and clinical data to establish safety and effectiveness. Instead, generic applicants must scientifically demonstrate that their product is bioequivalent to the previously approved drug, which means that it performs in the same manner. None of the products currently under development by FluoroPharma will be eligible for ANDA approval, although it is possible that competing products based on our product could be approved by this route at some future time.

Section 505(b)(2) Applications

If a proposed drug product represents only a limited change from a product that has already been approved by the FDA, yet differs in more ways than those permitted under the ANDA requirements, then the applicant may be able to submit a type of NDA referred to as a 505(b)(2) application. In effect, a 505(b)(2) applicant is permitted to rely on information in the scientific literature, or previous safety and efficacy determinations by the FDA, rather than submitting the full complement of clinical or other data that would otherwise be required for NDA approval. However, the 505(b)(2) sponsor must provide any additional clinical or other data needed to supplement and/or establish the relevance and applicability of prior findings for the new product formulation. We do not expect any of our current drug portfolio to be granted approval via this process as our products are novel and patent protected.

Post-Approval Phase

Once the FDA has approved a new drug for marketing, the product becomes available for physicians to prescribe in the United States. After approval, we must comply with post-approval requirements, including ongoing compliance with cGMP regulations, delivering periodic reports to the FDA, submitting descriptions of any adverse reactions reported, and complying with drug sampling and distribution requirements. We are required to maintain and provide updated safety and efficacy information to the FDA. We are also required to comply with requirements concerning advertising and promotional labeling.

Compliance with post-approval requirements will require us to expend time, money, and effort on an ongoing basis. We expect to use third party manufacturers to produce certain of our products in clinical and commercial quantities. Future FDA inspections may identify compliance issues at our facilities or at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct.

In addition, discovery of problems with a product or the failure to comply with requirements may result in restrictions including withdrawal or recall of the product from the market or other voluntary or FDA-initiated action that could delay further marketing. Newly discovered or developed safety or efficacy data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications. Also, the FDA may require post-market testing and surveillance to monitor the product’s safety or efficacy, including additional clinical studies, known as Phase IV trials, to evaluate long-term effects.

Other Regulation in the United States

Healthcare Reimbursement

Government and private sector initiatives to limit the growth of healthcare costs, including price regulation, competitive pricing, coverage and payment policies, and managed-care arrangements, are continuing in many countries where we do business, including the United States. These changes are causing the marketplace to put increased emphasis on the delivery of more cost-effective medical products. Government programs, including Medicare and Medicaid, private healthcare insurance and managed-care plans have attempted to control costs by limiting the amount of reimbursement they will pay for particular procedures or treatments. This has created an increasing level of price sensitivity among customers for our products. Some third-party payers must also approve coverage for new or innovative devices or therapies before they will reimburse healthcare providers who use the medical devices or therapies. Even though a new medical product may have been cleared for commercial distribution, we may find limited demand for the product until reimbursement approval has been obtained from governmental and private third-party payers.

Environmental Regulation

We are also subject to various environmental laws and regulations both within and outside the United States. Like many other pharmaceutical and medical device companies, our operations involve the use of substances, including hazardous wastes, which are regulated under environmental laws, primarily manufacturing and sterilization processes. We do not expect that compliance with environmental protection laws will have a material impact on our consolidated results of operations, financial position or cash flow. These laws and regulations are all subject to change, however, and we cannot predict what impact, if any, such changes might have on our business, financial condition or results of operations.

Foreign Regulation

Whether or not we obtain FDA approval for a product, we must obtain approval from the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement also vary greatly from country to country. Although governed by the applicable jurisdiction, clinical trials conducted outside of the United States typically are administered under a three-phase sequential process similar to that discussed above for pharmaceutical products.

Under European Union regulatory systems, we may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is available for medicines produced by biotechnology or which are highly innovative, provides for the grant of a single marketing authorization that is valid for all European Union member states. This authorization is a marketing authorization approval, or MAA. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. This procedure is referred to as the mutual recognition procedure, or MRP.

In addition, regulatory approval of prices is required in most countries other than the United States. We face the risk that the prices which result from the regulatory approval process would be insufficient to generate an acceptable return to us or our collaborators.

Employees

As of November 23, 2015, we had five full-time employees.

Property

Our offices are located in Montclair, New Jersey pursuant to a lease expiring on April 30, 2018 that provides for a monthly rent of $6,350.

Legal Proceedings

In July 2013, an action was filed against us in the United States District Court for the District of Nevada. The action, Todd Nelson v. Fluoropharma Medical, Inc. and Does 1 through 10, No. 13 CV 01152 JAD CWH, alleges that the plaintiff suffered losses attributable to our refusal to honor certain stock options after February 28, 2012.  Plaintiff seeks at least $325,200 in damages, as well as punitive and exemplary damages, prejudgment interest, and costs. Discovery has closed and on April 13, 2015, we filed a motion for summary judgment seeking to dismiss the entire action with prejudice.  The motion for summary judgment has been fully submitted and we anticipate the Court scheduling oral argument.  Management believes that it has meritorious defenses in all such matters, and accordingly, no accrual has been recorded for these matters as of September 30, 2015.

We are not aware of any other material, active, pending or threatened legal proceeding against us nor are we, or any subsidiary, involved as a plaintiff or defendant in any other material proceeding or pending litigation

MANAGEMENT

Executive Officers and Directors

The following persons are our executive officers and directors, and hold the positions set forth opposite their respective names.

Name	Age	Position
Johan M. (Thijs) Spoor	43	Chief Executive Officer, Chairman and Director
Thomas H. Tulip, Ph.D.	62	President and Director
Tamara Rhein	43	Chief Financial Officer
Walter Witoshkin	69	Director
Peter S. Conti, M.D., Ph.D.	59	Director
Lawrence Atinsky	46	Director
Andrew H. Sassine	51	Director
W. Austin Lewis, IV	39	Director

Our directors hold office until the earlier of their death, resignation or removal or until their successors have been qualified.

Johan M. (Thijs) Spoor has been our chief executive officer and a member of our Board since February 14, 2011, has been the Chairman of our Board since June 14, 2012, and was our president from February 14, 2011 to October 5, 2015.  Mr. Spoor was the chief financial officer for Sunstone BioSciences from February 2010 through September 2010. From December 2008 until joining Sunstone BioSciences, he worked at Oliver Wyman as a consultant to pharmaceutical and medical device companies. Mr. Spoor was an equity research analyst at J.P. Morgan from July 2007 through October 2008 and at Credit Suisse from November 2005 through July 2007, covering the biotechnology and medical device industries. Prior to his career on Wall Street, Mr. Spoor worked in the pharmaceutical industry spending 11 years with Amersham / GE Healthcare where he worked in 7 countries in a variety of roles including setting up GMP facilities, accountability for the nuclear cardiology portfolio and most recently as the Director of New Product Opportunities leading the PET strategic plan. Mr. Spoor also sits on the board of directors of MetaStat, Inc. (MTST), and AzurRx BioPharma, Inc., a private company where he also serves as president.  He holds a Nuclear Pharmacy degree from the University of Toronto as well as an M.B.A. from Columbia University.  We believe that Mr. Spoor’s background in nuclear pharmacy, finance and accounting and as a healthcare research analyst, as well as his experience at both large and small healthcare companies, provides him with a broad familiarity of the range of issues confronting our company, which makes him a qualified member of our Board.

Thomas H. Tulip, Ph.D. has been our president since October 5, 2015 and a member of our Board since November 6, 2015. Dr. Tulip served in leadership roles at Navidea BioPharmaceuticals, Inc. (NAVB) from June 2011 to May 2015. At Navidea, Dr. Tulip was responsible for defining the strategic direction of the company, as well as leadership of business, commercial, market, brand and product development, in addition to new product planning and project direction. Prior to joining Navidea, Dr. Tulip held senior leadership positions at Alseres Pharmaceuticals from August 2008 to May 2011 and with the succession of companies, Lantheus Medical Imaging, Bristol Myers Squibb (BMS) and DuPont, where his roles spanned product discovery and development, business and technology planning, brand and alliance management and international business management. Most recently, as President of Alseres, Molecular Imaging, Dr. Tulip led efforts to develop markets for a Phase III neuroimaging agent. While at DuPont and BMS, he was instrumental in the development, commercialization and international management of the nuclear cardiology franchise, successfully built the BMS Medical Imaging international business, and led planning activities for innovative PET tracers. Dr. Tulip earned a B.S. from the University of Vermont, and an M.S. and Ph.D. from Northwestern University. He was also a visiting scholar at Osaka University. He was Treasurer and a Board Member of the Academy of Molecular Imaging and Chairperson of its Institute for Molecular Technologies (IMT), where he held numerous leadership positions. Dr. Tulip was Chairperson of the Society of Nuclear Medicine (SNM) Corporate Advisory Board. He serves on the Board of Directors of the Medical Imaging Technology Association (MITA), leads its PET Working Group in the Molecular Imaging Section and has served as a Director for the Council on Radionuclides and Radiopharmaceuticals (CORAR). We believe that Dr. Tulip’s extensive experience in advanced imaging pharmaceutical product development and commercialization provides him with the appropriate skills to serve as a member of the Board.

Tamara Rhein has been our chief financial officer since August 16, 2012 and served as our financial controller since July 2011. From November 2008 until  joining us, Ms. Rhein was controller for Manhattan Pharmaceuticals, where she was responsible for a wide range of activities, including financial statement preparation, footnote disclosures for SEC filings, stock option accounting and quarterly and year-end audits.  From 2005 until 2008, Ms. Rhein was with Vyteris, where her primary role was to manage the SEC accounting and reporting department. Ms. Rhein received a Bachelor's of Science degree in accounting from California State University at Northridge and is also a licensed (inactive) certified public accountant.

Walter Witoshkin has been a member of our Board since February 14, 2011. Mr. Witoshkin was the chairman and chief executive officer of QuantRx Biomedical Corporation, a medical technology company from April 2005 through August 2010.  Mr. Witoshkin has held executive positions in the healthcare and pharmaceutical industries including senior financial positions at Wyeth Labs (American Cyanimade), VP Business Development and chief financial officer positions at SmithKline Beecham (now Glaxo SmithKline) and Menley & James Laboratories, Inc.  He is a founding partner of the Trident Group, a global consultancy to the pharmaceutical industry.   We believe that Mr. Witoshkin’s industry specific extensive management experience provides him with a broad and deep understanding of our business and our competitors’ efforts, which is an invaluable resource to our Board.

Peter S. Conti, M.D., Ph.D. has been a member of our Board since February 14, 2011.  Dr. Conti is a tenured Professor of Radiology, Pharmacy and Biomedical Engineering at the University of Southern California, as well as Director of the USC Positron Imaging Science Center and Clinic since its inception in 1991.  He is also the Director of the Molecular Imaging Laboratory at USC.  Dr. Conti received his medical and doctoral degrees from Cornell University, and completed his residency in Diagnostic Radiology and Fellowship in Nuclear Medicine at The Johns Hopkins Medical Institutions.  Dr. Conti is Board Certified in both Diagnostic Radiology and Nuclear Medicine.  He is a Fellow of the American College of Radiology and of the American College of Nuclear Medicine Physicians. Dr. Conti is a past President of the Society of Nuclear Medicine (SNM), and continues to serve on a number of committees for the Society, including those involving government and regulatory affairs related to the development of Molecular Imaging technology and its applications in medicine.   We believe that Dr. Conti’s broad range of experience in medicine, academia, and administration enable him to provide a unique and valuable perspective to our Board.

Lawrence Atinsky has been a member of our Board January 3, 2011.  During the past seven years, Mr. Atinsky has been a partner at Ascent Biomedical Ventures, or ABV, a venture capital firm investing in seed and early-stage biomedical technology companies developing medical devices, biopharmaceuticals, healthcare services, and information technology.  Prior to joining ABV, Mr. Atinsky was a corporate attorney at Skadden, Arps, Slate, Meagher & Flom in New York, where he was involved in structuring and negotiating numerous private and public merger and acquisition transactions. Mr. Atinsky has also been the General Counsel of several private companies in the healthcare industry and has been a founder and investor in early-stage medical technology companies. Mr. Atinsky earned a J.D. from New York University School of Law and B.A. degrees in Political Science and Philosophy from the University of Wisconsin-Madison.  We believe that Mr. Atinsky’s experience as a corporate attorney and background in venture capital focusing on biomedical technology companies enable him to provide a valuable perspective to our Board.

Andrew H. Sassine has been appointed a member of our Board effective April 1, 2014.  Mr. Sassine was employed by Fidelity Investments from 1999 until February 2012. During his tenure, Mr. Sassine managed the Fidelity Small Cap Stock Fund, the Fidelity International Small Cap Opportunities Fund and the Fidelity Advisor International Small Cap Opportunities Fund.  Mr. Sassine began his career at Fidelity as a high yield research analyst covering the telecommunications, satellite, technology, defense and aerospace and restaurant industries and in 2001 joined the international group as a research analyst covering small and mid-cap international stocks. Mr. Sassine has been a member of the Henry B. Tippie College of Business, University of Iowa Board of Advisors since 2009 and is on the Board of Trustees at the Clarke Schools for Hearing and Speech. Mr. Sassine currently serves on the boards of directors of  CNS Response, Inc. (CNSO.OB), a clinical decision support company providing reference data and analytical tools for clinicians and researchers in psychiatry; Freedom Meditech, Inc., a privately held growth-stage medical device company focused on ophthalmic medical devices, Gemphire Therapeutics, Inc., an early stage cardiovascular drug company focused on lowering LDL and triglycerides; and ComHear Inc., a digital audio software and device company, where he is also the Chairman of the Board.   Mr. Sassine also serves on the Strategic Advisory Board of MD Revolution Inc., a digital health service company focused on leveraging genomics and mobile health technology to predict, prevent and reverse chronic disease and lower healthcare costs.  Mr. Sassine previously served on the Board of Acorn Energy, Inc. He earned a Bachelor of Arts degree at the University of Iowa in 1987 and an MBA from the Wharton School at the University of Pennsylvania in 1993.  We believe that Mr. Sassine’s experience and background in the investment world enable him to provide a valuable perspective to our Board.

W. Austin Lewis, IV has been appointed a member of our Board effective November 6, 2015.  Mr. Lewis serves as CEO, CFO, and a Director of PAID, Inc., a company focusing on web-development and online auctions, as well as the CEO of Lewis Asset Management Corp., an investment management company headquartered in New York City, which he founded in 2004. From 2003 to 2004, Mr. Lewis was employed at Puglisi & Company, a New York based broker-dealer registered with FINRA, where he served as a registered representative and managed individual client accounts, conducted due diligence for investment banking activities and managed his own personal account. In 2002, Mr. Lewis co-founded Thompson Davis & Company, Inc., a registered broker-dealer headquartered in Richmond, Virginia. Mr. Lewis received his Bachelor of Science degree in Finance and Financial Economics from James Madison University in 1998. Mr. Lewis is a also a director on the following companies with a class of securities registered: MAM Software Group, Inc., Quest Solutions and ScripsAmerica, Inc. Lewis Opportunity Fund, an affiliate of Mr. Lewis, participated as an investor in the 2015 Placement and was issued Convertible Notes in an aggregate principal amount of $2,000,000 and Warrants to purchase an aggregate of 2,857,143 shares of common stock. We believe that Mr. Lewis’s management and financial industry experience, together with his understanding of the Company’s business, provides him with the appropriate skills to serve as a member of the Board.

Director Independence

Walter Witoshkin, Lawrence Atinsky, Peter Conti, Andrew Sassine and Austin Lewis are independent directors, as the term “independent” is defined by the rules of the NASDAQ Stock Market.

Board Leadership Structure and Role in Oversight

Our Board is primarily responsible for overseeing our risk management processes. The Board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our assessment of risks. The Board focuses on the most significant risks facing our company and our general risk management strategy, and also ensures that risks undertaken by us are consistent with the Board’s appetite for risk. While the Board oversees our company, our management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing us and that our Board leadership structure supports this approach.

Board Committees

Audit Committee

Walter Witoshkin, Austin Lewis and Lawrence Atinsky serve on the audit committee of the Board with Mr. Witoshkin serving as the Chairman. The audit committee operates under a charter approved by the Board. The functions of the audit committee include, among other things:

●	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

●	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non- audit services;

●	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent auditors and management;

●
reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

●	preparing the report that the SEC will require in our annual proxy statement; and

●	reviewing and providing oversight with respect to any related party transactions and monitoring compliance with our Code of Ethics.

Our Board has determined that each member of the audit committee meets the financial literacy requirements under NASDAQ Stock Market rules and that Mr. Witoshkin’s employment experience qualifies him as an audit committee financial expert within the meaning of SEC rules and regulations.

Compensation Committee

Walter Witoshkin, Lawrence Atinsky, Austin Lewis and Peter Conti serve on the compensation committee of the Board, with Mr. Lewis serving as the Chairman. The compensation committee operates under a charter approved by our Board. The functions of the compensation committee include, among other things:

●
reviewing our corporate goals and objectives relevant to our executives’ compensation, evaluating the executives’ performance in light of such goals and objectives and determining executive compensation levels based on such evaluations;

●	reviewing and making recommendations to the Board with respect to non-executive officer compensation and independent director compensation;

●	administering our incentive compensation and equity-based plans; and

●	preparing any report that the SEC may require in our annual proxy statement and Form 10-K.

Nominating Committee

We do not presently have a nominating committee. Our Board currently acts as our nominating committee.

Code of Ethics

We adopted a Code of Ethics on July 22, 2011 that applies to all directors, officers and employees.  Our Code of Ethics is available on our website at http://www.fluoropharma.com. A copy of our code of ethics will also be provided to any person without charge, upon written request sent to us at our offices located at 8 Hillside Avenue, Suite 207, Montclair, NJ 07042.

Compensation Discussion and Analysis

Overview

During 2013 and 2014, Mr. Spoor continued as our chief executive officer, with compensation packages structured to reflect our current level of operations and resources. This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers who served as named executive officers during the year ended December 31, 2014. This compensation discussion focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year; however, we also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

Compensation Program Objectives and Philosophy

Our compensation committee currently oversees the design and administration of our executive compensation program. It reviews and approves all elements of compensation for each of our named executive officers taking into consideration recommendations from our chief executive officer (for compensation other than his own), as well as competitive market guidance. We define our competitive markets for executive talent to be the pharmaceutical and biotechnology industries in the tri-state area. To date, we have utilized Equilar Executive Compensation Survey, a third party market specific compensation survey, and, when applicable, other independent third-party compensation consultants, to benchmark our executive compensation.

The principal elements of our executive compensation program have historically been base salary, annual cash incentives, long-term equity incentives in the form of stock options, other benefits and perquisites, post-termination severance and acceleration of stock option vesting for certain named executive officers upon termination and/or a change in control. Our other benefits and perquisites have consisted of life, health and disability insurance benefits, and a qualified 401(k) savings plan. Our philosophy has been to position the aggregate of these elements at a level that is competitive within the industry and commensurate with our size and performance. During 2014, our compensation philosophy has continued to evolve to accommodate our changing circumstances, operational needs and limited financial resources during this period.

Base Salaries

For the year ended December 31, 2014, the base salary of our named executives was reflective of the availability of resources and level of continuing operations. Effective October 1, 2013, Mr. Spoor’s annual salary was increased to $305,000.  On August 16, 2012, we appointed Ms. Rhein as chief financial officer.  For the year ended December 31, 2012, Ms. Rhein received an annual salary of $100,000, which increased to $130,000 effective as of January 1, 2014. See “Employment Agreements” below

As we continue to evaluate our future human resource requirements, our compensation committee will continue to review appropriate base salaries for our executive officers. In making its determination, the compensation committee will consider the time commitment necessary and the roles our executives will play in implementing our plans.

Long-term Equity Incentives

We provide the opportunity for our named executive officers and other executives to earn a long-term equity incentive award. Long-term incentive awards provide employees with the incentive to stay with us for longer periods of time, which in turn, provides us with greater stability. Equity awards also are less costly to us in the short term than cash compensation. We review long-term equity incentives for our named executive officers and other executives annually.

Historically, for our named executive officers, our stock option grants were of a size and term determined and approved by the compensation committee. We have traditionally used stock options as our form of equity compensation because stock options provide a relatively straightforward incentive for our executives and result in less immediate dilution of existing shareholders’ interests. Generally, all grants of stock options to our employees were granted with exercise prices equal to or greater than the fair market value of our common stock on the respective grant dates. For a discussion of the determination of the fair market value of these grants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and the Use of Estimates.”

We do not time stock option grants to executives in coordination with the release of material non-public information. Our stock option grants have a 10-year contractual exercise term.  The compensation committee may provide that, in the event of a change in control, any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable.  If there is a termination of employment, the applicable termination provisions regarding exercise term will apply.

The vesting of certain of our named executive officers’ stock options is accelerated pursuant to the terms of their employment agreements in certain change in control or other material events.

In December 2010, Mr. Spoor was granted 600,000 common stock options with an exercise price of $0.50.  150,000 of these options vested immediately and the remaining options will vest based on milestones related to the completion of our clinical trials. During 2011, Mr. Spoor was granted an additional 600,000 common stock options with an exercise price of $0.50.  These options vest equally over a four-year period.  During 2012, Mr. Spoor was granted an additional 600,000 common stock options with an exercise price of $0.84.  These options vest equally over a three-year period.  During 2012, Ms. Rhein was granted 80,000 common stock options with an exercise price of $0.83 which vest based on milestones related to the completion of our clinical trials.  During 2013, Ms. Rhein was granted 100,000 common stock options with an exercise price of $0.83.  These options vest equally over a three-year period. During 2014, Ms. Rhein was granted 50,000 common stock options with an exercise price of $0.51. These options vest based on milestones related to the completion of our clinical trials.

Compensation Committee Interlocks and Insider Participation

Members of our compensation committee of the board of directors were Lawrence Atinsky, Walter Witoshkin, Austin Lewis and Peter Conti. No member of our compensation committee was, or has been, our officer or employee.

No member of the compensation committee has a relationship that would constitute an interlocking relationship with our executive officers or directors or another entity.

Summary Compensation Table

The following table sets forth the annual and long-term compensation paid to our chief executive officer and the other executive officers who earned more than $100,000 per year at the end of the last two completed fiscal years. We refer to all of these officers collectively as our “named executive officers.”

	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation($)	All Other Compensation ($)	Total ($)
Johan M. (Thijs) Spoor	2014	305,000	(1)	-					305,000
	2013	293,750		50,000					343,750

Tamara Rhein	2014	130,000		-		15,169			145,169
	2013	100,000		10,000	10,000	45,610	-	-	165,610

 (1) Of this amount, $63,542 of Mr. Spoor’s salary has been accrued for at December 31, 2014.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to grants of options to purchase our common stock to the named executive officers at December 31, 2014.

	Options awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Johan M. (Thijs) Spoor	450,000	150,000		$0.50	12/03/2020	-	-	-	-
	450,000	150,000		$0.50	5/01/2021
	400,000	200,000		$0.84	9/19/2022

Tamara Rhein	10,500			$1.05	12/05/2021
	40,000	40,000		$0.83	6/25/2022
	33,334	66,666		$0.83	01/02/2023
	25,000	25,000		$0.51	02/13/2024

Employment Agreements with Executive Officers

Thomas H. Tulip, Ph.D.:

On October 5, 2015, we entered into a three-year employment agreement with Dr. Tulip to join the Company as president. The employment agreement provides for a base salary of $320,000, which amount shall increase to $375,000 per year upon the completion of a bona fide firm commitment underwritten public offering in which we raise gross proceeds of at least $12,000,000. Dr. Tulip is entitled to an annual bonus in such amount and based upon such criteria as the Board of Directors or Compensation Committee shall determine.  For the calendar year ending December 31, 2016, the maximum bonus payable to Dr. Tulip will be $125,000, which bonus will be primarily based upon successfully achieving the financial business and clinical milestones as set forth in the agreement.  In addition, Dr. Tulip is eligible for grants of awards under the Company’s 2011 Equity Incentive Plan as the Board of Directors or Compensation Committee may from time to time determine.  Dr. Tulip shall initially be granted 500,000 stock options pursuant to the terms of the 2011 Equity Incentive Plan, which options shall vest equally over three years upon each anniversary of his employment.

Upon termination of Dr. Tulip’s employment without Cause (as defined in the agreement) or his resignation for Good Reason (as defined in the agreement) prior to expiration of his employment period, he shall be entitled to receive $550,000 payable in either 12 equal monthly installment payments or in a single lump sum, at the Company’s discretion, together with the value of any accrued but unused vacation time, the amount of all accrued but previously unpaid base salary through the date of such termination, and reimbursement of any expenses incurred. In addition, the Company shall provide him with all benefits to which he is entitled for 18 months or the full unexpired term of the agreement, whichever is longer, unless Dr. Tulip’s employment is terminated for Cause.  Additionally, in the event the Company complete a Sales Transaction (as defined in the agreement), Dr. Tulip shall be entitled to a bonus as set forth in the agreement and 100% of Dr. Tulip’s then outstanding options will vest immediately.  This agreement contains standard non-competition, non-solicitation, and confidentiality clauses.

Tamara Rhein:

We are party to an employment agreement with Ms. Rhein pursuant to which Ms. Rhein serves as our chief financial officer.  The agreement is for an initial one year term that shall automatically renew for successive one year increments unless otherwise terminated.  Under the agreement, Ms. Rhein will receive a base salary at an annual rate of $130,000, and is entitled to an annual bonus as determined by our Board or compensation committee.  Ms. Rhein is also eligible for grants of awards under our 2011 Incentive Plan as the compensation committee may determine from time to time. Upon termination of Ms. Rhein’s employment prior to expiration of her employment period without cause Ms. Rhein shall be entitled to receive (i) all unpaid but due base salary, unpaid bonus and unused vacation days, (ii) benefits received immediately prior to termination for an additional period of six months following termination, (iii) reimbursement of expenses, and (iv) base salary immediately prior to termination for an additional period of six months following termination.  In the event that her employment is terminated within 30 days prior to, or is terminated or she resigns for Good Reason (as defined in the agreement) within 12 months following a Change of Control (as defined in the agreement, she will be entitled to her base salary and benefits for a period of 12 months following such termination or resignation. The employment agreement contains standard non-competition, non-solicitation, and confidentiality clauses.

Director Compensation

The following table sets forth certain information concerning compensation paid or accrued to our non-executive directors during the year ended December 31, 2014.

Name	Fees Earned of Pain in Cash ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
Walter Witoshkin	$30,000	(1)	-	$-	-	-	$118,000	(2)	$148,000
Peter S. Conti	$30,000	(3)	-	$-	-	-	$1,500		$31,500
Lawrence Atinsky	$30,000	(4)	-	$-	-	-	$-		$30,000
Joseph Pierro	$30,000	(5)	-	$-	-	-	$-		$30,000
Andrew Sassine	$22,500	(6)	-	$-	-	-	$-		$22,500

  (1) $15,000 accrued.
  (2) $28,000 accrued.
  (3) $15,000 accrued.
  (4) $15,000 accrued; $15,000 converted into bridge notes.
  (5) $15,000 accrued.
  (6) $15,000 accrued; $7,500 converted into bridge notes.

We pay the non-executive directors a quarterly stipend of $7,500 to compensate them for their time, attendance at board meetings and for phone calls as required.

Equity Incentive Plan

On February 14, 2011, our Board and stockholders adopted the 2011 Equity Incentive Plan (the “Plan”). Under the Plan, awards may take the form of options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986 (the “Code”), non-statutory options or restricted stock. The purpose of the Plan is to attract and retain the best available personnel in order to promote the success of our business and to encourage the sense of proprietorship and to stimulate the active interest of such persons in our development and financial success.

The Plan initially reserved 6,475,750 shares of common stock for issuance, of which a maximum of 161,250 could be issued as restricted stock. The 2011 Plan provides that on January 1 of each year, commencing on January 1, 2013, the aggregate number of shares available for issuance under the Plan shall be automatically increased so that the number of shares then available for issuance under the Plan will equal the greater of (i) the aggregate number of shares subject to the Plan as of the preceding December 31 and (ii) seven percent (7%) of our total outstanding shares. There are currently 1,831,322 shares reserved for issuance under the Plan. As of December 31, 2014, there were outstanding under the Plan options to purchase 4,644,428 shares and 161,250 shares of restricted stock.

Administration

The Plan is administered by our Board or a committee designated by our Board. With respect to grants of awards to our officers or directors, the Plan is administered by our Board or a committee in a manner that permits such grants to be exempt from Section 16(b) of the Exchange Act. Grants of awards to covered employees as defined under Section 162(m) of the Code, will be made only by a committee comprised solely of two or more directors eligible to serve on a committee making awards. The Board or the committee has the full authority to select recipients of the grants, determine the terms and conditions of any awards, interpret the Plan, and to take any other action deemed appropriate, consistent with the terms of the Plan.

Eligibility

Under the Plan, awards may be granted to employees, officers and directors of, and consultants and advisors to, our company and any subsidiary.

Terms of Options

The term of each option granted under the Plan shall be contained in a stock option agreement with the optionee and such terms shall be determined by the administrator consistent with the provisions of the Plan, including the following:

Purchase Price. The purchase price of the common stock subject to each incentive stock option shall not be less than the fair market value (as set forth in the Plan), or in the case of the grant of an incentive stock option to a principal stockholder, not less than 110% of fair market value of such common stock at the time such option is granted.

Vesting. The dates on which each option (or portion thereof) shall be exercisable and the conditions precedent to such exercise, if any, shall be fixed by the administrator, in its discretion, at the time such option is granted. Unless otherwise provided in the grant agreement, in the event of a change of control (as set forth in the Plan) the administrator may, in its sole discretion, accelerate the vesting of outstanding options, in whole or in part.

Expiration. Any option granted to an employee shall become exercisable over a period of no longer than five years. No option shall in any event be exercisable after 10 years from, and no incentive stock option granted to a 10% stockholder shall become exercisable after the expiration of five years from, the date of the option.

Transferability. Options are not transferable and may be exercised solely by the optionee during his or her lifetime or, following death, by the person entitled by will or the laws of descent and distribution; provided, however, that the administrator may, in its sole discretion, permit limited transfers of non-statutory options.

Terms of Restricted Stock

A stock award consists of the transfer by us to a participant of shares of common stock. The consideration for the shares to be issued shall be determined by the administrator. Shares of restricted stock are forfeitable until the terms of grant are satisfied and are not transferable until all restrictions have lapsed. Unless otherwise provided by the administrator, any distributions in respect of a restricted stock award will be subject to the same restrictions as the award.

Termination, Modification and Amendment

The Board may, in so far as permitted by law, from time to time, suspend or terminate the Plan or revise or amend it in any respect whatsoever, except that without the approval of our stockholders, no such revision or amendment shall (i) materially increase the number of shares subject to the Plan, (ii) decrease the price at which grants may be granted, (iii) materially increase the benefits to participants, (iv) materially modify the eligibility requirements for participation in the Plan, (v) effect a repricing, including through cancellations and re-grants of awards, or (v) alter or impair the rights and obligations under any outstanding award without the written consent of the participant thereunder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as of November 16, 2015 regarding the beneficial ownership of our common stock, by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock; (ii) our executive officers; (iii) each director; and (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage Beneficially Owned (2)
Johan (Thijs) Spoor (3)	1,928,211	6.0%
Tamara Rhein (4)	181,271	0.6%
Thomas H. Tulip (5)	0	0.0%
Walter Witoshkin (6)	243,345	0.8%
Peter S. Conti (7)	534,083	1.7%
Lawrence Atinsky (8)	205,444	0.6%
Andrew H. Sassine (9)	1,634,250	5.1%
W. Austin Lewis, IV (10)	8,671,428	27.0%
Platinum Long Term Growth VII LLC (11)	1,815,193	5.7%
All executive officers and directors as a group (8 persons)	13,398,032	41.8%

(1)
Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o FluoroPharma Medical, Inc., 8 Hillside Avenue, Suite 108, Montclair, N.J. 07042.

(2)	Based upon 32,041,360 shares of our common stock issued and outstanding.

(3)
Includes 200,398 shares of common stock, 42,857 shares of common stock issuable upon conversion of Series B Preferred Stock, 34,956 shares of common stock underlying warrants, 1,050,000 shares of common stock issuable upon exercise of options at $0.50 per share and 600,000 shares of common stock issuable upon exercise of options at $0.84 per share.  Does not include 150,000 shares of common stock issuable upon exercise of options at $0.50 which are held by Mr. Spoor but not currently exercisable nor exercisable within 60 days of November 16, 2015.

(4)
Includes 10,000 shares of common stock, 18,393 shares of common stock issuable upon conversion of Series B Preferred Stock, 10,711 shares of common stock underlying warrants, 10,500 shares of common stock issuable upon exercise of options at $1.05 per share, 106,667 shares of common stock issuable upon exercise of options at $0.83 per share and 25,000 shares of common stock issuable upon exercise of options at $0.51.  Does not include 73,333 shares of common stock issuable upon exercise of options at $0.83 per share and 25,000 shares of common stock issuable upon exercise of options at $0.51 per share which are held by Ms. Rhein but not currently exercisable nor exercisable within 60 days of November 16, 2015.

(5)
Does not include 500,000 shares of common stock issuable upon exercise of options at $0.35 per share which are held by Dr. Tulip but not currently exercisable nor exercisable within 60 days of November 16, 2015.

(6)
Does not include 161,250 restricted shares that vest upon the earlier of (i) the occurrence of a Change of Control, as defined in the 2011 Equity Incentive Plan; (ii) the successful completion of a Phase II clinical trial for any of the Company’s products; or (ii) the determination by the Board to provide for immediate vesting. Does include 75,000 shares of common stock issuable upon exercise of options at $0.95 per share, 17,857 shares of common stock issuable upon exercise of options at $1.40 per share, 125,488 shares of common stock issuable upon exercise of options at $0.83 per share, and 25,000 shares of common stock issuable upon exercise of options at $$0.53 per share.

(7)
Includes 35,738 shares of common stock, 45,000 shares of common stock issuable upon exercise of options at $0.95 per share, 285,000 shares of common stock issuable upon exercise of options at $0.16 per share, 17,857 shares of common stock issuable upon exercise of options at $1.40 per share, 125,488 shares of common stock issuable upon exercise of options at $0.83 per share, and 25,000 shares of common stock issuable upon exercise of options at $0.53 per share.

(8)
Includes 30,000 shares of common stock issuable upon conversion of Series B Preferred Stock, 24,956 shares of common stock underlying warrants, 125,488 shares of common stock issuable upon exercise of options at $0.83 per share and 25,000 shares of common stock issuable upon exercise of options at $0.53 per share.

(9)	Includes 600,000 shares of common stock, 600,000 shares of common stock underlying warrants and 25,000 shares of common stock issuable upon conversion of options at $0.53 per share.

(10)	Includes 100,000 shares of common stock. Also includes, 5,714,286 shares of common stock issuable upon conversion of the Convertible Notes at $0.35 per share and 2,857,143 shares of common stock issuable upon exercise of the Warrants at $0.50 per share held by Lewis Opportunity Fund. W. Austin Lewis, IV is an affiliate of Lewis Opportunity Fund and has voting and dispositive power with respect to such shares.

(11)
Includes 1,815,193 shares of common stock. The number of shares beneficially owned by Platinum Long Term Growth VII LLC does not include 4,523,076 shares of common stock underlying 4,523,076 shares of Series B Preferred Stock and 6,020,214 shares of common stock underlying warrants, exercisable at $0.53 per share, beneficially owned by Platinum-Montaur Life Sciences, LLC. The terms of such Series B Preferred Stock and warrants provide that the holder may not convert or exercise such securities to the extent such conversion or exercise could result in the holder beneficially owning more than 4.99% of our outstanding common stock, unless waived by the holder on at least 61 days notice and subject to the terms of such securities. Assuming such blocker provisions were waived and the full conversion and exercise of the Series B Preferred Stock and warrants held by Platinum-Montaur Life Sciences, LLC, such holder would beneficially own, together with Platinum Long Term Growth Fund VII LLC, approximately 47% of our issued and outstanding common stock. Michael Goldberg has the voting and dispositive power over the securities held for the account of this beneficial owner. The address of Platinum Long Term Growth VII LLC is 152 West 57th Street, 4th Floor, New York, NY 10019.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the last two fiscal years, there have been no transactions, whether directly or indirectly, between us and any of our officers, directors or their family members, except as follows:

Lewis Opportunity Fund, an affiliate of W. Austin Lewis, IV, a member of our Board, participated as an investor in the 2015 Placement and was issued 8% Convertible Notes in an aggregate principal amount of $2,000,000 and Warrants to purchase an aggregate of 2,857,143 shares of common stock. See "2015 Private Placement of Convertible Notes and Warrants" under "Prospectus Summary".

SELLING STOCKHOLDERS

We are registering for resale shares of our common stock, including shares issuable upon conversion of the Preferred Shares and exercise of the Warrants, held by the selling stockholders identified below.  We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.”  The following selling stockholder tables set forth:

●	the name of the selling stockholders,

●	the number of shares of common stock beneficially owned by the selling stockholders prior to the offering for resale of the shares under this prospectus,

●	the maximum number of shares of common stock that may be offered for resale for the account of the selling stockholders under this prospectus, and

●
the number and percentage of shares of common stock to be beneficially owned by the selling stockholders after the offering of the shares (assuming all of the offered shares are sold by the selling stockholders).

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission, or SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, including the Convertible Notes and the Warrants, or convertible or exercisable into shares of our common stock within 60 days of the date hereof, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following tables, each selling stockholder has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

As of the date of this prospectus, there were 32,041,360 shares of our common stock issued and outstanding.

Other than Lewis Opportunity Fund, L.P. (of which W. Austin Lewis, IV, a member of our Board, is an affiliate), who was an investor in the 2015 Placement, none of the selling stockholders has been an officer or director of us or any of our predecessors or affiliates within the last three years, nor has any selling stockholder had a material relationship with the Company.

Highline Research Advisors (“Highline”) and Monarch Capital Group, LLC (“Monarch”) acted as the Company’s placement agents in connection with the 2015 Placement. Highline received five-year warrants to purchase 178,288 shares of common stock at an exercise price of $0.50 per share and Monarch received five-year warrants to purchase 228,571 shares of common stock at an exercise price of $0.50 per share.

Other than Highline and Monarch, none of the selling stockholders listed below are broker-dealers and none of the selling stockholders are affiliates of broker-dealers.

The following table sets forth information regarding selling stockholders that participated in the 2015 Placement:

Name of Selling Stockholder	Beneficial Ownership) Prior to the Offering	Shares of Common Stock Included in Prospectus		Beneficial Ownership After the Offering	Percentage Owned After the Offering
PENSCO Trust Company, Custodian FBO John Silvestri IRA	1,071,429	1,071,429	(1)	0	0%
Leonard L. Mazur	214,286	214,286	(2)	0	0%
JLS Ventures LLC	214,286	214,286	(3)	0	0%
Lev Grzhonko Non-Grantor Fund	214,286	214,286	(4)	0	0%
Pinewood Trading Fund, L.P.	1,071,429	1,071,429	(5)	0	0%
Lewis Opportunity Fund, L.P.	8,671,428	8,571,428	(6)	100,000	0%
R. Forrest Waldon	128,571	128,571	(7)	0	0%
Alpha Capital Anstalt	428,593	428,593	(8)	0	0%
Highline Research Advisors	178,288	178,288	(9)	0	0%
Monarch Capital, LLC	320,630	228,571	(10)	92,059	0%
TOTAL:		12,321,167

(1)	Includes 357,143 shares of common stock issuable upon exercise of Warrants. John Silvestri has voting and dispositive power over the securities held by this selling stockholder.

(2)	Includes 71,429 shares of common stock issuable upon exercise of Warrants.

(3)	Includes 71,429 shares of common stock issuable upon exercise of Warrants. Justin Schreiber has voting and dispositive power over the securities held by this selling stockholder.

(4)
Includes 71,429 shares of common stock issuable upon exercise of Warrants. Perspecta Trust LLC, Trustee of the Lev Grzhonko Non-Grantor Delaware Trust, has voting and dispositive power over the securities held by this selling stockholder.

(5)	Includes 357,143 shares of common stock issuable upon exercise of Warrants. Jack Edward Brooks has voting and dispositive power over the securities held by this selling stockholder.

(6)
Includes 2,857,142 shares of common stock issuable upon exercise of Warrants. W. Austin Lewis, IV, a member of our Board, is an affiliate of Lewis Opportunity Fund, L.P. Austin Lewis has voting and dispositive power over the securities held by the selling stockholder.

(7)	Includes 42,857 shares of common stock issuable upon exercise of Warrants.

(8)	Includes 142,864 shares of common stock issuable upon exercise of Warrants. Konrad Ackermann has voting and dispositive power over the securities held by this selling stockholder.

(9)
Includes 178,288 shares of common stock issuable upon exercise of Warrants received as compensation for services rendered as a placement agent for the 2015 Placement. Nickolay V Kukekov, Ph.D. has the voting and dispositive power over the securities held by Highline.

(10)
 Includes 228,571 shares of common stock issuable upon exercise of Warrants received as compensation for services  rendered as a placement agent for the 2015 Placement. Michael Potter has the voting and dispositive power over the securities held by Monarch.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

This prospectus relates to the public offering of up to 12,321,167 shares of common stock by the selling stockholders.  Such shares include:

●	7,942,872 shares issuable upon conversion of outstanding Convertible Notes; and

●	4,378,295 shares issuable upon exercise of Warrants.

Authorized Capital Stock

We have authorized 200,000,000 shares of capital stock, par value $0.001 per share, of which 100,000,000 are shares of common stock and 100,000,000 are shares of “blank-check” preferred stock.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably such dividends, if any, as may be declared by our Board out of legally available funds; however, the current policy of our Board is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights.  The holders of our common stock do not have cumulative rights in the election of directors. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of the Preferred Shares and any other series of preferred stock that may be issued in the future.

Preferred Stock

Our Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. The preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us.

Series A Preferred Stock

We currently have outstanding 2,234,673 shares of series A convertible preferred stock, or Series A Preferred Stock.

Conversion

Each share of Series A Preferred Stock may, at the holder’s option, convert into common stock. The conversion rate is equal to the sum of the stated value of $0.83 per share, plus all accrued and unpaid dividends, divided by the conversion price, which is currently$0.35 and is subject to “full-ratchet” anti-dilution protection.

Subject to the specified provisions, the Series A Preferred Stock will automatically convert into common stock at the conversion price on the first date on which each of the following conditions shall have been satisfied: (i) we shall have consummated, a qualified financing for aggregate gross proceeds of at least $7,000,000, (ii) the volume weighted average trading price for our common stock for each day on thirty (30) consecutive trading days immediately preceding such date, must be above $1.50 with a trading volume in excess of 1,500,000 shares over such period, and (iii) all of the underlying are registered for resale under the Securities Act or otherwise eligible for sale under Rule 144 under the Securities Act.

Dividends

The holders of Series A Preferred Stock are entitled to dividends on the stated value at a rate of 10% per annum payable semi-annually on June 30 and December 31 of each calendar year in cash or, at the Company’s option, in the form of additional shares of Series A Preferred Stock.

Liquidation preference

In the event of liquidation, dissolution or winding up of our business, whether voluntary or involuntary, each holder of Series A Preferred Stock is entitled to receive, out of our assets legally available therefor, a preferential amount in cash, per share of Series A Preferred Stock, equal to (and not more than) the sum of the (x) stated value, plus (y) all accrued and unpaid dividends thereon. If upon any such distribution our assets are insufficient to pay the holders of the outstanding shares of Series A Preferred Stock the full amounts to which they are entitled, such holders will share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

Voting

The holders of the Series A Preferred Stock have the right to one vote for each share of common stock into which such Series A Preferred Stock could then convert.

Series B Preferred Stock

We currently have outstanding 5,707,475 shares of series B convertible preferred stock, or Series B Preferred Stock.

Ranking

The Series B Preferred Stock ranks junior to Series A Preferred Stock and senior to our common stock with respect to distributions of assets upon the liquidation, dissolution or winding up of the Company.

Conversion

Each share of Series B Preferred Stock may, at the holder’s option, convert into common stock. The conversion rate is equal to the sum of the stated value of $0.80 per share, plus all accrued and unpaid dividends, divided by the conversion price, which is currently$0.35 and is subject to “full-ratchet” anti-dilution protection.

The Series B Preferred Stock is subject to mandatory conversion at such time as the volume weighted average price of our common stock is at least $1.20 (subject to adjustments for stock splits and similar events) provided, that, on the mandatory conversion date, (i) a registration statement providing for the resale of the shares underlying the Series B Preferred Stock is effective, or such shares may be offered for sale to the public without limitations pursuant to Rule 144, (ii) trading in the common stock shall not have been suspended by the SEC or exchange or market on which the common stock is trading), (iii) the daily volume of the common stock is at least 50,000 shares per day for the applicable ten (10) consecutive trading days, and (i) we are in material compliance with the terms and conditions of the applicable transaction documents.

Dividends

Cumulative dividends on the Series B Preferred Stock accrue at the rate of 10% of the stated value per annum, compounded annually through September 2016, except with respect to Platinum, for which dividends will accrue through October 2017. Accrued dividends are payable upon the earliest to occur of (i) the third anniversary of the issuance date (or, with respect to the Major Holder, the fourth anniversary of the issuance date), (ii) mandatory conversion and (iii) an automatic conversion upon a fundamental transaction (as such term is defined in the Certificate of Designation) or triggering event (as described below). Dividends are payable in Series B Preferred Stock valued at the stated value, or in cash upon the mutual agreement of the Company and the holder.

Liquidation Preference

If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, each holder of the Series B Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, and payments due to holders of the Series A Preferred Stock but before any distribution of assets is made on the  common stock or any of our other shares of stock ranking junior as to such a distribution to the Series B Preferred Stock, a liquidating distribution in the amount in the amount of the stated value of all such holder’s Series B Preferred Stock plus all accrued and unpaid dividends

Voting Rights

The holders of the Series B Preferred Stock have the right to one vote for each share of common stock into which such Series B Preferred Stock could then convert. In addition, as long as at least 25% of the Series B Preferred Stock remains outstanding, we will not, without the affirmative vote or consent of the holders of at least a majority of the outstanding Series B Preferred Stock, voting as a separate class, (i) amend, waive or repeal (including through a merger, consolidation or similar event) any provision of our articles of incorporation or by-laws in any manner that adversely affects the rights of the holders of the Series B Preferred Stock; (ii) alter or change adversely the preferences, rights, privileges, or restrictions of the Series B Preferred Stock; (iii) authorize or create any class or series of stock having rights, preferences or privileges in any respect senior to the Series B Preferred Stock; or (iv) reclassify, alter or amend any existing class or series of stock, if such reclassification, alteration or amendment would render such other class or series of stock as having rights, preferences or privileges in any respect senior to the

Warrants

This prospectus relates to shares of 4,378,295 shares of common stock underlying Warrants issued in connection with the 2015 placement transactions at an exercise price of $0.50 per share.  In the event there is not an effective registration statement covering the resale of the underlying shares, the Warrants may be exercised on a cashless basis.

The Warrants issued in the 2015 Placement are exercisable for five years at a price of $0.50 per share. The exercise price is subject to customary adjustments for stock splits, stock dividends and similar events, as well as “full-ratchet” anti-dilution adjustments for future issuances of other Company securities. The Warrants may be exercised on a cashless basis.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing our Board and management.  The holders of our common stock do not have cumulative voting rights in the election of our directors, which makes it more difficult for minority stockholders to be represented on the Board.  Our articles of incorporation allow our Board to issue additional shares of our common stock and new series of preferred stock without further approval of our stockholders.  The existence of authorized but unissued shares of common stock and preferred could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger, or otherwise.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders of record, a “resident domestic corporation,” from engaging in various “combination” transactions with any “interested stockholder” unless certain conditions are met or the corporation has elected in its articles of incorporation to not be subject to these provisions.  We have not elected to opt out of these provisions and if we meet the definition of resident domestic corporation, now or in the future, our company will be subject to these provisions.

A “combination” is generally defined to include (a) a merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with the interested stockholder or affiliate or associate of the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, by the resident domestic corporation or any subsidiary of the resident domestic corporation to or with the interested stockholder or affiliate or associate of the interested stockholder having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the resident domestic corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the resident domestic corporation, or (iii) 10% or more of the earning power or net income of the resident domestic corporation; (c) the issuance or transfer in one transaction or series of transactions of shares of the resident domestic corporation or any subsidiary of the resident domestic corporation having an aggregate market value equal to 5% or more of the resident domestic corporation to the interested stockholder or affiliate or associate of the interested stockholder; and (d) certain other transactions with an interested stockholder or affiliate or associate of the interested stockholder.

An “interested stockholder” is generally defined as a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. An “affiliate” of the interested stockholder is any person that directly or indirectly through one or more intermediaries is controlled by or is under common control with the interested stockholder. An “associate” of an interested stockholder is any (a) corporation or organization of which the interested stockholder is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of voting shares of such corporation or organization; (b) trust or other estate in which the interested stockholder has a substantial beneficial interest or as to which the interested stockholder serves as trustee or in a similar fiduciary capacity; or (c) relative or spouse of the interested stockholder, or any relative of the spouse of the interested stockholder, who has the same home as the interested stockholder.

If applicable, the prohibition is for a period of two years after the date of the transaction in which the person became an interested stockholder, unless such transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders; and extends beyond the expiration of the two-year period, unless (a) the combination was approved by the board of directors prior to the person becoming an interested stockholder; (b) the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder; (c) the transaction is approved by the affirmative vote of a majority of the voting power held by disinterested stockholders at a meeting called for that purpose no earlier than two years after the date the person first became an interested stockholder; or (d) if the consideration to be paid to all stockholders other than the interested stockholder is, generally, at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus compounded interest and less dividends paid, (ii) the market value per share of common shares on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, plus compounded interest and less dividends paid, or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock, plus accrued dividends, if not included in the liquidation value. With respect to (i) and (ii) above, the interest is compounded at the rate for one-year United States Treasury obligations from time to time in effect.

Applicability of the Nevada business combination statute would discourage parties interested in taking control of our company if they cannot obtain the approval of our Board. These provisions could prohibit or delay a merger or other takeover or change in control attempt and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions.

The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more but less than one-third, (b) one-third but less than a majority, and (c) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and any additional shares acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above.  We have not opted out of these provisions and will be subject to the control share provisions of the NRS if we meet the definition of an issuing corporation upon an acquiring person acquiring a controlling interest unless we later opt out of these provisions and the opt out is in effect on the 10th day following such occurrence.

The effect of the Nevada control share statute is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC.QB under the symbol “FPMI.” The following table sets forth, for the calendar periods indicated, the high and low last reported price of our common stock, as reported by the OTC.QB.  The quotations represent inter-dealer prices without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.  The quotations may be rounded for presentation.

2015	High	Low
First Quarter	$0.50	$0.35
Second Quarter	$0.45	$0.30
Third Quarter	$0.43	$0.24
Fourth Quarter (through November 16)	$0.37	$0.25

2014
First Quarter	$0.74	$0.51
Second Quarter	$0.90	$0.67
Third Quarter	$0.68	$0.56
Fourth Quarter	$0.62	$0.40

2013
First Quarter	$0.91	$0.77
Second Quarter	$0.84	$0.55
Third Quarter	$0.70	$0.52
Fourth Quarter	$0.67	$0.51

Holders

As of November 16, 2015, we had 173 stockholders of record.  Our transfer agent is Vstock Transfer, LLC, Cedarhurst, New York.

Dividend Policy

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to utilize all available funds to develop our business. We can give no assurances that we will ever have excess funds available to pay dividends.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.fluoropharma.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information and other content contained on our website are not part of the prospectus.

LEGAL MATTERS

Loeb & Loeb LLP, New York, New York, has acted as our counsel in connection with this offering. The validity of the shares of our common stock offered hereby have been passed upon for us by Sherman & Howard, L.L.C., Las Vegas, Nevada.

EXPERTS

The consolidated balance sheets of the Company as of December 31, 2014 and 2013 and the related consolidated statements of operations, consolidated statements of changes in stockholders’ equity (deficit) and the consolidated statement of cash flows for the years ended December 31, 2014 and 2013 included in this registration statement on Form S-1 have been so included in reliance on the consolidated report of Wolf & Company, P.C., an independent registered public accounting firm, given upon their authority as experts in accounting and auditing.

FluoroPharma Medical, Inc.

FLUOROPHARMA MEDICAL, INC. and Subisidiary
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,301,122	$252,145
Investment in trading securities	-	39,930
Prepaid expenses & other	411,464	158,849
Total Current Assets	1,712,586	450,924

Property & equipment, net	5,712	11,727
Intangible assets, net	328,295	357,540

Total Assets	$2,046,593	$820,191

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Convertible notes payable - short term, net (see Note 4)	$4,330,274	$2,123,416
Accounts payable	1,672,185	1,064,480
Derivative liabilities	1,385,695	1,354,319
Accrued expenses & other	1,569,444	1,074,611
Total Current Liabilities	8,957,598	5,616,826
Commitments & Contingencies

Stockholders’ Deficit:

Preferred stock Series A; $0.001 par value, 3,500,000 shares designated 462,922 and 949,477 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively (preference in liquidation of $394,032 at September 30, 2015)	465	951
Preferred stock Series B; $0.001 par value, 12,000,000 shares designated 5,694,571 shares issued and outstanding at September 30, 2015 and December 31, 2014 (preference in liquidation of $5,521,222 at September 30, 2015)	5,695	5,695
Common stock - Class A - $0.001 par value, 100,000,000 shares authorized, 30,366,011 and 29,197,497 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	30,367	29,199
Additional paid-in capital	24,246,736	24,034,203
Accumulated deficit	(31,194,268)	(28,866,683)
Total Stockholders’ Deficit	(6,911,005)	(4,796,635)

Total Liabilities and Stockholders’ Deficit	$2,046,593	$820,191

 The accompanying notes are an integral part of these consolidated financial statements

FLUOROPHARMA MEDICAL, INC. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating Expenses:
General and administrative	$492,974	$824,874	$1,773,996	$2,667,109
Research and development	291,618	641,445	576,824	1,232,939
Total Operating Expenses	784,592	1,466,319	2,350,820	3,900,048

Loss from Operations	(784,592)	(1,466,319)	(2,350,820)	(3,900,048)

Other Income (Expense):
Loss on disposition of intangible/fixed assets	-	(13,005)	-	(29,596)
Loss on sale of trading securities	-	-	(11,946)	(302,116)
Unrealized gain on trading securities	-	-	7,986	236,143
Gain (loss) on revaluation and modification of derivative liabilities	1,130,351	501,966	856,327	(205,001)
Interest and other expense	(240,851)	(39,467)	(398,775)	(40,075)
Total Other Income (Expense), net	889,500	449,494	453,592	(340,645)

Income (Loss) Before Provision for Income Taxes	104,908	(1,016,825)	(1,897,228)	(4,240,693)

Provision for Income Taxes	-	-	-	-

Net Income (Loss)	$104,908	$(1,016,825)	$(1,897,228)	$(4,240,693)

Preferred Stock Dividends	(142,840)	(135,053)	(430,357)	(415,006)

Net Loss Attributable to Common Stockholders	$(37,932)	$(1,151,878)	$(2,327,585)	$(4,655,699)

Net Loss per Common Share - Basic and Diluted	$(0.00)	$(0.04)	$(0.08)	$(0.16)

Weighted Average Shares Used in
per Share Calculation - Basic and Diluted:	29,847,803	29,109,320	29,502,276	28,452,768

The accompanying notes are an integral part of these consolidated financial statements

FLUOROPHARMA MEDICAL, INC. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:	(Unaudited)	(Unaudited)

Net loss	$(1,897,228)	$(4,240,693)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	35,260	29,652
Amortization of issuance costs	220,656	19,112
Fair value of common stock issued for consulting	-	178,160
Share-based compensation related to stock options	169,641	330,854
Loss on intangible and fixed asset dispositions	-	29,596
Net loss on sale of trading securities	11,946	302,116
Change in unrealized loss on trading securities	(7,986)	(236,143)
(Gain) loss on revaluation and modification of derivative liabilities	(856,327)	205,001
(Increase) decrease in:
Prepaid expenses & other	(101,167)	(54,946)
Increase (decrease) in:
Accounts payable	607,705	357,060
Accrued expenses & other	108,050	218,262
Net Cash Used by Operating Activities	(1,709,450)	(2,861,969)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of investments	35,970	568,852
Cash paid for intangible assets	-	(350,000)
Cash paid for purchase of property and equipment	-	(6,564)
Net Cash Provided by Investing Activities	35,970	212,288

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes payable – short term	2,980,005	1,372,500
Proceeds from other short – term financing	365,000	-
Notes payable issuance costs	(207,548)	(99,655)
Repayment of notes payable	(415,000)	-
Proceeds from the exercise of stock warrants	-	90,375
Proceeds from sale of common stock, net	-	203,055
Net Cash Provided by Financing Activities	2,722,457	1,566,275

Net Increase (Decrease) in Cash and Cash Equivalents	1,048,977	(1,083,406)
Cash and Cash Equivalents, Beginning of Period	252,145	1,143,175
Cash and Cash Equivalents, End of Period	$1,301,122	$59,769

Supplemental Cash Flow Disclosures:
Interest expense paid in cash	$-	$-
Tax paid	$1,912	$1,412

Supplemental Non-Cash Disclosure:
Fair value of warrants modified in connection with Series B financing	$-	$(114,923)
Fair value of warrants issued to Series B placement agents	$-	$(12,738)
Series B Preferred Stock dividends	$(376,977)	$(340,046)
Series A Preferred Stock dividends	$(44,492)	$(57,791)
Conversion of Series A Preferred Stock dividend to Common Stock	$(8,888)	$(17,170)
Conversion of Series A Preferred Stock to Common Stock	$(528)	$(1,494)
Conversion of Series B preferred shares to Common Stock	$-	$(1,254)
Fair value of warrants issued with Convertible Notes	$(358,255)	$-
Fair value of warrants issued to Convertible Notes placement agents	$(39,108)	$-
Fair value of embedded derivative liability in Convertible Notes	$(490,340)	$-

The accompanying notes are an integral part of these consolidated financial statements

FLUOROPHARMA MEDICAL, INC. and Subsidiary
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.            ORGANIZATION, BASIS OF PRESENTATION AND GOING CONCERN

FluoroPharma Medical, Inc., a Nevada corporation (the “Company”), is a molecular imaging company headquartered in Montclair, N.J. The Company was founded as FluoroPharma Inc. in 2003 to engage in the discovery, development and commercialization of proprietary products for the positron emission tomography (“PET”) market. The Company’s initial focus has been on the development of novel cardiovascular imaging agents that can more efficiently and effectively detect and assess acute and chronic forms of coronary artery disease (“CAD”). Molecular imaging pharmaceuticals are radiopharmaceuticals that enable early detection of disease through the visualization of subtle changes in biochemical and biological processes.

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, FluoroPharma, Inc., a Delaware corporation. All intercompany transactions have been eliminated in consolidation.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of FluoroPharma Medical, Inc. and subsidiary have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC").  Accordingly, the unaudited condensed consolidated financial statements do not include all information and footnotes required by U.S. GAAP for complete annual financial statements.  In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation.  Certain prior year amounts in the condensed consolidated financial statements and notes thereto have been reclassified to conform to the current period’s presentation.  Interim operating results are not necessarily indicative of results that may be expected for the year ending December 31, 2015 or for any other interim period.  The unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements of the Company and the notes thereto as of and for the year ended December 31, 2014, as included in the Company's Form 10-K filed with the SEC on March 31, 2015.

Going concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has experienced net losses and negative cash flows from operations since its inception.  The Company has sustained cumulative losses attributable to common stockholders of $31,194,268 as of September 30, 2015.  The Company has historically financed its operations through issuances of equity and the proceeds of debt instruments. In the past, the Company has also provided for its cash needs by issuing common stock, options and warrants for certain operating costs, including consulting and professional fees. During the nine months ended September 30, 2015, the Company raised net cash proceeds of $2,722,457 through the issuance of notes payable. In addition, during the nine months ended September 30, 2015, the Company received gross proceeds of $35,970 from the sale of freely tradable securities received pursuant to the issuance and sale in a private placement of promissory notes (see Note 4).  During the year ended December 31, 2014, the Company raised net cash of $2,243,102 through the issuance of notes payable, the sale of common stock and the exercise of warrants. Additionally, the Company received cash proceeds of $568,852 from the sale of freely tradable securities received as consideration in the Company’s 2013 private placement of its Series B Preferred Stock.

The Company continues to actively pursue various funding options, including equity offerings, to obtain additional funds to continue the development of its products and bring them to commercial markets. Management continues to assess fund raising opportunities to ensure minimal dilution to its existing shareholder base and to obtain the best price for its securities. Management is optimistic based upon its ability to raise funds in prior years, through private placement offerings, that it will be able to raise additional funds in the future.  If the Company is unable to raise additional capital as may be needed to meet its projections for operating expenses, it could have a material adverse effect on liquidity or require the Company to cease or significantly delay some of its clinical trials.  These financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Investments

Investments that are purchased and held principally for the purpose of selling them in the near term are classified as “trading securities” and reflected on the balance sheet at fair value, with unrealized gains and losses included in earnings. All the Company’s investments are considered “trading securities” at December 31, 2014. During the nine months ended September 30, 2015, the Company sold all investments and received cash proceeds of $35,970.  The Company recorded realized losses of $11,946 upon the sale.

Intangible Assets

The Company’s intangible assets consist of technology licenses and are carried at the legal cost to obtain them. Intangible assets are amortized using the straight-line method over the estimated useful life. Useful lives on technology licenses are 5 to 15 years.

Fair Value of Financial Instruments

The Company groups its assets and liabilities measured at fair value, in three levels based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price).

Financial instruments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

The three levels of the fair value hierarchy are as follows:

Level 1 – Valuation is based on quoted prices in active markets for identical assets or liabilities.  Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

 Level 2 – Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

 Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.  Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy.  In such cases, an instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.  The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the financial instrument.

The Company recognizes transfers between levels at the end of the reporting period as if the transfers occurred on the last day of the reporting period.

Assets and liabilities measured at fair value on a recurring basis at September 30, 2015 are summarized below:

	September 30, 2015
	Level 1	Level 2	Level 3	Fair Value
Current Liabilities:
Derivative liabilities	$-	$-	$1,385,695	$1,385,695

Assets and liabilities measured at fair value on a recurring basis at December 31, 2014 are summarized below:

December 31, 2014
Level 1	Level 2	Level 3	Fair Value
Current Assets:
Trading securities	$39,930	$-	$-	$39,930
Current Liabilities:
Derivative liability	$-	$-	$1,354,319	$1,354,319

The following table sets forth the changes in the estimated fair value for our Level 3 classified derivative liability:

	Nine Months Ended	Nine Months Ended
	September 30, 2015	September 30, 2014
Fair value at beginning of period	$1,354,319	$2,549,196

Issuance of warrants	397,363
Embedded conversion feature	490,340
Modification and reclassification of outstanding warrants	-	114,923
Change in fair value	(856,327)	123,199
Fair value at end of period	$1,385,695	$2,787,318

Recently Issued Accounting Standards

In April 2015, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2015-03, 'Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs”. ASU 2015-03 is intended to simplify the presentation of debt issuance costs. These amendments require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. This new guidance is effective for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years. Early adoption is permitted. The Company is currently in the process of evaluating the impact of the adoption of this ASU on the financial statements.

In January 2015, FASB issued ASU 2015-01 “Income Statement - Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items”. This ASU removes the concept of an extraordinary item.  Subtopic 225-20, Income Statement - Extraordinary and Unusual Items, required that an entity separately classify, present, and disclose extraordinary events and transactions. Presently, an event or transaction is presumed to be an ordinary and usual activity of the reporting entity unless evidence clearly supports its classification as an extraordinary item.  If an event or transaction meets the criteria for extraordinary classification, an entity is required to segregate the extraordinary item from the results of ordinary operations and show the item separately in the income statement, net of tax, after income from continuing operations. The entity also is required to disclose applicable income taxes and either present or disclose earnings-per-share data applicable to the extraordinary item.  The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015.  Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption.  The Company is currently in the process of evaluating the impact of the adoption of this ASU on the financial statements.

3.            OTHER BALANCE SHEET INFORMATION

Components of selected captions in the accompanying balance sheets as of September 30, 2015 and December 31, 2014 consist of:

	September 30, 2015	December 31, 2014
Prepaid expenses & other:

Prepaid insurance	$19,236	$24,576
Deferred closing costs	196,282	83,941
Annual license fees	166,666	--
Other	29,280	50,332
Prepaid expenses & other	$411,464	$158,849

Accrued expenses & other:
Professional fees	$23,598	$47,028
Accrued dividends Series A and B Preferred Stock	975,371	588,588
Deferred salary	88,958	63,542
Accrued interest on notes payable	224,944	53,749
Research and development	23,228	170,292
Other	233,345	151,412
Accrued expenses & other	$1,569,444	$1,074,611

4.            CONVERTIBLE NOTES PAYABLE – SHORT TERM

2014 Convertible Notes Payable

In July, November and December 2014, the Company issued promissory notes (the “Notes”) pursuant to a Note Purchase Agreement entered into with certain accredited investors for an aggregate principal amount of approximately $1,998,500, $47,916 of which was received by the Company in marketable securities. The Notes mature one year from the date of issuance and bear interest at the rate of 8% per annum. All principal and accrued interest under the Notes will automatically convert into the Company’s next equity or equity-linked financing (a “Subsequent Financing”) in accordance with the following formula: (outstanding balance of the Notes as of the closing of the Subsequent Financing) x (1.15) / (the per security price of the securities sold in the Subsequent Financing).  The investors shall be considered to be purchasers in the Subsequent Financing by way of their converted Notes.  In addition, upon the closing of a Subsequent Financing, each of the investors shall be issued, in addition to any warrants issued in connection with a Subsequent Financing, an additional warrant to purchase a number of shares of common stock equal to fifty percent (50%) of the number of shares of common stock purchased by such investor in the Subsequent Financing assuming a per share purchase price of the securities to be issued in the Subsequent Financing.

In March 2015, the Company issued additional Notes for an aggregate principal amount of $200,000.

In connection with the issuance of the 2015 Convertible Notes (as defined and discussed below), the holders of the Notes, in the outstanding principal amount of $2,198,416, amended their Notes to (i) extend the maturity date an additional six months, (ii) change the terms of the conversion premium from 1.15 to 1.25 to be consistent with conversion terms of the 2015 Convertible Notes, and (iii) provide that the issuance of promissory notes by the Company in a transaction with a substantially similar structure to the transactions contemplated by the Notes shall not be deemed a Subsequent Financing.

In addition, in September 2014, the Company issued a promissory note to a shareholder in the principal amount of $150,000. Interest accrues on the note at a rate of 12% per annum in the event this note is repaid upon maturity on December 31, 2014; otherwise interest accrues at a rate of 16% per annum. As of September 30, 2015, the Company accrued $20,218 in interest expense. As of September 30, 2015, the outstanding balance of this note of $75,000 is included in convertible notes payable - short term in the condensed consolidated balance sheets (see Note 9).

2015 Convertible Notes Payable

On May 28, 2015, the Company accepted subscriptions pursuant to a new Note and Warrant Purchase Agreement, as amended on August 6, 2015, for the issuance and sale in a private placement of up to $3,000,000 of convertible promissory notes (the “Convertible Notes”).  The Convertible Notes mature one year from the date of issuance and bear interest at the rate of 8% per annum.  All principal and accrued interest under the Convertible Notes will, at the sole option of the investor (i) convert into the Company’s next equity or equity-linked financing in which the Company raises gross proceeds of at least $3,600,000 (the “Subsequent Financing”), into such securities, including warrants of the Company as are issued in the Subsequent Financing, the amount of which shall be determined in accordance with the following formula: (the outstanding balance of the Convertible Notes plus accrued interest as of the closing of the Subsequent Financing) x (1.25) / (the per security price of the securities sold in the Subsequent Financing), or (ii) convert into a new financing in which the Company shall issue to the investor one share of common stock and one-half of one warrant at a purchase price no greater than $0.35 per share. The per security price of the securities sold in the Subsequent Financing shall not exceed $0.35.  In addition, the holders of the Convertible Notes shall have the option, at any time, to convert all principal and accrued interest into common stock at price per share of $0.35.   In the event that the Company shall, at any time, issue or sell additional shares of common stock or common stock equivalents, as defined, at a price per share less than $0.35, then the conversion price of the Convertible Notes shall be reduced to a price equal to the consideration paid for these additional shares of common stock.

Pursuant to the Note and Warrant Purchase Agreement, the Company issued warrants at an initial exercise price per share of $0.50 to purchase a number of shares of common stock equal to fifty percent of the number of shares of common stock such investor would receive upon full conversion of the Convertible Notes at a conversion price of $0.35 per share.

From May through September 2015, the Company issued Convertible Notes in the aggregate principal amount of $2,780,005 and warrants to purchase 3,971,436 shares of common stock at $0.50 per share.  In connection with the issuance of the Convertible Notes, the Company paid to placement agents a cash fee of $142,400 and issued 406,859 five-year warrants to purchase shares of common stock at an exercise price of $0.50 per share.   On the issuance date, the fair value of the placement agent warrants was $39,108 which was recorded as a deferred offering cost and as a derivative warrant liability.

Based upon the Company’s analysis of the criteria contained in ASC Topic 815-40, “Derivatives and Hedging—Contracts in Entity’s Own Equity” (“ASC Topic 815-40”), the Company has determined that since the exercise price of the warrants may be reduced if the Company issues shares at a price below the then-current exercise price, the warrants issued in connection with the Convertible Notes must be classified as derivative instruments. In accordance with ASC Topic 815-40, these warrants are also being re-measured at each balance sheet date based on estimated fair value, and any resultant changes in fair value is being recorded in the Company’s consolidated statement of operations.

In order to account for the issuance of the Convertible Notes and warrants, the Company allocated the total gross proceeds of $2,780,005 between the Convertible Notes and the warrants.  The warrants were allocated their full fair value as of the respective grant dates totaling $358,255 and the residual net proceeds of $2,421,750 were allocated to the Convertible Notes.  The conversion feature of the Convertible Notes was then analyzed.  The Company determined that the embedded conversion feature did not meet the requirements for equity classification in accordance with ASC Topic 815-40.  Therefore, the conversion feature fair value of $490,340 was bifurcated from the host contract, the Convertible Notes, and recorded as a derivative liability, thereby creating a further discount on the Convertible Notes.  The conversion feature is also being re-measured at each balance sheet date based on estimated fair value, and any resultant changes in fair value is being recorded in the Company’s consolidated statement of operations.

In connection with the issuance of the short-term financing Notes and the Convertible Notes, the Company incurred $335,877 in issuance costs.  These costs are recorded as deferred issuance costs, included in prepaid expenses and other current assets on the Company’s balance sheet and amortized to interest expense over the term of such Convertible Notes. For the nine months ended September 30, 2015 and 2014, the Company has amortized $95,207 and $19,112, respectively, of issuance costs to expense.  For the nine months ended September 30, 2015 and 2014, the Company recorded non-cash interest expense related to the amortization of the discount on the Convertible Notes of $125,449 and $0, respectively.

Interest expense, including amortization of deferred issuance costs and debt discounts related to the warrants and beneficial conversion feature, totaled $396,863 and $38,680 for the nine months ended September 30, 2015 and 2014, respectively.

The issuance of the Convertible Notes has resulted in an adjustment to the conversion price and exercise price of certain of the Company’s outstanding securities, including its Series A Preferred Stock, Series B Preferred Stock and certain outstanding warrants, to $0.35 per share as a result of the various “full-ratchet” anti-dilution provisions contained in such securities.

In connection with the private placement of the Convertible Notes, the Company entered into a registration rights agreement with the investors, in which the Company agreed to file a registration statement with the SEC to register for resale the shares underlying the Convertible Notes and the warrants within 90 calendar days of the final closing date of the Convertible Notes and to have the registration statement declared effective within 120 calendar days after the filing date.

5.            CAPITAL STOCK

SERIES A PREFERRED STOCK

The Company is authorized to issue 100,000,000 shares of preferred stock, $0.001 par value per share, of which 3,500,000 shares have been designated Series A Preferred Stock. At September 30, 2015 and December 31, 2014, 462,922 and 949,477 shares of Series A Preferred Stock, respectively, were issued and outstanding.

During the nine months ended September 30, 2015, 528,345 shares of Series A Preferred Stock were converted into 1,145,796 shares of common stock.  In addition, the Company issued 22,718 shares of its common stock in satisfaction of a $8,889 dividend accrued on the shares of Series A Preferred Stock that were converted.

For the nine months ended September 30, 2015, the Company accrued a preferred stock dividend of $44,491. The Company issued 41,790 shares of Series A Preferred Stock in payment of such dividends as related to the Series A Preferred Stock outstanding at June 30, 2015.

During the nine months ended September 30, 2014, 1,493,976 shares of Series A Preferred Stock were converted into 2,480,000 shares of the Company’s common stock.  In addition, the Company issued 34,339 shares of the Company’s common stock in satisfaction of a $17,170 dividend accrued on the shares of Series A Preferred Stock that were converted.

For the nine months ended September 30, 2014, the Company accrued a preferred stock dividend of $57,791.  The Company issued 46,586 shares of Series A Preferred Stock in payment of such dividends as related to the Series A Preferred Stock outstanding at June 30, 2014.

SERIES B PREFERRED STOCK

The Company is authorized to issue 100,000,000 shares of preferred stock, $0.001 par value per share, of which 12,000,000 shares have been designated Series B Preferred Stock. At September 30, 2015 and December 31, 2014, 5,694,571 shares of Series B Preferred Stock were issued and outstanding.

For the nine months ended September 30, 2015 and 2014, the Company accrued a Series B Preferred Stock dividend of $376,977 and $340,046, respectively. In addition, the Company issued 2,507 shares of common stock in payment of such dividends as related to the Series B Preferred Stock converted to common stock during the nine months ended September 30, 2014.

During the nine months ended September 30, 2015, there were no voluntary conversions.

COMMON STOCK

The Company has authorized 100,000,000 shares of its common stock, $0.001 par value per share. At September 30, 2015 and December 31, 2014, the Company had issued and outstanding 30,366,011 and 29,197,497 shares of its common stock, respectively.

6.            STOCK PURCHASE WARRANTS

During the nine months ended September 30, 2015, the Company issued 3,971,436 common stock warrants to investors and 406,859 common stock warrants to the placement agents in connection with issuance of the Convertible Notes. These warrants are recorded as a derivative warrant liability.

During the nine months ended September 30, 2015, 3,017,490 stock purchase warrants expired with a weighted average exercise price of $1.29.

As a result of the issuance of the Convertible Notes payable pursuant to the Note and Warrant Purchase Agreement entered into with certain accredited investors on May 28, 2015, the exercise price of the warrants issued in connection with the sale of the Company's Series B Preferred Stock was reduced to $0.35 per share.

The following represents additional information related to common stock warrants outstanding and exercisable at September 30, 2015:

Exercise Price	Number of Shares Under Warrants	Weighted Average Remaining Contract Life in Years	Weighted Average Exercise Price
$0.35	8,676,408	3.00	$0.35
$0.50	4,378,295	4.82	$0.50
Total warrants accounted for as derivative liability	13,054,703	3.61	$0.40

$0.83	2,108,500	3.05	$0.83
$0.84	20,000	0.84	$0.84
$0.85	281,912	1.82	$0.85
$0.95	20,000	1.01	$0.95
$1.00	165,417	3.38	$1.00
$1.33	564,308	0.21	$1.33
Total warrants accounted for as equity	3,160,137	2.42	$0.93
Total for all warrants outstanding	16,214,840	2.08	$0.50

For warrants granted that are accounted for as a derivative liability, the Company used a Binomial Options Pricing model.  The primary assumptions used to determine the fair values of these warrants were: risk free interest rate of 1.37%, volatility of 49.42%, and actual term and exercise price of the warrants granted.

7.             COMMON STOCK OPTIONS

On February 11, 2011, the Company adopted its 2011 Equity Incentive Plan (the “Plan”) under which 6,475,750 shares of common stock were reserved for issuance under options or other equity interests as set forth in the Plan. Under the Plan, options are available for issuance to employees, officers, directors, consultants and advisors. The Plan provides that the board of directors will determine the exercise price and vesting terms of each option on the date of grant. Options granted under the Plan generally expire ten years from the date of grant.

Under the Plan, the Company has issued 161,250 shares of fully paid and non-assessable restricted common stock to a director of the Company. These shares of restricted stock are subject to the terms of the Plan and are unvested and outstanding as of September 30, 2015. The shares shall vest upon the earlier of (i) the occurrence of a Change of Control, as defined in the Plan, (ii) the successful completion of a Phase II clinical trial for any of the Company’s products, or (iii) the determination by the board of directors to provide for immediate vesting. The weighted average grant-date fair value is $1.07 per share.

The following is a summary of all common stock option activity for the nine months ended September 30, 2015:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 2014	4,644,428	$0.68
Options granted	125,000	$0.53
Options forfeited	(15,000)	$0.13
Options exercised	-	$-
Outstanding at September 30, 2015	4,754,428	$0.67

	Options Exercisable	Weighted Average Exercise Price per Share
Exercisable at December 31, 2014	3,781,096	$0.68
Exercisable at September 30, 2015	4,312,762	$0.68

The weighted average fair value of options granted during the nine months ended September 30, 2015 was $0.15.

At September 30, 2015, the weighted average remaining contractual term for exercisable and outstanding options is 5.10 and 5.25 years, respectively.  At September 30, 2015, the aggregate intrinsic value of all of the Company’s exercisable and outstanding options is $74,250 and $74,250, respectively.

Employee stock-based compensation expense for the nine months ended September 30, 2015 and 2014 is $169,641 and $330,854, respectively.

To compute compensation expense, the Company estimated the fair value of each option award on the date of grant using the Black-Scholes option pricing model for employees, and calculated the fair value of each option award at the end of the period for non-employees.  The Company based the expected volatility assumption on a volatility index of peer companies as the Company did not have sufficient historical market information to estimate the volatility of its own stock.  The expected term of options granted represents the period of time that options are expected to be outstanding.  The Company estimated the expected term of stock options by using the simplified method. The expected forfeiture rates are based on the historical employee forfeiture experiences.  To determine the risk-free interest rate, the Company utilized the U.S. Treasury yield curve in effect at the time of grant with a term consistent with the expected term of the Company’s awards.  The Company has not declared a dividend on its common stock since its inception and has no intentions of declaring a dividend in the foreseeable future and therefore used a dividend yield of zero.

The fair value of each share-based payment is estimated on the measurement date using the Black-Scholes model with the following assumptions as of September 30, 2015 and 2014, respectively: risk-free rate with a range from 1.82% - 2.06% and 2.52% - 3.40%, respectively, volatility of 49.42% and 60.13%, respectively, and expected term of 5 years and 5.5 years, respectively.  There was no dividend yield included in the calculations.

As of September 30, 2015, there was $12,678 of unrecognized compensation cost related to non-vested options. The unrecognized compensation expense is estimated to be recognized over a period of 0.40 years at September 30, 2015.

8.            COMMITMENTS AND CONTINGENCIES

License Agreements

On June 26, 2014, the Company and The General Hospital Corporation, d/b/a Massachusetts General Hospital (“MGH”) entered into two license agreements (the “Agreements”), which Agreements replace the single license agreement between the Company and MGH dated April 27, 2009, as amended by letter dated June 21, 2011 and agreement dated October 31, 2011 (the “Original Agreement”). The Agreements provide exclusive licenses for the Company’s two lead product candidates, BFPET and CardioPET, two of the three cardiac imaging technologies covered by the Original Agreement. The Company and MGH are in discussions regarding the exclusive license to VasoPET, the third product candidate covered by the Original Agreement, the Company’s rights to which ceased upon the termination of the Original Agreement contemporaneously with the execution of the new Agreements. The Agreements were entered into primarily for the purpose of separating the Company’s rights and obligations with respect to its different product development programs. Each of the Agreements requires the Company to pay MGH an initial license fee of $175,000 and annual license maintenance fees of $125,000 each. The Agreements require the Company to meet certain obligations, including, but not limited to, meeting certain development milestones relating to clinical trials and filings with the United States Food and Drug Administration. MGH has the right to cancel or make non-exclusive certain licenses on certain patents should the Company fail to meet stipulated obligations and milestones. Additionally, upon commercialization, the Company is required to make specified milestone payments and royalties on commercial sales.  The Company is amortizing the cost of these intangible assets over the remaining useful life of the Agreements of 10 years.

On July 31, 2015, the Company paid annual maintenance fees of $125,000 for each of its license agreements.  These costs are recorded as prepaid expenses, included in prepaid expenses and other current assets on the Company’s balance sheet and expensed over the term of one year. For the nine months ended September 30, 2015, the Company has recorded license fee expense of $83,333.

The Company is current with all stipulated obligations and milestones under the Agreements and the Agreements remain in full force and effect. The Company believes that it maintains a good relationship with MGH and will be able to obtain waivers or extension of its obligations under the Agreement, should the need arise. If MGH were to refuse to provide the Company with a waiver or extension of any of its obligations or were to cancel or make the license non-exclusive, this would have a material adverse impact on the Company as it may be unable to commercialize products without exclusivity and would lose its competitive edge for portions of the patent portfolio.

Clinical Research Services Agreements

On September 7, 2012, the Company entered into a Clinical Research Services Agreement with SGS Life Science Services (“SGS”), a company with its registered offices in Belgium, for clinical research services relating to the Company’s CardioPET Phase II study to assess myocardial perfusion and fatty acid uptake in coronary artery disease (CAD) patients. The phase II trial will be an open label trial designed to assess the safety and diagnostic performance of CardioPET as compared to stress echocardiography, myocardial perfusion imaging and angiography as a gold standard of background disease.

In addition, the Company engaged FGK Representative Service GmbH to serve as the Company’s sponsor in compliance with the laws governing clinical trials conducted in the European Union.  On February 28, 2013, the Company announced that the Phase II trial had begun and released the initial data and images from the trial. On February 6, 2014, the Company presented interim data from the trial at the SNMMI mid-winter meeting.  On October 20, 2014, the Company presented additional interim data at the EANM meeting in Gothenburg, Sweden. In December 2014, the Company announced that the enrollment for a Phase II clinical trial of CardioPET was closed. The estimated remaining cost payable to SGS through the completion of the trial is approximately $330,000.

On May 23, 2014, the Company entered into a Master Services Agreement with PPD Development, LP, a clinical research organization engaged in the business of managing clinical research programs and providing clinical development and other related services, for the clinical research services relating to the Company’s BFPET Phase II study.  The Phase II trial will be an open label trial designed to assess the safety and diagnostic performance of BFPET.  Multiple trial sites are planned in various locations in the United States.  In connection with this agreement, the Company has recorded approximately $285,000 as of September 30, 2015 related to start-up costs.  The trial is expected to commence in the near future. The estimated cost of this program is $1.7 million.

Executive Employment Contracts

The Company maintains employment contracts with key Company executives that provide for the continuation of salary and the grant of certain options to the executives if terminated for reasons other than cause, as defined within the agreements.

Operating Lease Commitment

In July 2011, the Company entered into a three-year lease for office space, which commenced May 1, 2012 and was to expire on April 30, 2015. On July 1, 2014, the Company increased its office space and amended this agreement. The amended annual minimum lease payments for this office space are $76,200 per year plus common area costs. In accordance with the amended agreement, the Company maintains a $9,525 security deposit.  On February 24, 2015, the Company signed a three-year renewal of the lease which will expire on April 30, 2018. Subsequent to April 30, 2016, the Company will have the option to terminate the lease with 6 months prior notice. The future minimum lease payments remaining through April 30, 2018 are as follows:

Year ending December 31:
2015	$19,050
2016	76,200
2017	76,200
2018	25,400
Total	$196,850

Rent expense, net of sublease income, was $57,634 and $55,630 for the nine months ended September 30, 2015 and 2014, respectively.

Legal Contingencies

In July 2013, an action was filed against the Company in the United States District Court for the District of Nevada. The action, Todd Nelson v. Fluoropharma Medical, Inc. and Does 1 through 10, No. 13 CV 01152 JAD CWH, alleges that the plaintiff suffered losses attributable to the Company’s refusal to honor certain stock options after February 28, 2012.  Plaintiff seeks at least $325,200 in damages, as well as punitive and exemplary damages, prejudgment interest, and costs. Discovery has closed and on April 13, 2015, the Company filed a motion for summary judgment seeking to dismiss the entire action with prejudice.  The motion for summary judgment has been fully submitted and the Company anticipates the Court scheduling oral argument.  Management believes that it has meritorious defenses in all such matters, and accordingly, no accrual has been recorded for these matters as of September 30, 2015.

The Company is not aware of any other material, active, pending or threatened proceeding, nor is the Company, or any subsidiary, involved as a plaintiff or defendant in any other material proceeding or pending litigation.

9.            SUBSEQUENT EVENTS

Executive Employment Agreements

On October 5, 2015, the Company appointed Dr. Thomas H. Tulip as President of the Company. Mr. Johan M. (Thijs) Spoor resigned his role as President but will retain his roles as the Company’s Chief Executive Officer and Chairman of the Board. Mr. Spoor will continue to oversee corporate strategy and investor relations while Dr. Tulip will focus on operations and pipeline development.

Dr. Tulip’s contract provides for a $1 million bonus should the Company execute transactions as specified in the contract, including the sale of substantially all of the Company’s assets or stock or a merger transaction, any of which resulting in compensation to the Company’s stockholders aggregating in excess of $50 million for such transaction.

Convertible Notes Payable

On October 12 and 13, 2015, the Company repaid the remaining principal balance of $75,000 on the short-term note payable issued on September 19, 2014.

Capital Stock

From October 1, 2015 through October 29, 2015, 327,874 shares of Series A Preferred Stock were converted into 777,528 shares of common stock. In addition, the Company issued 23,269 shares of its common stock in satisfaction of a $5,102 dividend accrued on the shares of Series A Preferred Stock that were converted.

From October 15, 2015 through November 9, 2015, 382,617 shares of Series B Preferred Stock were converted into 874,552 shares of common stock.

In October 2015, the Company issued warrants to purchase 607,229 shares of common stock at an exercise price of $0.50 per share with a five-year term. These warrants were issued in consideration of the warrant holder waiving its rights with respect to indebtedness incurred by the Company in excess of the amount permitted pursuant to the Certificate of Designation of the Relative Rights and Preferences of the Company’s Series A Preferred Stock.

Appointments and Resignation of Directors

On November 6, 2015, the Board of Directors of the Company appointed each of Dr. Thomas Tulip and Austin Lewis as directors. Effective as of November 12, 2015, Dr. Joseph A. Pierro resigned as a director. The resignation was not due to any disagreement on any matter relating to the Company’s operations, policies or practices.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of FluoroPharma Medical, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of FluoroPharma Medical, Inc. and Subsidiary as of December 31, 2014 and 2013 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FluoroPharma Medical, Inc. and Subsidiary as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a significant accumulated deficit and, at December 31, 2014, the Company did not have sufficient capital to fund its operations.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regards to these matters are described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
March 31, 2015

FLUOROPHARMA MEDICAL, INC. and Subsidiary
CONSOLIDATED BALANCE SHEETS

ASSETS	December 31, 2014	December 31, 2013

Current Assets:
Cash and cash equivalents	$252,145	$1,143,175
Investment in trading securities	39,930	634,826
Prepaid expenses & other	158,849	52,959
Total Current Assets	450,924	1,830,960

Property and equipment, net	11,727	35,429
Intangible assets, net	357,540	49,339

Total Assets	$820,191	$1,915,728

LIABILITIES AND STOCKHOLDERS’ DEFICIT `

Current Liabilities:
Convertible notes payable - short term (see Note 8)	$2,123,416	$-
Accounts payable	1,064,480	183,298
Derivative warrant liability	1,354,319	2,549,196
Accrued expenses and other	1,074,611	239,673
Total Current Liabilities	5,616,826	2,972,167

Commitments & Contingencies

Stockholders’ Deficit:
Preferred stock Series A; $0.001 par value, 3,500,000 shares designated 949,477 and 2,350,196 shares issued and outstanding at December 31, 2014 and 2013, respectively (preference in liquidation of $788,066 at December 31, 2014)	951	2,352
Preferred stock Series B; $0.001 par value, 12,000,000 shares designated 5,694,571 and 5,725,821 shares issued and outstanding at December 31, 2014 and 2013, respectively (preference in liquidation of $5,132,152 at December 31, 2014)	5,695	5,726
Common stock - Class A - $0.001 par value, 100,000,000 shares authorized, 29,197,497 and 25,675,013 shares issued and outstanding at December 31, 2014 and 2013, respectively	29,199	25,676
Additional paid-in capital	24,034,203	23,084,429
Accumulated deficit	(28,866,683)	(24,174,622)
Total Stockholders’ Deficit	(4,796,635)	(1,056,439)
Total Liabilities and Stockholders’ Deficit	$820,191	$1,915,728

See the report of independent registered public accounting firm and the accompanying notes to these consolidated financial statements.

FLUOROPHARMA MEDICAL, INC. and Subsidiary
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2014	2013

Operating Expenses:
General and administrative	$3,415,340	$3,049,591
Research and development	1,753,500	1,312,507
Total Operating Expenses	5,168,840	4,362,098

Loss from Operations	(5,168,840)	(4,362,098)

Other Income (Expense):
Interest income	18	211
Other income	6,864	70,525
Loss on disposition of intangible/fixed assets	(29,596)	-
Gain on settlement of accounts payable	11,126	6,594
Loss on sale of trading securities	(302,116)	(818,365)
Change in unrealized gain (loss) on trading securities	228,156	(236,143)
Gain (loss) on revaluation and modification of derivative warrant liability	1,227,998	(216,701)
Interest and other expense	(104,132)	(51,351)
Total Other Income (Expense), net	1,038,318	(1,245,230)

Loss Before Provision for Income Taxes	(4,130,522)	(5,607,328)

Provision for Income Taxes	-	-

Net Loss	$(4,130,522)	$(5,607,328)

Preferred Stock Dividends	(561,539)	(1,676,754)

Net Loss Attributable to Common Stockholders	$(4,692,061)	$(7,284,082)

Net Loss per Common Share - Basic and Diluted	$(0.16)	$(0.30)

Weighted Average Shares Used in
per Share Calculation - Basic and Diluted:	28,641,197	24,373,970

See the report of independent registered public accounting firm and the accompanying notes to these consolidated financial statements.

FLUOROPHARMA MEDICAL, INC. and Subsidiary
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Preferred Stock - Series A		Preferred Stock - Series B		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount
BALANCE, December 31, 2012	2,126,574	$2,127	-	$-	24,330,013	$24,331	$18,242,109	$(16,890,540)	$1,378,027

Share Based Compensation	-	-	-	-	-	-	632,413	-	632,413
Preferred Stock Dividend - Series A	223,622	225					185,381	(185,606)	-
Fair value of common stock issued for consulting services					60,000	60	45,490	-	45,550
Common Stock issued for cash, net of offering costs of $68,276					1,285,000	1,285	572,939		574,224
Preferred Stock issued for cash, investments held for sale and conversion of bridge notes, net of offering costs of $81,534 and warrant liability			5,725,821	5,726	-		2,121,932		2,127,658
Deemed dividend related to beneficial conversion feature on Series B issuance							1,368,272	(1,368,272)	-
Preferred Stock Dividend Accrued - Series B								(122,876)	(122,876)
Warrant modification and reclassification to derivative liability							(84,107)		(84,107)
Net loss	-	-	-	-	-	-	-	(5,607,328)	(5,607,328)
BALANCE, December 31, 2013	2,350,196	2,352	5,725,821	5,726	25,675,013	25,676	23,084,429	(24,174,622)	(1,056,439)

Share Based Compensation							417,569		417,569
Fair value of common stock issued for consulting services					304,888	305	177,855		178,160
Preferred Stock Dividend - Series A	93,257	93			34,339	34	94,446	(94,573)	-
Common Stock issued for cash, net of offering costs of $31,445					470,000	470	202,585		203,055
Conversion of Series A Preferred to Common Stock	(1,493,976)	(1,494)			2,480,000	2,480	(986)		-
Conversion of Series B Preferred to Common Stock			(31,250)	(31)	50,000	50	(19)		-
Preferred Stock Dividend Accrued - Series B								(466,966)	(466,966)
Warrant modification and reclassification to derivative liability							(33,121)		(33,121)
Common Stock issued in lieu of accumulated dividend on Series B					2,507	3	1,251		1,254
Exercise of Warrants					180,750	181	90,194		90,375
Net loss								(4,130,522)	(4,130,522)
BALANCE, December 31, 2014	949,477	$951	5,694,571	$5,695	29,197,497	$29,199	$24,034,203	$(28,866,683)	$(4,796,635)

See the report of independent registered public accounting firm and the accompanying notes to these consolidated financial statements.

FLUOROPHARMA MEDICAL, INC. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(4,130,522)	$(5,607,328)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	42,470	24,479
Amortization of issuance costs	44,388	-
Fair value of common stock issued for consulting	178,160	45,550
Share-based compensation related to stock options	417,569	632,413
Loss on fixed/intangible asset dispositions	29,596	128,245
Non-cash interest expense on beneficial conversion	-	27,500
Gain on accounts payable settlement	(11,126)	(6,594)
Net loss on sale of trading securities	302,116	818,365
Change in unrealized gain (loss) on trading securities	(228,156)	236,143
Gain (loss) on revaluation and modification of derivative warrant liability	(1,227,998)	216,701
(Increase) decrease in:
Prepaid expenses & other	(21,949)	24,351
Increase (decrease) in:
Accounts payable	914,808	52,112
Accrued expenses and other	369,225	76,266
Net Cash Used in Operating Activities	(3,321,419)	(3,331,797)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of investments	568,852	1,806,050
Cash paid for intangible assets	(350,000)	-
Cash paid for purchase of property and equipment	(6,564)	(5,356)
Net Cash Provided by Investing Activities	212,288	1,800,694

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes payable - short term	2,078,000	330,000
Issuance costs related to notes payable	(128,329)	-
Repayment of notes payable	(25,000)	(55,000)
Proceeds from the exercise of stock warrants	90,375	-
Proceeds from sale of common stock, net	203,055	574,224
Proceeds from sale of preferred stock, net	-	520,966
Net Cash Provided by Financing Activities	2,218,101	1,370,190

Net Change in Cash and Cash Equivalents	(891,030)	(160,913)
Cash and Cash Equivalents, Beginning of Year	1,143,175	1,304,088
Cash and Cash Equivalents, End of Year	$252,145	$1,143,175
	-
Supplemental Cash Flow Disclosures:
Interest expense paid in cash	$-	$5,297
Tax paid	$1,412	$1,662

Supplemental Non-Cash Disclosure:
Accrued expenses settled in preferred stock	$-	$57,196
Sale of preferred stock for marketable equity securities	$-	$3,495,384
Fair value of warrants issued to Series B holders	$-	$(2,247,778)
Fair value of warrants modified in connection with Series B financing	$(33,121)	$(113,685)
Fair value of warrants issued to Series B placement agents	$(12,738)	$(23,608)
Notes payable – stockholder – settled in common stock	$-	$275,000
Notes payable issued for securities	$(47,916)	$-
Notes payable issued as accounts payable settlement	$(22,500)	$-
Series B Preferred Stock dividend accrued	$(466,966)	$(122,876)
Series B Preferred Stock deemed dividend	$-	$(1,368,272)
Series A Preferred Stock dividend settled in Series A Preferred	$(77,403)	$(185,606)
Conversion of Series A Preferred Stock dividend to common stock	$(17,170)	$-
Conversion of Series A preferred shares to common stock	$(1,494)	$-
Conversion of Series B preferred shares to common stock	$(50)	$-
Conversion of Series B preferred shares and accrued dividends to common stock	$(1,254)	$-

See the report of independent registered public accounting firm and the accompanying notes to these consolidated financial statements.

FLUOROPHARMA MEDICAL, INC. and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.             ORGANIZATION, BASIS OF PRESENTATION AND GOING CONCERN

FluoroPharma Medical, Inc. (the “Company”) was organized on January 25, 2007 under the laws of the State of Nevada. The Company’s subsidiary, FluoroPharma Inc. (“FPI” or “the Subsidiary”), a Delaware corporation, is a molecular imaging company headquartered in Montclair, NJ. FPI was founded in 2003 to engage in the discovery, development and commercialization of proprietary products for the positron emission tomography (PET) market. The Company’s initial focus has been on the development of novel cardiovascular imaging agents that can more efficiently and effectively detect and assess acute and chronic forms of coronary artery disease (CAD). Molecular imaging pharmaceuticals are radiopharmaceuticals that enable early detection of disease through the visualization of subtle changes in biochemical and biological processes.

Basis of Presentation

In previous filings, the Company has reported as a “Development Stage Entity”.  However, in June 2014, the Financial Accounting Standards Board (FASB) published Accounting Standards Update 2014-10, “Development Stage Entities” (ASU 2014-10).  ASU 2014-10 removed the development stage entity guidance under Accounting Standards Codification Topic 915 (ASC 915), “Development Stage Entities”, thereby removing the financial reporting distinction between development stage entities and other reporting entities. In addition, ASU 2014-10 eliminates the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage.

Presentation and disclosure requirements under ASC 915 are no longer required for the first annual period beginning after December 15, 2014, including interim periods therein.  Earlier adoption of the new guidance for ASC 915 is permitted for any annual or interim period for which financial statements have not yet been issued for public business entities.  Accordingly, the Company has elected to adopt these changes effective with the filing of the Company’s 10-Q for the period ended June 30, 2014.

Going concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has experienced net losses and negative cash flows from operations since its inception.  The Company has sustained cumulative losses attributable to common stockholders of $28,866,683 as of December 31, 2014.  The Company has historically financed its operations through issuances of equity and the proceeds of debt instruments. In the past, the Company has also provided for its cash needs by issuing common stock, options and warrants for certain operating costs, including consulting and professional fees.   During the year ended December 31, 2014, the Company raised net cash of $2,243,102 through the issuance of notes payable, the sale of common stock and the exercise of warrants. Additionally, the Company received cash proceeds of $568,852 from the sale of freely tradable securities received as consideration in the Company’s 2013 private placement of its Series B Preferred Stock.

The Company continues to actively pursue various funding options, including equity offerings, to obtain additional funds to continue the development of its products and bring them to commercial markets. Management continues to assess fund raising opportunities to ensure minimal dilution to its existing shareholder base and to obtain the best price for its securities. Management is optimistic based upon its ability to raise funds in prior years, through private placement offerings (see description of private placement offerings in Notes 6 and 7), that it will be able to raise additional funds in the future.  If the Company is unable to raise additional capital as may be needed to meet its projections for operating expenses, it could have a material adverse effect on liquidity or require the Company to cease or significantly delay some of its clinical trials.  These financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less from date of purchase to be cash equivalents. All cash balances were highly liquid at December 31, 2014 and 2013.

Use of Estimates

The accompanying consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, and include certain estimates and assumptions which affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period, including contingencies. Accordingly, actual results may differ from those estimates.

Concentration of Risks

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company primarily maintains its cash balances with financial institutions in federally insured accounts.  The Company may from time to time have cash in banks in excess of FDIC insurance limits.  The Company has not experienced any losses to date resulting from this practice.

At December 31, 2014 and 2013, the Company’s investments in trading securities are comprised of single investments in a publicly traded stock. As of December 31, 2014, the Company had sold all of the securities received as consideration in the 2013 Series B Offering resulting in a realized loss of $302,116.  In addition, during 2014, the Company received shares of another publicly traded stock in exchange for the issuance of a note payable (see Notes 5 and 8).  As of December 31, 2014, the Company has recorded an unrealized loss of $7,986 due to a decline in value of that stock.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, FluoroPharma, Inc. Intercompany transactions and balances have been eliminated upon consolidation.

Investments

Investments that are purchased and held principally for the purpose of selling them in the near term are classified as “trading securities” and reflected on the balance sheet at fair value, with unrealized gains and losses included in earnings.  All the Company’s investments are considered “trading securities” at December 31, 2014 and 2013. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The Company’s property and equipment at December 31, 2014 and 2013 consisted of computer and office equipment and machinery and equipment, and leasehold improvements with estimated useful lives of three to five years.  Depreciation and amortization was $17,262 and $18,571 in the years ended December 31, 2014 and 2013, respectively.

Intangible Assets

The Company’s intangible assets consist of technology licenses and are carried at the legal cost to obtain them. Intangible assets are amortized using the straight-line method over the estimated useful life. Useful lives on technology licenses are 5 to 15 years.

Impairments

The Company assesses the impairment of long-lived assets, including other intangible assets, whenever events or changes in circumstances indicate that their carrying value may not be recoverable in accordance with ASC Topic 360-10-35, “Impairment or Disposal of Long-Lived Assets.” The determination of related estimated useful lives and whether or not these assets are impaired involves significant judgments, related primarily to the future profitability and/or future value of the assets. The Company records an impairment charge if it believes an investment has experienced a decline in value that is other than temporary.

Management has determined that no impairments were required as of December 31, 2014. As of December 31, 2013, management has recorded an impairment on equipment of $128,245, which is included in general and administrative expense in the consolidated statements of operations.  The circumstances leading to impairment included reconsideration of the equipment's utilization in future operations of the Company as well as the current condition of the equipment.  Fair value was estimated using quantitative and qualitative considerations including the expected use and disposition of the equipment.

Derivative financial instruments

The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a binomial  pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period.  Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

The Company has derivative liabilities at December 31, 2014 relating to certain warrants that contain anti-dilution provisions.

Fair Value of Financial Instruments

The Company's financial instruments primarily consist of cash, trading securities, accounts payable, notes payable and derivative warrant liabilities. The fair value of these instruments is calculated using current market prices, or on a historical cost basis, which, due to the short maturity of these financial instruments, approximates the fair value at the reporting dates of these financial statements.

The Company groups its assets and liabilities measured at fair value, in three levels based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price).

Financial instruments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

The three levels of the fair value hierarchy are as follows:

Level 1 – Valuation is based on quoted prices in active markets for identical assets or liabilities. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 – Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the financial instrument.

The Company recognizes transfers between levels at the end of the reporting period as if the transfers occurred on the last day of the reporting period.

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	December 31, 2014
	Level 1	Level 2	Level 3	Fair Value
Current Assets:
Trading securities	$39,930	$--	$--	$39,930
Current Liabilities:
Derivative warrant liability	$-	$--	$1,354,319	$1,354,319

	December 31, 2013
	Level 1	Level 2	Level 3	Fair Value
Current Assets:
Trading securities	$634,826	$--	$--	$634,826
Current Liabilities:
Derivative warrant liability	$-	$--	$2,549,196	$2,549,196

The following table sets forth the changes in the estimated fair value for our Level 3 classified derivative warrant liability:

	Year Ended	Year Ended
	December 31, 2014	December 30, 2013
Fair value at beginning of the year	$2,549,196	$-
Issuance of derivative warrant liability:
Warrants issued to investors in 2013 Series B Offering	-	2,224,778
Placement agent warrants in 2013 Series B Offering	-	23,608
Modification and reclassification of outstanding warrants	114,923	84,109
	2,664,119	2,332,495
Change in fair value	(1,309,800)	216,701
Fair value at end of the year	$1,354,319	$2,549,196

Of the 2014 modification and reclassification totaling $114,923, $81,802 was recorded as a modification expense and $33,121 was recorded as a reclassification from equity to derivative warrant liability.

At December 31, 2013, the Company measured at fair value on a nonrecurring basis certain equipment in accordance with ASC Topic 360-10-35.  Fair value was determined to be $0 using certain Level 3 inputs and resulted in the Company recording a loss of $128,245.  Fair value was estimated using quantitative and qualitative considerations including the expected use and disposition of the equipment.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of the existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the tax rate change occurs. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for uncertain tax positions in accordance with FASB ASC Topic 740-10, Accounting for Uncertainty in Income Taxes.  Income tax positions must meet a more-likely-than-not threshold in order to be recognized in the financial statements. There were no recognized uncertain tax positions at December 31, 2014 and 2013.  The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits within operations as income tax expense.  As new information becomes available, the assessment of the recognition threshold and the measurement of the associated tax benefit of uncertain tax positions may result in financial statement recognition or de-recognition.  The Company had no accrual for interest or penalties on its balance sheets at December 31, 2014 or 2013, and has not recognized interest and/or penalties in the statement of operations for the years ended December 31, 2014 and 2013.   Further, the Company currently has no open tax years, subject to audit prior to December 31, 2011.

Accounting for Share-Based Payments

The Company follows the provisions of ASC Topic 718, which establishes the accounting for transactions in which an entity exchanges equity securities for services and requires companies to expense the estimated fair value of these awards over the requisite service period. The Company uses the Black-Scholes option pricing model in determining fair value. Accordingly, compensation cost has been recognized using the fair value method and expected term accrual requirements as prescribed, which resulted in stock-based compensation expense for the years ended December 31, 2014 and 2013 of $417,569 and $632,413, respectively.

The Company accounts for share-based payments granted to non-employees in accordance with ASC Topic 505, “Equity Based Payments to Non-Employees.” The Company determines the fair value of the stock-based payment as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.  If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete.

To compute compensation expense, the Company estimated the fair value of each option award on the date of grant using the Black-Scholes-Merton option pricing model for employees, and calculated the fair value of each option award at the end of the period for non-employees.  The Company based the expected volatility assumption on a volatility index of peer companies as the Company did not have sufficient historical market information to estimate the volatility of its own stock.  The expected term of options granted represents the period of time that options are expected to be outstanding.  The Company estimated the expected term of stock options by using the simplified method. The expected forfeiture rates are based on the historical employee forfeiture experiences.  To determine the risk-free interest rate, the Company utilized the U.S. Treasury yield curve in effect at the time of grant with a term consistent with the expected term of the Company’s awards.  The Company has not declared a dividend on its common stock since its inception and has no intentions of declaring a dividend in the foreseeable future and therefore used a dividend yield of zero.

The fair value of each share-based payment is estimated on the measurement date using the Black-Scholes model with the following assumptions:

	2014	2013
Risk-free interest rate	3.40%	2.61%
Expected volatility	60.13%	61.67%
Dividend yield	none	none
Expected term	5.5 years	6 years

Net Loss per Common Share

The Company computes net loss per common share in accordance with ASC Topic 260. Net loss per share is based upon the weighted average number of outstanding common shares and the dilutive effect of common share equivalents, such as options and warrants to purchase common stock, and convertible notes, if applicable, that are outstanding each year.

Basic and diluted earnings per share were the same for all periods presented as including common stock equivalents in the calculation of diluted earnings per share would have been antidilutive. As of December 31, 2014, the Company had outstanding options exercisable for 4,644,428 shares of its common stock, warrants exercisable for 14,854,035 shares of its common stock, series A preferred stock (the “Series A Preferred Stock”) convertible into 1,576,132 shares of common stock, and series B preferred stock (the “Series B Preferred Stock”) convertible into 9,802,817 shares of common stock. At December 31, 2013, the Company had outstanding options exercisable for 4,536,928 shares of its common stock, and warrants exercisable for 14,616,535 shares of common stock, Series A Preferred Stock convertible into 3,901,325 shares of common stock, and Series B Preferred Stock convertible into 6,621,099 shares of common stock.

Research and Development Costs

Research and development costs are expensed as incurred.

Segment Reporting

The Company has determined that it operates in only one segment currently, which is biopharmaceutical research and development.

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, requiring management to assess the reporting entity’s ability to continue as a going concern. The Company is required to comply with this new guidance for their first annual period ending after December 15, 2016, but early adoption is permitted.

Management does not expect any recently issued, but not yet effective, accounting standards to have a material effect on the accompanying financial statements.

3.           OTHER BALANCE SHEET INFORMATION

Components of selected captions in the accompanying balance sheets as of December 31, 2014 and 2013 consist of:

	December 31, 2014	December 31, 2013
Prepaid expenses and other:

Prepaid insurance	$24,576	$10,679
Deferred closing costs	83,941	-
Other	50,332	42,280
Prepaid expenses and other	$158,849	$52,959

Property and equipment:

Computers and office equipment	$67,217	$60,653
Machinery and equipment	112,421	112,421
Leasehold improvements	-	25,171
Less: accumulated depreciation and amortization	(167,911)	(162,816)
Property and equipment, net	$11,727	$35,429

Accrued expenses and other:
Professional fees	$47,028	$51,646
Accrued dividends Series B Preferred Stock	588,588	122,876
Deferred salary	63,542	-
Accrued interest on Notes Payable	53,749	-
Research and development	170,292	35,988
Other	151,412	29,163
Accrued expenses	$1,074,611	$239,673

4.             INTANGIBLE ASSETS

Intangible assets as of December 31, 2014 and 2013 consist of the following:

	December 31, 2014	December 31, 2013
Technology license	$413,398	$92,112
Less: accumulated amortization	(55,858)	(42,773)
Intangibles, net	$357,540	$49,339

Amortization expense relating to intangible assets was $25,208 and $5,908 during the periods ended December 31, 2014 and 2013, respectively.

On June 26, 2014, the Company and The General Hospital Corporation, d/b/a Massachusetts General Hospital (“MGH”) entered into two license agreements, which replaced the single license agreement dated April 27, 2009. The Company paid to MGH an initial license fee of $175,000 for each license.

The assumptions and estimates used to determine future values and remaining useful lives of our intangible and other long-lived assets are complex and subjective. They can be affected by various factors, including external factors such as industry and economic trends, and internal factors such as changes in our business strategy. Based on our assessment, we did not recognize any impairment as of December 31, 2014.

As of June 1, 2014, the Company has relinquished its Alzheimer’s license and accordingly has recorded a loss on disposal of $16,591 in the year ended December 31, 2014.

Future amortization will approximate $39,000 for each of the next five years.

See Note 15 for commitments and contingencies associated with the Company’s technology licenses.

 5.           TRADING SECURITIES

On November 18, 2014, the Company received 36,300 shares of freely tradable equity securities with a fair value of $47,916 pursuant to the issuance and sale in a private placement of promissory notes (see Note 8). The Company’s investment in trading securities is comprised of a single publicly traded stock and as of December 31, 2014, the Company has recorded an unrealized loss related to that stock’s decline in value of $7,986. As at December 31, 2014, the Company has shares with a fair value of $39,930 in trading securities included in its consolidated balance sheet.

On September 18, 2013, the Company received 1,230,769 shares of freely tradable equity securities with a fair value of $3,495,384 (based upon the closing price on the day prior to closing) in connection with the 2013 Series B Offering (see Note 6). During the year ended December 31, 2014, the Company has received cash proceeds of $568,852 from the sale of this investment, and has recorded realized losses of $302,116. As of December 31, 2014, the Company sold all of these securities. As of December 31, 2013, the Company has recorded an unrealized loss related to that stock’s decline in value of $236,143.  In addition, during the year ended December 31, 2013, the Company has received cash proceeds of $1,806,050 and has recorded $818,365 in realized losses upon the sale of these securities.

6.             2013 PRIVATE PLACEMENT – Series B Offering

From September 18 through November 21, 2013, the Company conducted a private placement offering and raised aggregate gross proceeds of $4,155,080 upon the sale of 5,725,821 shares of Series B Preferred Stock (the “2013 Series B Offering”).  For each share of Series B Preferred Stock purchased, the investors received 1.331 five-year warrants to purchase a share of the Company’s common stock at an exercise price of $0.83 per share.  Gross proceeds included cash payments of $602,500, 1,230,769 shares of freely tradable equity securities with a fair value of $3,495,384 (based upon the closing price on the day prior to closing), satisfaction of $35,000 of deferred compensation, and payment of $22,196 of employees’ bonuses. Net cash proceeds amounted to $520,966 after deducting offering expenses.

In connection with the 2013 Series B Offering, $275,000 of the Company’s outstanding short-term notes payable were exchanged by the holders for 378,125 shares of Series B Preferred Stock (see Note 9).  The short-term notes payable were exchanged at a 10% premium to their face value.  As a result, the Company recognized a beneficial conversion feature of $27,500 as additional paid-in capital and non-cash interest expense upon the exchange of the notes payable for the shares.

Monarch and LifeTech Capital, a division of Aurora Capital, LLC (“LifeTech”), acted as the Company’s placement agents in connection with the 2013 Series B Offering. Monarch received a cash fee of $25,800 and five-year warrants to purchase 53,656 shares of common stock at an exercise price of $0.83 per share and LifeTech received a cash fee of $17,500 and five-year warrants to purchase 29,116 shares of common stock at an exercise price of $0.83 per share.   On the grant date, the fair value of the placement agent warrants was $23,608 which was recorded as a stock issuance cost and derivative warrant liability.

Based upon the Company’s analysis of the criteria contained in ASC Topic 815-40, “Derivatives and Hedging—Contracts in Entity’s Own Equity” (“ASC Topic 815-40”), the Company has determined that since the exercise price of the warrants may be reduced if the Company issues shares at a price below the then-current exercise price, the warrants issued in connection with the 2013 Series B Offering must be classified as derivative instruments. In accordance with ASC Topic 815-40, these warrants are also being re-measured at each balance sheet date based on estimated fair value, and any resultant changes in fair value is being recorded in the Company’s consolidated statement of operations.

In order to account for the sale of Series B Preferred Stock and the issuance of the warrants, the Company allocated the total gross proceeds of $4,457,580, which included the dollar value of notes payable exchanged at a 10% premium, between the Series B Preferred Stock and the warrants.  The warrants were allocated their full fair value as of the respective grant dates totaling $2,224,778 and the residual net proceeds of $2,232,802 were allocated to the Series B Preferred Stock.  The conversion feature of the Series B Preferred Stock was determined to be beneficial, or “in the money”, at the issuance date due to a conversion rate that allows the investor to obtain the common stock at a below market price.  The Company recorded a deemed dividend on the beneficial conversion feature of $1,368,272 equal to the intrinsic value resulting from the reduction in the effective conversion rate. This deemed dividend is included in the Statement of Operations in arriving at the Net Loss Applicable to Common Shareholders.

A summary of the accounting for the Series B Preferred Stock is as follows:

Proceeds from sale of Series B Preferred Stock:
Cash	$602,500
Converted note payable	275,000
Beneficial conversion on note payable	27,500
Trading securities	3,495,384
Accrued expenses settled in Series B Preferred Stock	57,196
Total gross proceeds	4,457,580
Less:
Offering costs	(81,536)
Fair value of warrants issued to Series B Preferred Stock purchasers	(2,224,778)
Fair value of warrants issued to Placement Agents	(23,608)

Net proceeds from sale of Series B Preferred Stock	$2,127,658

In connection with the closing of the 2013 Series B Offering, the Company entered into a registration rights agreement with the investors, in which the Company agreed to file a registration statement with the Securities and Exchange Commission ("SEC") to register for resale the shares underlying the Series B Preferred Stock and the warrant shares within 60 calendar days of the final closing of the 2013 Series B Offering, and to have the registration statement declared effective within 60 calendar days after the filing date or within 120 calendar days of the filing date in the event of a full review of the registration statement by the SEC. The registration rights agreement does not contain any provisions for liquidated damages. The registration statement was filed by the Company and declared effective on February 12, 2014 by the SEC.

7.             2013 PRIVATE PLACEMENT - Common Stock

On December 31, 2013, the Company closed a private placement offering and raised aggregate gross proceeds of $642,500 upon the sale of 1,285,000 shares of common stock (the “2013 Common Stock Offering”).  For each share of common stock purchased at a price per share of $0.50, the investors received a five-year warrant to purchase a share of common stock at an exercise price of $0.83. In January 2014, pursuant to the terms of the 2013 Common Stock Offering, the Company issued an additional 470,000 shares of common stock at a price per share of $0.50 and five-year warrants to purchase 470,000 shares of common stock at an exercise price of $0.83 per share for an aggregate purchase price of $235,000.

Monarch Capital and Brookline acted as the Company’s placement agents in connection with the 2013 Common Stock Offering. Of the total offering costs, Monarch Capital received a cash fee of $55,400 and five-year warrants to purchase 138,500 shares of common stock at an exercise price of $0.83 per share. Brookline received a cash fee of $14,000 and five-year warrants to purchase 35,000 shares of common stock at an exercise price of $0.83 per share.  The fair value of the placement agent warrants was approximately $51,100 and was recorded as both a debit and credit to additional paid-in capital as a stock issuance cost.

All warrants issued in the 2013 Common Stock Offering meet the requirements for classification as equity instruments.

As a result of the issuance of the shares in the 2013 Common Stock Offering, the conversion price of the Company’s outstanding shares of Series A Preferred Stock and Series B Preferred Stock was adjusted to $0.50 per share; provided, however, Platinum Montaur Life Sciences, LLC (“Platinum”) waived its right to (i) adjust the conversion price of the 4,523,076 shares of Series B Preferred Stock and accordingly, such conversion price remained $0.80 per share solely with respect to Platinum, and (ii) adjust the exercise price of 6,020,214 warrants held by it.   In April 2014, the conversion price of the Series B Preferred Stock and exercise price of the warrants held by Platinum was adjusted to $0.53 (see Notes 9 and 10).

In connection with the 2013 Common Stock Offering, the Company also entered into a registration rights agreement with the investors, in which the Company agreed to file a registration statement with the SEC to register for resale the shares and the shares of common stock issuable upon exercise of the warrants within 30 calendar days of the final closing date, and to have the registration statement declared effective within 90 calendar days of the final closing date or within 150 calendar days of the final closing date in the event of a full review of the registration statement by the SEC. The registration statement was filed and declared effective by the SEC on February 12, 2014.

8.       CONVERTIBLE NOTES PAYABLE - SHORT TERM

In July, November and December 2014, the Company issued promissory notes (the “Notes”) pursuant to a Note Purchase Agreement entered into with certain accredited investors for an aggregate principal amount of approximately $1,998,500, $47,916 of which was received by the Company in marketable securities (see Note 5). The Notes mature one year from the date of issuance and bear interest at the rate of 8% per annum. All principal and accrued interest under the Notes will automatically convert into the Company’s next equity or equity-linked financings (a “Subsequent Financing”) in accordance with the following formula: (outstanding balance of the Notes as of the closing of the Subsequent Financing) x (1.15) / (the per security price of the securities sold in the Subsequent Financing).  The investors shall be considered to be purchasers in the Subsequent Financing by way of their converted Notes.  In addition, upon the closing of a Subsequent Financing, each of the investors shall be issued, in addition to any warrants issued in connection with a Subsequent Financing, an additional warrant to purchase a number of shares of common stock equal to fifty percent (50%) of the number of shares of common stock purchased by such investor in the Subsequent Financing assuming a per share purchase price of the securities to be issued in the Subsequent Financing.

In connection with the issuance of the Notes, the Company incurred $128,329 in issuance costs.  These costs are recorded as deferred issuance costs, included in prepaid and other current assets on the Company’s balance sheet and amortized to interest expense over the term of the Notes. For the year ended December 31, 2014, $44,388 of issuance costs has been amortized to expense.

In addition, in September 2014, the Company issued a promissory note to a shareholder in the principal amount of $150,000. Interest accrues on the note at a rate of 12% per annum, in the event this note is repaid upon maturity on December 31, 2014; otherwise interests accrues at a rate of 16% per annum. As of December 31, 2014, the Company has made principal repayments on this promissory note totaling $25,000.

Interest expense, including amortization of deferred costs, totaled $104,132 and $51,351 for the years ended December 31, 2014 and 2013, respectively.

9.            CAPITAL STOCK

SERIES A PREFERRED STOCK

The Company is authorized to issue 100,000,000 shares of preferred stock, $0.001 par value, of which 3,500,000 shares have been designated Series A Preferred Stock. At December 31, 2014 and 2013, 949,477 and 2,350,196 shares of Series A Preferred Stock, respectively, were issued and outstanding.

The material terms of the Series A Preferred Stock, as specified in the Certificate of Designation for the Series A Preferred Stock, are as follows:

Conversion

Each share of Series A Preferred Stock may, at the holder’s option, convert into common stock. The conversion rate is equal to the sum of the stated value of the Series A Preferred Stock, which is $0.83 per share, plus all accrued and unpaid dividends, divided by the conversion price. As a result of the issuance of the Series B Preferred Stock pursuant to the 2013 Series B Offering, the conversion price of the Series A Preferred Stock was reduced from $0.83 to $0.50. During the year ended December 31, 2014, 1,493,976 shares of Series A Preferred Stock were converted into 2,480,000 shares of the Company’s common stock. In addition, the Company issued 34,339 shares of the Company’s common stock in satisfaction of $17,170 dividend accrued on the shares of Series A preferred Stock that were converted.  No Series A Preferred Stock was converted during 2013.

Subject to the specified provisions, the Series A Preferred Stock will automatically convert into common stock at the conversion price on the mandatory conversion date, which is defined as the first date at least six (6) months after the issuance of the Series A Preferred Stock on which each of the following conditions shall have been satisfied: (i) the Company shall have consummated, a qualified financing for aggregate gross proceeds to the Company of $7,000,000, (ii) the volume weighted average trading price for the Company’s common stock for each day on thirty (30) consecutive trading days immediately preceding such date, must be above $1.50 and the trading volume over that period must exceed 1,500,000 shares, and (iii) as of such date, all shares of common stock issuable upon conversion of the Series A Preferred Stock are registered under the Securities Act of 1933, as amended (the “Act”) pursuant to an effective registration statement or are otherwise eligible for sale under Rule 144 under the Act. As of December 31, 2014, no mandatory conversion has taken place as all of the conditions required for such mandatory conversion have not occurred.

Dividends

(a) Cumulative Preferred Dividends.  Each holder of the Series A Preferred Stock shall be entitled to receive cash dividends payable on the stated value of the Series A Preferred Stock at a rate of 10% per annum which shall be cumulative and accrue daily from the original issuance date; provided however, if either (i) the Company shall not have consummated a qualified financing with aggregate gross proceeds to the Company of $7,000,000 on or before June 30, 2012, or (ii) for any reason, any shares of common stock issuable upon conversion of the Series A Preferred Stock are not registered pursuant to an effective registration statement on or before June 30, 2012 or are not otherwise eligible for sale under Rule 144 of the Act, then, effective July 1, 2012, the rate of dividends on the Series A Preferred Stock shall increase to 12% per annum.  Both of the above conditions have been met by the Company and accordingly, the rate of dividends on the Series A Preferred Stock remains at 10% per annum.

(b) Payment of Dividends.  The Company shall be required to pay all accrued and unpaid dividends (whether or not declared) in respect of the Series A Preferred Stock semi-annually on each June 30 and December 31 of each calendar year. All such dividends shall be paid in cash; provided, that, at the option of the Company, the Company may pay any accrued and unpaid dividends on the Series A Preferred Stock in the form of additional shares of Series A Preferred Stock, with each share of Series A Preferred Stock being valued for this purpose at the stated value in effect on the date of payment.

For the year ended December 31, 2014, the Company accrued a preferred stock dividend of $94,573 and issued 93,257 shares of Series A Preferred Stock in payment of such dividend. In addition, during the year ended December 31, 2014, the Company issued 34,399 shares of common stock in payment of such dividend as related to the shares of Series A Preferred Stock converted into common stock.  For the year ended December 31, 2013, the Company accrued a preferred stock dividend of $185,606 and issued 223,622 shares of Series A Preferred Stock in payment of such dividends.

Liquidation preference

In the event of liquidation, dissolution or winding up of the business of the Company, whether voluntary or involuntary, each holder of Series A Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Company legally available therefor, a preferential amount in cash, per share of Series A Preferred Stock, equal to (and not more than) the sum of the (x) stated value, plus (y) all accrued and unpaid dividends thereon. All preferential amounts to be paid to the holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Company to the holders of the Company's common stock. If upon any such distribution the assets of the Company shall be insufficient to pay the holders of the outstanding shares of Series A Preferred Stock the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

Voting

The holders of the Series A Preferred Stock have the right to one vote for each share of common stock into which such Series A Preferred Stock could then convert.

SERIES B PREFERRED STOCK

The Company is authorized to issue 100,000,000 shares of preferred stock, $0.001 par value, of which 12,000,000 shares have been designated Series B Preferred Stock. At December 31, 2014 and 2013, 5,694,571 and 5,725,821 shares of Series B Preferred Stock were issued and outstanding, respectively.

The material terms of the Series B Preferred Stock, as specified in the Certificate of Designation for the Series B Preferred Stock, are as follows:

Ranking

The Series B Preferred Stock ranks junior to the Company’s Series A Preferred Stock and senior to the Company’s common stock with respect to distributions of assets upon the liquidation, dissolution or winding up of the Company.

Stated Value

Each share of Series B Preferred Stock will have a stated value of $0.80, subject to adjustment for stock splits, combinations and similar events.

Dividends

Cumulative dividends on the Series B Preferred Stock accrue at the rate of 10% of the stated value per annum, compounded annually, from and after the date of the initial issuance through the third anniversary of the issuance date; provided, however, that any holder of at least 4,500,000 shares of Series B Preferred Stock after the issuance date and prior to October 1, 2013 (a “Major Holder”) will be entitled to accrued dividends through the fourth anniversary of the issuance date (as applicable, the “Accrual Period”). Accrued dividends are payable upon the earliest to occur of (i) the third anniversary of the issuance date (or, with respect to the Major Holder, the fourth anniversary of the issuance date), (ii) mandatory conversion (as described below) and (iii) an automatic conversion upon a fundamental transaction (as such term is defined in the Certificate of Designation) or triggering event (as described below). Dividends are payable in Series B Preferred Stock valued at the stated value, or in cash upon the mutual agreement of the Company and the holder.

For the year ended December 31, 2014, the Company accrued a Series B Preferred Stock dividend of $466,966 which is included in accrued expenses in the Company’s consolidated balance sheet. The Company issued 2,507 shares of common stock in payment of such dividend as related to the 31,250 shares of Series B Preferred Stock converted to common stock during the year ended December 31, 2014. For year ended December 31, 2013, the Company accrued a Series B Preferred Stock dividend of $122,876.

Liquidation Preference

If the Company voluntarily or involuntarily liquidates, dissolves or winds up its affairs, each holder of the Series B Preferred Stock will be entitled to receive out of the Company’s assets available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, and payments due to holders of the Series A Preferred Stock but before any distribution of assets is made on the Company’s common stock or any of our other shares of stock ranking junior as to such a distribution to the Series B Preferred Stock, a liquidating distribution in the amount in the amount of the stated value of all such holder’s Series B Preferred Stock plus all accrued and unpaid dividends thereon.

Voluntary Conversion

Each share of Series B Preferred Stock is convertible at the holder’s option into the Company’s common stock in an amount equal to the stated value plus accrued and unpaid dividends thereon through the conversion date divided by the then applicable conversion price. The initial conversion price is $0.80 per share and is subject to customary adjustments for issuances of shares of common stock as a dividend or distribution on shares of the common stock, or mergers or reorganizations, as well as “full-ratchet” anti-dilution adjustments for future issuances of other Company securities.  As a result of the issuance of common stock pursuant to the 2013 Common Stock Offering, the conversion price of the Series B Preferred Stock was reduced from $0.80 to $0.50, provided, however, Platinum waived its right to adjust the conversion price of the 4,523,076 shares of Series B Preferred Stock held by it and accordingly, such conversion price remains $0.80 per share solely with respect to Platinum until the issuance of common stock to consultants in April 2014 with a fair value of $0.53 per share. During the year ended December 31, 2014, 31,250 shares of Series B Preferred Stock were converted into 50,000 shares of the Company’s common stock.  No Series B Preferred Stock was converted during 2013.

Holders also have the option to convert their Series B Preferred Stock upon the occurrence of a fundamental transaction or one of the following triggering events: Johan (Thijs) Spoor ceases to be the chief executive officer of the Company; or there is a change in three of the five current members of the Company’s board of directors, such conversion will be on the same terms as a mandatory conversion.

Mandatory Conversion

The Series B Preferred Stock is subject to mandatory conversion at such time as the volume weighted average price of the Company’s common stock is at least $1.20 (subject to adjustments for stock splits and similar events) provided, that, on the mandatory conversion date, (A) a registration statement providing for the resale of the shares underlying the Series B Preferred Stock is effective, or such shares may be offered for sale to the public without limitations pursuant to Rule 144, (B) trading in the common stock shall not have been suspended by the SEC or exchange or market on which the common stock is trading), (C) the daily volume of the common stock is at least 50,000 shares per day for the applicable ten (10) consecutive trading days, and (D) the Company is in material compliance with the terms and conditions of the transaction documents. In the event of mandatory conversion, each share of Series B Preferred Stock will convert into the number of shares of common stock equal to the stated value plus accrued and unpaid dividends for the Accrual Period divided by the conversion price.

Voting Rights

The holders of the Series B Preferred Stock will be entitled to vote upon all matters upon which holders of common stock have the right to vote, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class. The holders of the Series B Preferred Stock will be entitled to the number of votes equal to the number of common stock into which the Series B Preferred Stock are then convertible.

In addition, as long as at least 25% of the Series B Preferred Stock remains outstanding, the Company will not, without the affirmative vote or consent of the holders of at least a majority of the outstanding Series B Preferred Stock, voting as a separate class, (i) amend, waive or repeal (including through a merger, consolidation or similar event) any provision of the Company’s articles of incorporation or by-laws in any manner that adversely affects the rights of the holders of the Series B Preferred Stock; (ii) alter or change adversely the preferences, rights, privileges, or restrictions of the Series B Preferred Stock; (iii) authorize or create any class or series of stock having rights, preferences or privileges in any respect senior to the Series B Preferred Stock; or (iv) reclassify, alter or amend any existing class or series of stock, if such reclassification, alteration or amendment would render such other class or series of stock as having rights, preferences or privileges in any respect senior to the Series B Preferred Stock.

COMMON STOCK

The Company has authorized 100,000,000 shares of its common stock, $0.001 par value, At December 31, 2014 and 2013, the Company had issued and outstanding 29,197,497 and 25,675,013, respectively, shares of its common stock.

During the year ended December 31, 2013, the Company issued 60,000 shares of common stock for services performed pursuant to a consulting agreement. The total fair value of these shares, $45,550, is included in operating expenses. In addition, on December 31, 2013, the Company issued 1,285,000 shares of common stock, valued at $0.50 per share, in connection with the 2013 Common Stock Offering.

In January 2014, the Company issued 470,000 shares of common stock, at $0.50 per share for net cash proceeds of $203,055, in connection with the 2013 Common Stock Offering (see Note 7).

In April 2014, the Company issued 304,888 shares of common stock for services performed pursuant to a consulting agreement. The total fair value of these shares, $178,160, is included in operating expenses. As a result of issuing these shares, the conversion price of the remaining Series B Preferred Stock, not previously adjusted to $0.50, (including Platinum) was reduced from $0.80 to $0.53.

10.            STOCK PURCHASE WARRANTS

Common Stock Warrants

During the year ended December 31, 2014, the Company issued 470,000 common stock warrants to investors and 45,000 common stock warrants to the placement agents in connection with the additional closings related to the 2013 Common Stock Offering (see Note 7).

In addition, during the year ended December 31, 2014, the Company exchanged 546,470 common stock warrants for an equal number of warrants with the same terms as the warrants issued in the 2013 Series B Offering. As a result of this exchange and because such new warrants are derivative instruments, the Company increased its derivative warrant liability by approximately $115,000, the fair value of the warrants on the date of the modification. In addition, in conjunction with the exchange, the Company recognized a one-time expense of approximately $82,000 representing the incremental fair value resulting from the modification, which is included in the accompanying statements of operations.

During the year ended December 31, 2014, various warrant holders exercised their rights to purchase 180,750 shares of the Company’s common stock, with an average exercise price of $0.50 per share, pursuant to a cash exercise whereby the Company received cash proceeds of $90,375.

During the year ended December 31, 2013, the Company issued 7,621,070 common stock warrants to investors and 82,772 common stock warrants to the placement agents in connection with the 2013 Series B Offering. These warrants are recorded as Derivative Warrant Liability.  In addition, the Company issued 1,285,000 common stock warrants to investors and 128,500 common stock warrants to placement agents in connection with 2013 Common Stock Offering.

As a result of the issuance of common stock pursuant to the 2013 Common Stock Offering, the exercise price of the warrants issued in connection with the 2013 Series B Offering was reduced from $0.83 to $0.50, provided, however, Platinum waived its right to adjust the exercise price of the 6,020,214 warrants held by it and accordingly, such exercise price remains $0.83 per share, as of December 31, 2013, solely with respect to Platinum. In April 2014, the Company issued common stock for services performed pursuant to a service agreement.  The shares of common stock were issued at the market value of $0.53 per share.  As a result of this issuance, the exercise price of the remaining warrants issued in connection with the Series B Offering, including the warrants issued to Platinum, was reduced to $0.53.

The following is a summary of all common stock warrant activity during the year ended December 31, 2014:

	Number of Shares Under Warrants	Exercise Price Per Share	Weighted Average Exercise Price
Warrants issued and exercisable at December 31, 2013	14,616,535	$0.50 - 1.33	$0.90
Warrants Issued/Exchanged	1,061,470	$0.83	$0.83
Warrants Expired/Forfeited	(643,220)	$0.50 - 1.33	$0.87
Warrants Exercised	(180,750)	$0.50	$0.50
Warrants issued and exercisable at December 31, 2014	14,854,035	$0.50 - 1.33	$0.76

The following represents additional information related to common stock warrants outstanding and exercisable at December 31, 2014:

Exercise Price	Number of Shares Under Warrants	Weighted Average Remaining Contract Life in Years	Weighted Average Exercise Price
$0.50	2,109,724	3.76	$0.50
$0.53	6,566,684	3.75	$0.53
Total warrants accounted for as derivative liability	8,676,408	3.75	$0.52

$0.83	2,379,046	3.41	$0.83
$0.84	20,000	1.59	$0.84
$0.85	281,912	2.56	$0.85
$0.95	20,000	1.75	$0.95
$1.00	165,417	4.35	$1.00
$1.33	3,311,252	0.51	$1.33
Total warrants accounted for as equity	6,177,627	1.83	$1.10
Total for all warrants outstanding	14,854,035	2.95	$0.76

The Company used the Black-Scholes option price calculation to value the warrants granted in 2014 using the following assumptions: risk-free rate of 1.62%, volatility of 60.13%, actual term and exercise price of warrants granted.   For warrants granted that are accounted for as a derivative liability, the Company used a Binomial Options Pricing model.  The primary assumptions used to determine the grant date fair value of these warrants were: a risk free interest rate with the range from 1.59% - 3.40%, volatility of 60.13%, actual term and exercise price of the warrants granted. There were no material changes to the primary assumptions, as noted above, used to determine the fair value of the warrants as of December 31, 2014.

The Company used the Black-Scholes option price calculation to value the warrants granted in 2013 using the following assumptions: risk-free rate of 1.75%, volatility of 61.67%, actual term and exercise price of warrants granted.   For warrants granted that were accounted for as a derivative liability, the Company used a Binomial Options Pricing model.  The primary assumptions used to determine the grant date fair value of these warrants were: a risk free interest rate of 1.4%, volatility of 61.67%, actual term and exercise price of the warrants granted. There were no material changes to the primary assumptions, as noted above, used to determine the fair value of the warrants as of December 31, 2013.

11.             COMMON STOCK OPTIONS

On February 11, 2011, the Company adopted its 2011 Equity Incentive Plan (the “Plan”) under which 6,475,750 shares of common stock were reserved for issuance under options or other equity interests as set forth in the Plan. Under the Plan, options are available for issuance to employees, officers, directors, consultants and advisors. The Plan provides that the board of directors will determine the exercise price and vesting terms of each option on the date of grant. Options granted under the Plan generally expire ten years from the date of grant.

Under the Plan, the Company has issued 161,250 shares of fully paid and non-assessable restricted common stock to a director of the Company. These shares of restricted stock are subject to the terms of the Plan and are unvested and outstanding as of December 31, 2014. The shares shall vest upon the earlier of (i) the occurrence of a Change of Control, as defined in the Plan, (ii) the successful completion of a Phase II clinical trial for any of the Company’s products, or (iii) the determination by the board of directors to provide for immediate vesting. The weighted average grant-date fair value is $1.07 per share.

The following is a summary of all common stock option activity for the year ended December 31, 2014:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 2013	4,536,928	$0.68
Options granted	220,000	$0.51
Options forfeited	(112,500)	$0.50
Options exercised	-	$-
Outstanding at December 31, 2014	4,644,428	$0.68

	Options Exercisable	Weighted Average Exercise Price per Share
Exercisable at December 31, 2013	2,786,928	$0.69
Exercisable at December 31, 2014	3,781,096	$0.68

The weighted average fair value of options granted during the year ended December 31, 2014 was $0.30.

The weighted average remaining contractual term for exercisable and outstanding options is 5.54 and 5.87 years, respectively.  The aggregate intrinsic value of all of the Company’s exercisable and outstanding options is approximately $159,300 and $159,300, respectively.

As of December 31, 2014, there was approximately $167,110 of unrecognized compensation cost related to non-vested options. The unrecognized compensation expense is estimated to be recognized over a period of 0.67 years at December 31, 2014.

The Company used the Black-Scholes option pricing model to value all option grants (see Note 2, Summary of Significant Accounting Policies, “Accounting for Share Based Payments”).

12.            RETIREMENT PLAN

In 2011, the Company adopted a defined contribution plan intended to qualify under Section 401(k) of the Internal Revenue Code covering all eligible employees of the Company.  All employees are eligible to become participants of the plan upon reaching age 21 on the first day of the month following the hire date.  Each employee may elect, voluntarily, to contribute a percentage of their compensation to the plan each year, subject to certain limitations.  The Company reserves the right to make additional contributions to the plan.  The Company has elected to make “safe harbor” contributions equal to 100% of the first 6% of participants’ elective deferrals.  In the years ended December 31, 2014 and 2013, the Company recognized expense related to its contributions of $25,079 and $20,562, respectively.

13.             INCOME TAXES

The Company is subject to taxation in the U.S. and the State of New Jersey. At December 31, 2014 and 2013, the Company had gross deferred tax assets calculated at an expected blended rate of 39.94% of approximately $9,669,000 and $7,662,000, respectively. As the Company cannot determine that it is more likely than not that the Company will realize the benefit of the deferred tax asset, a valuation allowance of approximately $9,669,000 and $7,662,000 has been established at December 31, 2014 and 2013, respectively.

The significant components of the Company’s net deferred tax assets (liabilities) at December 31, 2014 and 2013 are as follows:

	December 31, 2014	December 31, 2013
Gross deferred tax assets:
Net operating loss carry-forwards	$7,761,239	$5,906,889
Stock based expenses	1,133,147	1,052,509
Tax credit carry-forwards	390,560	281,699
Capital loss carry-forwards & unrealized losses on investments	350,547	421,170
Long lived assets	33,866	-
	9,669,359	7,662,267

Deferred tax asset valuation allowance	(9,669,359)	(7,662,267)
Net deferred tax asset	$-	$-

Income taxes computed using the federal statutory income tax rate differs from the Company’s effective tax rate primarily due to the following:

	December 31, 2014	December 31, 2013
Income taxes benefit (expense) at statutory rate	34.00%	34.00%
State income tax, net of federal benefit	(5.94)%	(5.94)%
Permanent differences
Meals & entertainment	(0.1)%	(0.05)%
Share-based compensation & Warrant adjustments	6.65%	(4.53%
Change in valuation allowance	(34.61)%	(23.48)%
	0%	0%

At December 31, 2014, the Company has gross net operating loss carry-forwards for federal income tax purposes of approximately $21,200,000 which expire in the years 2023 through 2034. The Company has gross state net operating loss carryforwards of approximately $10,900,000 which expire in the years 2031 through 2034.  The Company also has federal research and development carryforwards of approximately $391,000 which expire twenty years from the date of inception.  The net increase in the valuation allowance in the years ended December 31, 2014 and 2013 was approximately $2,000,000 and $1,800,000, respectively.

The Company is subject to the net operating loss utilization provisions of Section 382 of the Internal Revenue Code. Due to the reverse merger/recapitalization, the Company is restricted in the future use of net operating loss and tax credit carry-forwards generated by the Company before the effective date of the merger.   Other ownership changes may cause the net operating losses to further be limited.  Both of the separate loss years’ net operating losses will be subject to possible limitations concerning changes of control and other limitations under the Internal Revenue Code. The effect of an ownership change would be the imposition of an annual limitation on the use of NOL carryforwards attributable to periods before the change. The amount of the annual limitation depends upon the value of the Company immediately before the change, changes to the Company’s capital during a specified period prior to the change, and the federal published interest rate.

Topic 740 in the Accounting Standards Codification (ASC 740) prescribes recognition threshold and measurement attributes for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. At December 31, 2014, the Company had taken no uncertain tax positions that would require disclosure under ASC 740.

14.             COMMITMENTS AND CONTINGENCIES

License Agreements

On June 26, 2014, the Company and The General Hospital Corporation, d/b/a Massachusetts General Hospital (“MGH”) entered into two license agreements (the “Agreements”), which Agreements replace the single license agreement between the Company and MGH dated April 27, 2009, as amended by letter dated June 21, 2011 and agreement dated October 31, 2011 (the “Original Agreement”). The Agreements provide exclusive licenses for the Company’s two lead product candidates, BFPET and CardioPET, two of the three cardiac imaging technologies covered by the Original Agreement. The Company and MGH are in discussions regarding the exclusive license to VasoPET, the third product candidate covered by the Original Agreement, the Company’s rights to which ceased upon the termination of the Original Agreement contemporaneously with the execution of the new Agreements. The Agreements were entered into primarily for the purpose of separating the Company’s rights and obligations with respect to its different product development programs. Each of the Agreements requires the Company to pay MGH an initial license fee of $175,000 and annual license maintenance fees of $125,000 each. The Agreements require the Company to meet certain obligations, including, but not limited to, meeting certain development milestones relating to clinical trials and filings with the United States Food and Drug Administration. MGH has the right to cancel or make non-exclusive certain licenses on certain patents should the Company fail to meet stipulated obligations and milestones. Additionally, upon commercialization, the Company is required to make specified milestone payments and royalties on commercial sales.  The Company is amortizing the cost of these intangible assets over the remaining useful life of the Agreements of 10 years.

The Company is current with all stipulated obligations and milestones under the Agreements and the Agreements remain in full force and effect. The Company believes that it maintains a good relationship with MGH and will be able to obtain waivers or extension of its obligations under the Agreement, should the need arise. If MGH were to refuse to provide the Company with a waiver or extension of any of its obligations or were to cancel or make the license non-exclusive, this would have a material adverse impact on the Company as it may be unable to commercialize products without exclusivity and would lose its competitive edge for portions of the patent portfolio.

During 2014, the Company relinquished its Alzheimer’s license and accordingly recorded a loss on disposal of $16,591.

Clinical Research Services Agreement

On September 7, 2012, the Company entered into a Clinical Research Services Agreement with SGS Life Science Services (“SGS”), a company with its registered offices in Belgium, for clinical research services relating to the Company’s CardioPET Phase II study to assess myocardial perfusion and fatty acid uptake in coronary artery disease (CAD) patients. The phase II trial will be an open label trial designed to assess the safety and diagnostic performance of CardioPET as compared to stress echocardiography, myocardial perfusion imaging and angiography as a gold standard of background disease.

In addition, the Company engaged FGK Representative Service GmbH to serve as the Company’s sponsor in compliance with the laws governing clinical trials conducted in the European Union.  On February 28, 2013, the Company announced that the Phase II trial had begun and released the initial data and images from the trial. On February 6, 2014, the Company presented interim data from the trial at the SNMMI mid-winter meeting.  On October 20, 2014, the Company presented additional interim data at the EANM meeting in Gothenburg, Sweden. In December 2014, the Company announced that the enrollment for a Phase II clinical trial of CardioPET was closed. The estimated remaining cost payable to SGS through the completion of the trial is approximately $680,000.

On May 23, 2014, the Company entered into a Master Services Agreement with PPD Development, LP, a clinical research organization engaged in the business of managing clinical research programs and providing clinical development and other related services, for the clinical research services relating to the Company’s BFPET Phase II study.  The Phase II trial will be an open label trial designed to assess the safety and diagnostic performance of BFPET.  Multiple trial sites are planned in various locations in the United States.  In connection with this agreement, the Company has recorded $255,000 as of December 31, 2014 related to start-up costs.  The trial is expected to commence in the first half of 2015. The estimated cost of this program is $1.7 million.

Executive Employment Contracts

The Company maintains employment contracts with key Company executives that provide for the continuation of salary and the grant of certain options to the executives if terminated for reasons other than cause, as defined within the agreements. One contract also provides for a $1 million bonus should the Company execute transactions as specified in the contract, including the sale of substantially all of the Company’s assets or a stock, or merger transaction, any of which resulting in compensation to the Company’s stockholders aggregating in excess of $50 million for such transaction.

Operating Lease Commitment

In July 2011, the Company entered into a three-year lease for office space, which commenced May 1, 2012 and expires on April 30, 2015. On July 1, 2014, the Company increased its office space and amended this agreement. The amended annual minimum lease payments for this office space are $76,200 per year plus common area costs. In accordance with the amended agreement, the Company maintains a $9,525 security deposit. On February 24, 2015, the Company signed a three-year renewal of the lease which will expire on April 30, 2018. Subsequent to April 30, 2016, the Company will have the option to terminate the lease with 6 months prior notice. The future minimum lease payments remaining through April 30, 2018 are as follows:

Year ending December 31:
2015	$76,200
2016	76,200
2017	76,200
2018	25,400
Total	$254,000

Rent expense, net of sublease income, was $74,680 and $31,485 for the years ended December 31, 2014 and 2013, respectively.

Legal Contingencies

On July 16, 2013, Todd Nelson, as plaintiff, served Fluoropharma Medical, Inc. with process in the matter captioned, Todd Nelson v. Fluoropharma Medical, Inc.; and Does 1 through 10, No. 13 CV 01152 JAD CWH, which is pending before the United States District Court for the District of Nevada. In this action, the plaintiff alleged that he suffered damages attributable to the Company’s refusal to honor certain stock options after February 28, 2012. Plaintiff seeks at least $325,200 in damages, as well as punitive and exemplary damages, prejudgment interest, and costs. Discovery has closed and the Company is reviewing its options to dismiss Plaintiff's claims without the necessity of a trial. Management believes that it has meritorious defenses in all such matters, and accordingly, no accrual has been recorded for these matters as of December 31, 2014.

The Company is not aware of any other material, active, pending or threatened proceeding, nor is the Company, or any subsidiary, involved as a plaintiff or defendant in any other material proceeding or pending litigation.

15.            SUBSEQUENT EVENTS

On March 25, 2015, the Company issued promissory notes for $200,000 with terms substantially similar to the Notes described in Note 8.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the registration and sale of the common stock by the selling stockholders. The expenses of issuance and distribution are set forth below.

SEC filing fee	$310.19
Legal expenses	$15,000	*
Accounting expenses	$10,000	*
Miscellaneous	$4,689.81	*
Total	$30,000	*

* Estimate

Item 14. Indemnification of Directors and Officers.

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law. Our articles of incorporation provide the personal liability of our directors is eliminated to the fullest extent permitted under the NRS.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS requires a corporation to indemnify a director or officer that has been successful on the merits or otherwise in defense of any action or suit.  Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. If so provided in the corporation’s articles of incorporation, bylaws, or other agreement, Section 78.751 of the NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our bylaws implement the indemnification provisions permitted by Chapter 78 of the NRS by providing that we shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability, and loss reasonably incurred or suffered by them in connection with their service as an officer or director.  Our bylaws provide shall advance costs and expenses incurred with respect to any proceeding to which a person is made a party as a result of being a director or officer in advance of final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to indemnification. We may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the NRS.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities.

The information below lists all of the securities sold by us during the past three years which were not registered under the Securities Act:

Sales by FluoroPharma, Inc.

Between April 2010 and February 2011, FPI issued 46,800 warrants to purchase shares of class A common stock in connection with the issuance of certain convertible promissory notes in the aggregate principal amounts of $585,000.

Sales by FluoroPharma Medical, Inc.

On May 16, 2011, June 23, 2011, June 30, 2011, and July 15, 2011 we entered into subscription agreements with certain investors for the sale of an aggregate of 7,208,509 shares of common stock and 1,807,229 shares of Series A Preferred, par value $.001 per share in a private placement at a price of $0.83 per share for aggregate gross proceeds of approximately $4,984,856 plus the conversion of $367,600 of deferred compensation to certain officers and directors of the Company and the automatic exchange at 110% of the outstanding principal amount plus all accrued and unpaid interest (the “Outstanding Balance”) of certain convertible promissory notes issued by the Company with an Outstanding Balance of $614,118. Investors who invested in the aggregate a minimum of $1,500,000 received Series A Preferred, which has the rights and preferences set forth in a Certificate of Designation of the Relative Rights and Preferences of the Series A Preferred Stock, filed with the Secretary of State of Nevada on May 13, 2011 (the “Certificate of Designation”). Pursuant to the terms of the Certificate of Designation, the Series A Preferred are currently convertible into an estimated 1,807,229 shares of common stock. The Investors who purchased Series A Preferred received a four year warrant to purchase 50% of the shares purchased and the investors who purchased common stock received a four year warrant to purchase 35% of the shares purchased.

On December 13, 2011 and December 16, 2011 we entered into subscription agreements with certain investors for the sale of an aggregate of 1,216,870 shares of common stock at a price of $0.83 per share for aggregate gross proceeds of  $1,010,002.

On March 19, 2012, the Company issued 130,000 shares of common stock in connection with a consulting agreement.

On November 19, 2012, we entered into a securities purchase agreement with certain accredited investors identified therein for the issuance and sale in a private placement consisting of, in the aggregate, (a) 1,819,119 shares of common stock at a price per share of $0.85, and (b) one-year non-cashless warrants to purchase up to 1,819,119 shares of common stock at an exercise price of $0.90 per share, for aggregate gross proceeds of $1,546,250.

In September, October and November 2013, we completed a private placement to accredited investors pursuant to which we issued an aggregate of 5,707,475 shares of Series B Preferred Stock that are currently convertible into an equal number of shares of common stock and five-year Warrants to purchase an aggregate of 7,596,650 shares of common stock.

In December 2013 and January 2014, we completed a private placement to accredited investors pursuant to which we issued an aggregate of 1,755,000 shares of common stock and five-year Warrants to purchase an aggregate of 1,755,000 shares of common stock.

In July through December 2014, we issued promissory notes (the “Notes”) pursuant to a Note Purchase Agreement entered into with certain accredited investors for an aggregate principal amount of approximately $1,714,000. The Notes mature one year from the date of issuance and bear interest at the rate of 8% per annum. All principal and accrued interest under the Notes will automatically convert into the Company’s next equity or equity-linked (A “Subsequent Financing”) financing in accordance with the following formula: (outstanding balance of the Notes as of the closing of the Subsequent Financing) x (1.15) / (the per security price of the securities sold in the Subsequent Financing).  The investors shall be considered to be purchasers in the Subsequent Financing by way of their converted Notes.  In addition, upon the closing of a Subsequent Financing, each of the investors shall be issued, in addition to any warrants issued in connection with a Subsequent Financing, an additional warrant, to purchase a number of shares of common stock equal to fifty percent (50%) of the number of shares of common stock purchased by such investor in the Subsequent Financing assuming a per share purchase price of the securities to be issued in the Subsequent Financing.

In May through October 2015, we issued Convertible Notes to accredited investors pursuant to the Purchase Agreement dated as of May 28, 2015, as amended on August 6, 2015, which notes are convertible into shares of common stock at a conversion price per share of $0.35, for an aggregate principal amount of approximately $2,580,005.  In addition, the Company issued warrants at an initial exercise price per share of $0.50 to purchase a number of shares of common stock equal to fifty percent of the number of shares of common stock such investor would receive upon full conversion of the notes.

For each of the transactions referred to above, we relied upon an exemption from registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, which exempt transactions by an issuer not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated as of May 16, 2011, by and among FluoroPharma Medical, Inc., FPI Merger Corporation and FluoroPharma, Inc. (Incorporated by reference to the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on July 12, 2011).

2.2
Certificate of Merger, dated May 16, 2011 merging FPI Merger Corporation with and into FluoroPharma, Inc. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2011).

3.1	Articles of Incorporation (Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed on November 7, 2007).
3.2	Bylaws (Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed on November 7, 2007).
3.3
Certificate of Designation of the Relative Rights and Preferences of the Series A Preferred Stock, filed with the Secretary of State of Nevada on May 13, 2011 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2011).

3.4
Certificate of Designation of the Relative Rights and Preferences of the Series B Preferred Stock, filed with the Secretary of State of Nevada on September 18, 2013 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 19, 2013)

4.1	Form of 2012 Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on November 21, 2012).
4.2	Form of 2011 Warrant (Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2011).
4.3	Form of Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 19, 2013).
4.4	Form of Warrant (Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 7, 2014).
4.5	Form of 2015 Convertible Note (Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2015).
4.6	Form of 2015 Warrant (Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2015).
5.1*	Opinion of Sherman & Howard L.L.C.
10.1	Exclusive License Agreement with Massachusetts General Hospital dated as of April 27, 2009, as amended.** +
10.2	Securities Purchase Agreement dated November 19, 2012 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 21, 2012).

10.3	Registration Rights Agreement dated November 19, 2012 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 21, 2012).
10.4	Form of 2011 Subscription Agreement - Lead Investor (Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2011).
10.5	Form of 2011 Registration Rights Agreement (Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2011).
10.6
Form of Securities Purchase Agreement dated September 18, 2013 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 19, 2013).

10.7
Form of Registration Rights Agreement dated September 18, 2013 (Incorporated by reference to the Company̵’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 19, 2013).

10.8
Form of Securities Purchase Agreement dated December 31, 2013 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 7, 2014).

10.9	Form of Registration Rights Agreement dated December 31, 2013 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2014).
10.10	FluoroPharma Medical, Inc. 2011 Incentive Plan (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2011).
10.11
Lease Agreement between Hillside Square, LLC and FluoroPharma Medical, Inc. dated as of September 8, 2011 (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2011).

10.12
Employment Agreement dated July 30, 2012 between the Company and Johan (Thijs) Spoor (Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 1, 2012).

10.13
Employment Agreement dated August 22, 2012 between the Company and Tamara Rhein (Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 22, 2012).

10.14
Amendment to Employment Agreement dated October 5, 2015 between the Company and Tamara Rhein (Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 8, 2015).

10.15
Employment Agreement dated October 5, 2015 between the Company and Thomas H. Tulip (Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 8, 2015).

10.16	Note and Warrant Purchase Agreement dated May 28, 2015 (Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2015).
14.1	Code of Ethics adopted by the Board of Directors (Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2012).

21	List of Subsidiaries (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2011).
23.1	Consent of Wolf & Company, P.C.
23.2*	Consent of Sherman & Howard L.L.C. (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
101.INS	XBRL Instance Document++
101.SCH	XBRL Schema Document++
101.CAL	XBRL Calculation Linkbase Document++
101.LAB	XBRL Label Linkbase Document++
101.PRE	XBRL Presentation Linkbase Document++
101.DEF	XBRL Definition Linkbase Document++
_______________

* To be filed by amendment

+ Confidential treatment has been granted with respect to portions of this exhibit.

++ The XBRL-related information in Exhibit 101 to this Registration Statement on Form S-1 shall not be deemed “filed” or a part of this registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, and is not filed for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of those sections.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montclair, State of New Jersey, on November 24, 2015.

FLUOROPHARMA MEDICAL, INC.

By:	/s/ Johan M. (Thijs) Spoor
Name:	Johan M. (Thijs) Spoor
Title:	Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas H. Tulip his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Johan M. (Thijs) Spoor	November 24, 2015
Johan M. (Thijs) Spoor
Chief Executive Officer, Chairman & Director (principal executive officer)

/s/ Tamara Rhein	November 24, 2015
Tamara Rhein
Chief Financial Officer (principal financial and accounting officer)

/s/ Thomas H. Tulip	November 24, 2015
Thomas H. Tulip, Ph.D.
Director

/s/ Thomas H. Tulip	November 24, 2015
Thomas H. Tulip, Ph.D.
Director

/s/ Peter S. Conti	November 24, 2015
Peter S. Conti, M.D., Ph.D.
Director

November 24, 2015
Lawrence Atinsky
Director

/s/ Walter Witoshkin	November 24, 2015
Walter Witoshkin
Director

/s/ W. Austin Lewis	November 24, 2015
W. Austin Lewis, IV
Director

November 24, 2015
Andrew H. Sassine
Director